Exhibit 10.35.2

Execution Counterpart

SALE AND SERVICING AGREEMENT

among

CAPITALSOURCE FUNDING V TRUST
as Borrower

CS FUNDING V DEPOSITOR INC.,
as Depositor

CAPITALSOURCE FINANCE LLC,
as Originator and Servicer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Paying Agent, Collateral Custodian and Backup Servicer

Dated as of June 30, 2005

COMMERCIAL LOAN AND ASSET BACKED OBLIGATIONS

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS	1

Section 1.01 Definitions	1
Section 1.02 Other Definitional Provisions	31

ARTICLE II CONVEYANCE OF THE COLLATERAL	32

Section 2.01 Trust Certificates; Conveyance of the Collateral	32
Section 2.02 Ownership and Possession of Collateral Files	33
Section 2.03 Books and Records; Intention of the Parties; UCC Financing Statements	33
Section 2.04 Delivery of Collateral Documents	34
Section 2.05 Acceptance by the Administrative Agent of the Collateral; Certain Substitutions and Repurchases; Certification by the Collateral Custodian	35
Section 2.06 Conditions Precedent to Transfer Dates; Letters of Credit; FX Advances, Etc.	38
Section 2.07 Additional Advances; Withdrawal from Certain Accounts	42
Section 2.08 Termination of Revolving Period or Amortization Period	43
Section 2.09 Correction of Errors	43
Section 2.10 Commencement of Amortization Period	43

ARTICLE III REPRESENTATIONS AND WARRANTIES	43

Section 3.01 General Representations and Warranties of the Depositor	43
Section 3.02 General Representations and Warranties of the Originator	46
Section 3.03 Representations and Warranties of Depositor Regarding Transferred Loans and Assets	49
Section 3.04 Representations and Warranties of Originator Regarding Transferred Assets	50
Section 3.05 Representations and Warranties of Originator Regarding Transferred Loans	52
Section 3.06 Purchase and Substitution	58
Section 3.07 Dispositions	60
Section 3.08 Underwriting Guidelines; Modifications	62
Section 3.09 Certain Letter of Credit Provisions	62
Section 3.10 Other Covenants and Agreements	62

ARTICLE IV ADMINISTRATION AND SERVICING OF THE LOANS	64

Section 4.01 Servicer’s Servicing Obligations	64
Section 4.02 Loan Register	64
Section 4.03 Additional Servicer Obligations	65
Section 4.04 The Backup Servicer; Duties of the Backup Servicer	65

ARTICLE V ESTABLISHMENT OF TRUST ACCOUNTS	66

Section 5.01 Collection Account, Principal Collections Account, Distribution Account and FX Accounts	66
Section 5.02 Payments	71
Section 5.03 Trust Accounts; Trust Account Property	71

- ii -

- iii -

Page
Section 13.12 Actions of Certificateholders	89
Section 13.13 Non-Petition Agreement	90
Section 13.14 Holders of the Securities	90
Section 13.15 Due Diligence	90
Section 13.16 No Reliance	91
Section 13.17 Conflicts	91
Section 13.18 Limitation on Liability	91
Section 13.19 No Agency	92
Section 13.20 Third Party Beneficiaries	92
Section 13.21 Performance by Wells Fargo Bank, National Association	92

EXHIBIT A-1 Additional Provisions Relating to Assets
EXHIBIT A-2 Minimum Documentary Requirements
EXHIBIT A-3 Reserved
EXHIBIT B Form of Monthly Servicer Report
EXHIBIT C Form of Request for Release
EXHIBIT D Form of Collateral Schedule for Loans
EXHIBIT E-1 Form of Initial Certification
EXHIBIT E-2 Form of Final Certification
EXHIBIT F Form of Borrowing Base Certificate
EXHIBIT G List of Investors
EXHIBIT H Section 7.02 Certification

SALE AND SERVICING AGREEMENT

          This Sale and Servicing Agreement is entered into effective as of June 30, 2005, among:

(1)	CapitalSource Funding V Trust, a Delaware statutory trust (the “Borrower”);

(2)	CS Funding V Depositor Inc., a Delaware corporation, as Depositor (in such capacity, the “Depositor”);

(3)	CapitalSource Finance LLC, a Delaware limited liability company (“CapitalSource”), as Originator (in such capacity, the “Originator”) and as Servicer (in such capacity, the “Servicer”);

(4)	JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”); and

(5)	Wells Fargo Bank, National Association, a national banking association, as Paying Agent (the “Paying Agent”), Collateral Custodian (the “Collateral Custodian”) and Backup Servicer (the “Backup Servicer”).

PRELIMINARY STATEMENTS

          In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows for the benefit of each of them and for the benefit of the Lenders and the holders of the Trust Certificates:

ARTICLE I

DEFINITIONS

          Section 1.01 Definitions.

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

          “Accepted Servicing Practices”: The servicing practices and collection procedures of the Servicer that are in accordance with the Underwriting Guidelines, the Required Collateral Documents and applicable law and which are, in any event, customary servicing practices of prudent institutions which service loans and assets similar to the Loans and the Assets for their own account.

          “Act” or “Securities Act”: The Securities Act of 1933.

          “Acquired Loan”: A Loan that is originated by a Person other than the Originator and is acquired by the Originator in a “true sale” transaction pursuant to an acquisition agreement and that is otherwise acceptable to the Administrative Agent and the Required Lenders.

          “Administration Agreement”: The Administration Agreement, dated as of June 30, 2005, between the Borrower and the Administrator, as the same may be amended and supplemented from time to time.

          “Administrative Agent”: JPMorgan Chase Bank, N.A., a national banking association.

          “Administrative Agent Fee”: The fees payable to the Administrative Agent referred to in Section 2.11(c) of the Credit Agreement.

          “Administrator”: CapitalSource Finance LLC, in its capacity as Administrator under the Administration Agreement.

          “Advance”: Has the meaning assigned to it in the Credit Agreement.

          “Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Agreed Foreign Currencies”: Has the meaning assigned to it in the Credit Agreement.

          “Agreement”: This Sale and Servicing Agreement, as the same may be amended and supplemented from time to time.

          “Aggregate Credit Agreement Exposure”: At any time, the Dollar Equivalent of the aggregate “Revolving Credit Exposures” of all of the Lenders under the Credit Agreement at such time.

          “Allocation Percentage”:

     (a) With respect to any Revolving Loan as of any date, a fraction, the numerator of which is equal to portion of the total commitments in respect of such Revolving Loan then held of record by the Originator that have been allocated to the Borrower under the related S&SA Assignment, and the denominator of which is equal to the total commitments in respect of such Revolving Loan then held of record by the Originator.

     (b) With respect to any term Loan as of any date, a fraction, the numerator of which is equal to portion of the outstanding principal balance in respect of the loans owing by the related Obligor under the related Loan Documents that are then held of record by the Originator that have been assigned to the Borrower under the related S&SA Assignment, and the denominator of which is equal to the aggregate outstanding principal balance in respect of such loans then held of record by the Originator.

          Notwithstanding anything to the contrary in clauses (a) and (b) above, the “Allocation Percentage” with respect to any Loan governed by FX Loan Documents shall be equal to 100%.

          “Amortization Period”: The period commencing on the date of termination of the Revolving Period and terminating on the earlier of (i) the date that is 12 months following the end of the Revolving Period and (ii) the date on which the Amortization Period is terminated pursuant to

Section 2.08. If the Revolving Period is terminated pursuant to Section 2.08 prior to the commencement of the Amortization Period, then the Amortization Period shall not be applicable.

          “ASA Assignment”: The Assignment of Assets from the Originator to the Depositor under the Asset Sale Agreement(s).

          “Asset”:

     (a) each Equity Investment sold to the Borrower or an Equity Subsidiary of the Borrower hereunder; and

     (b) each REO sold to a REO Subsidiary of the Borrower hereunder and pledged to the Collateral Custodian under a REO Mortgage,

which in each case includes (i) the Required Asset Documents and the Asset File and (ii) all right, title and interest of the Originator in and to such Non-Loan Collateral. References in this Agreement to an Asset being sold or otherwise transferred “to the Borrower” hereunder will, in circumstances in which such Asset has in fact been sold or otherwise transferred to an Equity Subsidiary or REO Subsidiary, be deemed to be a reference to the sale or other transfer of such Asset to such Equity Subsidiary or REO Subsidiary.

          “Asset Documents”: With respect to any Asset, the documents comprising the Custodial Asset File for such Asset.

          “Asset File”: With respect to each Asset, the Custodial Asset File and the Servicer’s Asset File.

          “Asset Sale Agreement(s)”: The Asset Sale Agreement(s) by CapitalSource, as seller, and the Depositor, as purchaser, pursuant to which the Depositor acquired or will acquire from time to time interests in certain Equity Investments and REO, and all supplements and amendments thereto.

          “Assigned Loan”: A Loan originated by a Person other than the Originator in which a constant percentage or a fixed principal amount has been assigned, or in which a participation interest has been granted, to the Originator by such Person and which assignment or participation was entered into in accordance with the Originator’s Underwriting Guidelines and (a) such transaction has been fully consummated prior to such Loan becoming subject to this Agreement; (b) upon the sale of such Loan to the Depositor under the Loan Sale Agreement and sale to the Borrower by the Depositor under this Agreement, any Underlying Notes or Participation Certificates, as the case may be, will be endorsed in blank and held by the Collateral Custodian on behalf of the Administrative Agent for the benefit of the Lenders; (c) the agent bank or financial institution, in the case of an assignment, receives payment directly from the Obligor thereof on behalf of each lender that has been assigned a percentage interest in such Loan or the bank or financial institution that granted a participation interest, in the case of participations, received payment on behalf of each lender that it has granted a participation; and (d) such agent bank or financial institution has been irrevocably instructed to remit all payments owing in respect of such Assigned Loan to a Remittance Account.

          “Assigned Property”: Has the meaning given to it in Section 2.01(b).

          “Assignment”: An LPA Assignment, ASA Assignment or S&SA Assignment.

          “Backup Servicer”: Wells Fargo Bank, National Association, or any successor thereto appointed as provided herein.

          “Backup Servicer Fee Letter”: The fee letter, dated as of June 2, 2005, among, inter alia, the Originator, the Servicer and the Backup Servicer.

          “Backup Servicing Fee”: The fee referred to in Paragraph IV of Schedule of Fees attached to the Backup Servicer Fee Letter.

          “Backup Servicer Termination Notice”: Has the meaning set forth in Section 9.05(a).

          “Bankruptcy Code”: Title 11 of the United States Code, as amended from time to time, and the rules thereunder.

          “Bankruptcy Event”: With respect to a Person, shall be deemed to have occurred if either:

     (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or for all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed or unstayed, and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the Bankruptcy Code or other similar laws now or hereafter in effect, or

     (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

          “Basic Documents”: This Agreement, the Loan Sale Agreement, the Asset Sale Agreement(s), the Trust Agreement, the Lockbox Agreement, the Intercreditor Agreement, the Administration Agreement, the Credit Agreement, the Guarantee and Security Agreement, the other “Basic Documents” (as defined in the Credit Agreement) and, as and when required to be executed and delivered, the Assignments.

          “Borrowing Base”: On any date of determination, the Dollar Equivalent of the sum (after excluding Eligible Loans or Eligible Assets, or the portion thereof, that exceed applicable Concentration Limitations) of:

     (i) the sum, for each Eligible Loan included in the Loan Pool, of the product of (A) the Principal Balance of such Eligible Loan and (B) the applicable Purchase Price Percentage for such Eligible Loan (all determined on such date);

     (ii) the sum, for each Eligible Asset included in the Collateral, of the product of (A) the Value of such Eligible Asset and (B) the applicable Purchase Price Percentage for such Eligible Asset (all determined on such date); and

     (iii) the amount on deposit in the Principal Collections Account and the FX Accounts on such date of determination, but only to the extent such amount has been applied to reduce the Principal Balance of the related Loans (without duplication).

          For the avoidance of doubt, each item of Non-Compliant Collateral and each item of Unqualified Collateral will be excluded from calculations of the Borrowing Base.

          “Borrowing Base Certificate”: A certificate in the form of Exhibit F, duly completed and executed.

          “Borrowing Base Deficiency”: With respect to any date of determination, an amount equal to the excess of the Aggregate Credit Agreement Exposure over the Borrowing Base as of such date of determination.

          “Borrowing Base Excess”: With respect to any date of determination, an amount equal to the excess of the Borrowing Base over the Aggregate Credit Agreement Exposure, in each case as of such date of determination.

          “Borrowing Base Amount”: On any date of determination:

     (a) for Dollars, the portion of the Borrowing Base (stated in Dollars) attributable to (1) the Loans denominated in Dollars, (2) the Assets and (3) amounts on deposit in the Principal Collections Account on such date of determination; and

     (b) for each Agreed Foreign Currency, the portion of the Borrowing Base (stated in such Agreed Foreign Currency) attributable to (1) the Loans denominated in such Agreed Foreign Currency and (2) amount on deposit in the FX Account for such Agreed Foreign Currency on such date of determination.

          “Business Day”: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in New York City or in the city in which the Corporate Trust Office of the Paying Agent is located or the city in which the Servicer’s servicing operations are located are authorized or obligated by law or executive order to be closed.

          “CapitalSource”: CapitalSource Finance LLC, a Delaware limited liability company.

          “CapitalSource Entities”: CapitalSource Finance LLC and all of its subsidiaries.

          “CapitalSource Warehouse Documents”: The commercial loan warehouse documents and agreements from time to time executed by CapitalSource Entities.

          “Certificateholder”: A holder of a Trust Certificate.

          “Change of Control”: Shall occur if (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Investors, shall become the “beneficial owner” (as defined in Section 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of shares representing more than the greater of (i) 20% of the shares outstanding of CapitalSource Inc. and (ii) the percentage of the aggregate then outstanding voting stock of CapitalSource Inc. owned beneficially, directly or indirectly, by the Investors; or (b) the board of directors of CapitalSource Inc. shall not consist of at least a majority of Continuing Directors; or (c) CapitalSource Finance LLC shall cease being owned 100% beneficially, directly or indirectly, by CapitalSource Inc.

          “Clean-up Call Date”: The first Payment Date occurring after the end of the Revolving Period on which the Aggregate Credit Agreement Exposure declines to 10% or less of the Aggregate Credit Agreement Exposure as of the end of the Revolving Period.

          “Code”: The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated by the United States Treasury thereunder.

          “Collateral”: All “Collateral” (as defined in the Guarantee and Security Agreement) together with all Equity Investments owned by all Equity Subsidiaries and all REO owned by all REO Subsidiaries.

          “Collateral Custodian”: Wells Fargo Bank, National Association.

          “Collateral Custodian Fee”: The fee referred to in Paragraph V of the Schedule of Fees attached to the Backup Servicer Fee Letter.

          “Collateral Documents”: The Loan Documents together with the Asset Documents.

          “Collateral Files”: The Loan Files together with the Asset Files.

          “Collateral Schedule”: The schedule of Loans and Assets conveyed to the Borrower on each Transfer Date and delivered to the Administrative Agent and the Collateral Custodian in the form of a computer-readable transmission acceptable to the Administrative Agent and the Collateral Custodian. The Collateral Schedule shall contain, as to each Loan, the information specified on Exhibit D. The Collateral Schedule shall contain, as to each Asset, the information specified in writing by the Lenders (and agreed by the Collateral Custodian and Servicer) prior to the first Transfer Date on which an Asset is sold or transferred to the Borrower.

          “Collection Account”: The account designated as such, established and maintained in accordance with Section 5.01(a).

          “Collection Date”: The date following the Termination Date on which the Aggregate Credit Agreement Exposure has been reduced to zero, all Letters of Credit issued under the Credit Agreement have expired or been terminated, all commitments to extend credit under the Credit Agreement have terminated or been reduced to zero and all amounts payable to the Lenders and the Administrative Agent under the Credit Agreement and the other Basic Documents have been paid in full.

          “Commission”: The Securities and Exchange Commission.

          “Concentration Limitations”: On any day, each of the Concentration Limitations set forth below:

     (i) the aggregate Principal Balance of all Loans of a single Obligor shall not exceed $30,000,000;

     (ii) (A) the aggregate Principal Balance of all Loans the Obligors of which are domiciled within a single state (other than Florida and California) shall not exceed the greater of (x) $30,000,000 and (y) 20% of the Pool Value and (B) the aggregate Principal Balance of all Loans the Obligors of which are domiciled in either the state of Florida or the state of California shall not exceed the greater of (x) $30,000,000 and (y) 30% of the Pool Value;

     (iii) the aggregate Principal Balance of Loans the Obligors of which are domiciled in Canada shall not exceed the greater of (x) $30,000,000 and (y) 20% of the Pool Value;

     (iv) the aggregate Principal Balance of Loans the Obligors of which are domiciled outside of the United States or Canada shall not exceed the greater of (x) $30,000,000 and (y) 20% of the Pool Value;

     (v) the aggregate Principal Balance of Loans the Obligors of which are within a single industry (which shall be determined by the Originator based on the four digit NAIC code and included on the Collateral Schedule) shall not exceed the greater of (x) $30,000,000 and (y) 30% of the Pool Value;

     (vi) the aggregate Principal Balance of Subordinated Loans shall not exceed the greater of (x) $30,000,000 and (y) 20% of the Pool Value;

     (vii) the aggregate Principal Balance of Loans assigned Loan Rating 4, 5 and 6 shall not exceed 25% of the Pool Value, the aggregate Principal Balance of Loans assigned Loan Rating 5 and 6 shall not exceed 10% of the Pool Value, and the aggregate Principal Balance of Loans assigned Loan Rating 6 shall not exceed 5% of the Pool Value;

     (viii) the aggregate Principal Balance of DIP Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the Pool Value;

     (ix) the aggregate Principal Balance of Loans subject to Scheduled Payments of interest on a basis other than monthly or quarterly shall not exceed the greater of (x) $30,000,000 and (y) 30% of the Pool Value;

     (x) aggregate Principal Balance of all Senior B-Note Loans shall not exceed the greater of (x) $30,000,000 and (y) 20% of the Pool Value; provided that any Senior B-Note Loan or portion thereof in excess of this limitation shall be considered a Subordinated Loan for purposes of determining eligibility;

     (xi) the sum on (i) aggregate Principal Balance of Loans to Obligors principally engaged in the origination of mortgage loans to borrowers who have less than perfect (i.e., less than “A”) credit histories, higher debt to income ratios or whose loans otherwise were underwritten with exceptions to customary “A” quality underwriting guidelines or who present other risks, (ii) the aggregate Principal Balance of Loans made in respect of undeveloped land, and (iii) the aggregate Principal Balance of any Loan made in respect of construction or Enhanced Mezzanine Loans, shall not (x) each exceed the greater of 10% of the Pool Value and $20,000,000 and (y) in total exceed the greater of 20% of the Pool Value and $30,000,000;

     (xii) the aggregate Principal Balance of Acquired Loans shall not exceed 50% of the Pool Value;

     (xiii) the sum of (a) the aggregate Principal Balance of Senior Loans and Senior B-Note Loans with an original term to maturity of 7 years or greater and (b) the aggregate Principal Balance of Subordinated Loans with an original term to maturity of 10 years or greater shall not exceed $100,000,000;

     (xiv) the aggregate Value of Equity Investments shall not exceed $60,000,000;

     (xv) the aggregate Value of REO shall not exceed $60,000,000;

     (xvi) the aggregate Value of Assets shall not exceed the greater of (x) 20% of the Pool Value and (y) $120,000,000; and

     (xvii) without limiting anything in Section 3.10(f), less than 40% of the aggregate Principal Balance of the Pool Value consists of Loans principally secured by real property or by an interest in real property.

          “Consolidated CapitalSource Balance Sheet”: (a) for all fiscal periods prior to December 31, 2006, the consolidated CapitalSource balance sheet included in the unaudited consolidating balance sheets of CapitalSource Inc. for such period delivered pursuant to clause (a) or (b) of Section 7.02 and (b) for the fiscal year ending December 31, 2006, and for all fiscal periods thereafter, the audited or unaudited (as the case may be) consolidated balance sheets for CapitalSource delivered pursuant to clause (c) of Section 7.02.

          “Continued Errors”: Has the meaning set forth in Section 9.02(d).

          “Continuing Directors”: The directors of CapitalSource Inc. on the Execution Date, and each other director if, in each case, such other director’s nomination for election to the board of directors is recommended by majority of the then Continuing Directors or such other director receives the vote of the Investors in his or her election by the stockholders of CapitalSource Inc.

          “Credit Agreement”: The Credit Agreement dated as of June 30, 2005 between CapitalSource Funding V Trust, as borrower, CS Funding V Depositor Inc., CapitalSource Finance LLC, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may be amended and supplemented from time to time.

          “Credit Extension”: The making of an Advance under the Credit Agreement or the issuance, amendment, renewal or extension of a Letter of Credit pursuant to the terms of the Credit Agreement.

          “Credit Extension Date”: Each date on which a Credit Extension is made.

          “Custodial Asset File”: With respect to each Eligible Asset, the documents delivered to the Collateral Custodian, as agent for the Administrative Agent for the benefit of the Lenders, pursuant to Section 2.04.

          “Custodial Collateral Files”: The Custodial Asset Files and the Custodial Loan Files required to the be delivered to and held by the Collateral Custodian pursuant to the terms hereof.

          “Custodial Loan File”: With respect to each Eligible Loan, the documents delivered to the Collateral Custodian, as agent for the Administrative Agent, for the benefit of the Lenders, pursuant to Section 2.04.

          “Default”: Any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

          “Deleted Collateral”: An item of Collateral replaced or to be replaced by one or more items of Qualified Substitute Collateral.

          “Delinquent Loan”: A Loan in the Loan Pool as to which there has occurred both (A) all or any portion of a payment of interest on or principal of such Loan is not paid when due (without giving effect to any grace period) or would be so delinquent, but for any amendment, modification, waiver or variance specifically made to such Loan resulting from the Obligor’s inability to pay such Loan in accordance with its terms and (B) within 90 calendar days of when such delinquent payment was first due, all delinquencies have not been cured in accordance with the terms of such Loan as in effect prior to the effectiveness of any such amendment, modification, waiver or variance.

          “Delivery” and “Deliver”: When used with respect to Trust Account Property means:

     (a) with respect to bankers’ acceptances, commercial paper, negotiable certificates of deposit and other obligations that constitute “instruments” within the meaning of Section 9-105(l)(i) of the UCC and are susceptible of physical delivery (except with respect to Trust Account Property consisting of certificated securities (as defined in Section 8-102(a)(4) of the UCC)), physical delivery to the Collateral Custodian or its custodian (or the related Securities Intermediary) endorsed to the Collateral Custodian or its custodian (or the related Securities Intermediary) or endorsed in blank (and if delivered and endorsed to the Securities Intermediary, by continuous credit thereof by book entry to the related Trust Account);

     (b) with respect to a certificated security (i) delivery of such certificated security endorsed to, or registered in the name of, the Collateral Custodian or endorsed in blank to its custodian or the related Securities Intermediary and the making by such Securities Intermediary of appropriate entries in its records identifying such certificated securities as credited to the related Trust Account, or (ii) by delivery thereof to a “clearing corporation” (as defined in Section 8-102(5) of the UCC) and the making by such clearing corporation of appropriate entries in its records crediting the securities account of the related Securities Intermediary by the amount of such certificated security and the making by such Securities Intermediary of appropriate entries in its records identifying such certificated securities as credited to the related Trust Account (all of the Trust Account Property described in clauses (a) and (b), “Physical Property”); and, in any event, any such Physical Property in registered form shall be in the name of the Collateral Custodian or its nominee or custodian (or the related Securities Intermediary); and such additional or alternative procedures as may hereafter become appropriate to effect the complete transfer of ownership of any such Trust Account Property to the Collateral Custodian or its nominee or custodian, consistent with changes in applicable law or regulations or the interpretation thereof;

     (c) with respect to any security issued by the U.S. Treasury that is a book-entry security held through the Federal Reserve System pursuant to federal book-entry regulations, the following procedures, all in accordance with applicable law, including applicable federal regulations and Articles 8 and 9 of the UCC: the making by a Federal Reserve Bank of an appropriate entry crediting such Trust Account Property to an account of the related Securities Intermediary or the securities intermediary that is (x) also a “participant” pursuant to applicable federal regulations and (y) is acting as securities intermediary on behalf of the Securities Intermediary with respect to such Trust Account Property; the making by such Securities

Intermediary or securities intermediary of appropriate entries in its records crediting such book-entry security held through the Federal Reserve System pursuant to federal book-entry regulations and Articles 8 and 9 of the UCC to the related Trust Account; and such additional or alternative procedures as may hereafter become appropriate to effect complete transfer of ownership of any such Trust Account Property to the Collateral Custodian or its nominee or custodian, consistent with changes in applicable law or regulations or the interpretation thereof; and

     (d) with respect to any item of Trust Account Property that is an uncertificated security (as defined in Section 8-102(a)(18) of the UCC) and that is not governed by clause (c) above, registration in the records of the issuer thereof in the name of the related Securities Intermediary, and the making by such Securities Intermediary of appropriate entries in its records crediting such uncertificated security to the related Trust Account.

          “Depositor”: CS Funding V Depositor Inc., a Delaware corporation.

          “Designated Depository Institution”: With respect to an Eligible Account, an institution whose deposits are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC, the long-term deposits of which shall be rated “A” or better by S&P or “A2” or better by Moody’s and the short-term deposits of which shall be rated “P-1” or better by Moody’s and “A-1” or better by S&P, unless otherwise approved in writing by the Administrative Agent and which is any of the following: (A) a federal savings and loan association duly organized, validly existing and in good standing under the federal banking laws, (B) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (C) a national banking association duly organized, validly existing and in good standing under the federal banking laws, (D) a principal subsidiary of a bank holding company or (E) approved in writing by the Administrative Agent and, in each case acting or designated by the Servicer as the depository institution for the Eligible Account; provided that any such institution or association shall have combined capital, surplus and undivided profits of at least $50,000,000.

          “DIP Loan”: A Loan to an Obligor that is a “debtor in possession” as defined under the Bankruptcy Code.

          “Disposition”: A Securitization, Whole Loan Sale transaction, or other disposition of Loans or Assets, including pursuant to Section 3.07.

          “Disposition Participant”: As applicable, with respect to a Disposition, any “depositor” with respect to such Disposition, the Administrative Agent, the Lenders, the related trustee and the related custodian, any nationally recognized credit rating agency, the related underwriters, the related placement agent, the related credit enhancer, the related whole-loan purchaser, the related purchaser of securities and/or any other party necessary or, in the good faith belief of any of the foregoing, desirable to effect a Disposition.

          “Disposition Proceeds”: With respect to a Disposition, (x) the proceeds of the Disposition remitted to the Borrower and its Subsidiaries in respect of the Loans or Assets transferred on the date of and with respect to such Disposition, including any cash less all costs, fees and expenses incurred in connection with such Disposition, including all amounts deposited into any reserve accounts upon the closing thereof plus or minus (y) all other amounts agreed upon in writing by the Administrative Agent, the Borrower and the Servicer.

          “Distribution Account”: The account designated as such, established and maintained in accordance with Section 5.01(a).

          “Dollars” and “Dollar Equivalent”: The meanings assigned to such terms in the Credit Agreement.

          “Due Date”: The day of the month on which a Scheduled Payment is due from the Obligor with respect to a Loan.

          “Eligible Account”: At any time, an account that is: (i) maintained with a Designated Depository Institution; or (ii) fully insured by either the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC; or (iii) a trust account (which shall be a “segregated trust account”) maintained with the corporate trust department of a federal or state chartered depository institution or trust company (including the Paying Agent) with trust powers and acting in its fiduciary capacity for the benefit of the Administrative Agent and the Borrower, which depository institution or trust company shall have capital and surplus of not less than $50,000,000; or (iv) with the prior written consent of the Required Lenders, any other account.

          “Eligible Asset”: With respect to any date of determination, any Asset which complies with the representations and warranties set forth in Sections 3.03 and 3.04 with respect to such Asset.

          “Eligible Loan”: With respect to any date of determination, any Loan which complies with the representations and warranties set forth in Sections 3.03 and 3.05 with respect to such Loan.

          “Eligible Obligor”: For any date of determination, any Obligor that is (i) an entity, and not a natural person, (ii) not a Governmental Authority, (iii) not principally engaged in the nuclear waste industry, (iv) except with respect to any DIP Loan, not the subject of a Bankruptcy Event, (v) not an Obligor of a Delinquent Loan and (vi) organized and domiciled in a member country of the Organisation for Economic Co-operation and Development.

          “Eligible Servicer”: (x) CapitalSource or (y) any other Person to which the Required Lenders may consent in writing.

          “Enhanced Mezzanine Loan”: Any Loan that (a) is ratably secured among all lenders by a Lien on real property or the membership or other equity interests of the owner of such real property and has a subordinated right to payment relative to the senior lenders, and (b) at least 80% of the underlying real property is planned residential.

          “Environmental Claim”: With respect to any REO property, any written notice, written claim, written demand or other written communication (collectively, a “claim”) by any Person alleging or asserting liability of the REO Subsidiary for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Materials at such property, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law with respect to such property. The term “Environmental Claim” shall include any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages (including punitive damages), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment as a result of the presence, exposure or Release of Hazardous Materials.

          “Environmental Laws”: All laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          “Environmental Liability”: With respect to any REO, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against such REO in favor of any Governmental Authority), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Errors”: Has the meaning set forth in Section 9.02(d).

          “Equity Investments”: The equity investments of CapitalSource Entities in Persons that are not Affiliates of CapitalSource, including common equity, preferred stock, convertible securities, limited liability company and limited partnership interests or any functional equivalent of any of the foregoing (including options and warrants to acquire any of the foregoing) issued to or acquired by any CapitalSource Entity.

          “Equity Subsidiary”: A Wholly Owned Subsidiary of the Borrower formed for the purpose of holding Equity Investments and that does not hold any property other than Equity Investments constituting Eligible Assets (a) whose outstanding equity interests have been pledged to the Collateral Custodian pursuant to the Guarantee and Security Agreement, (b) that has no Indebtedness other than Indebtedness under the Guarantee and Security Agreement, (c) that satisfies the “special purposes entity” covenants and other requirements set forth in Section 4.1 of the Trust Agreement (mutatis mutandis, as if such Equity Subsidiary were the Borrower) and (d) as to which the Borrower has delivered an opinion in form and scope satisfactory to the Administrative Agent to the effect that such Subsidiary will not be substantively consolidated with the Borrower or any of its other Subsidiaries in a bankruptcy or insolvency proceeding.

          “Event of Default”: Either a Servicer Event of Default or an Event of Default under the Credit Agreement.

          “Exchange Act”: The Securities Exchange Act of 1934, as amended.

          “Excluded Amounts”: (a) Any amount received in the Lock-Box by, on or with respect to any Loan in the Loan Pool, which is required to be remitted in payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan, (b) any amount representing a reimbursement of insurance premiums which are required to be paid to the related Obligor and (c) any amount with respect to any Loan retransferred or substituted for that is otherwise replaced by a Qualified Substitute Loan, to the extent such amount is attributable to a time after the effective date of such replacement.

          “Execution Date”: June 30, 2005.

          “FDIC”: The Federal Deposit Insurance Corporation and any successor thereto.

          “Final Certification”: Has the meaning set forth in Section 2.05(c).

          “Fitch”: Fitch, Inc., or any successor thereto.

          “Foreclosed Loan”: As of any date of determination, any Loan that, as of the end of the preceding Remittance Period, has been discharged as a result of (i) the completion of foreclosure or comparable proceedings on the related Loan Collateral by the Servicer on behalf of the Borrower; (ii) in respect of any Loan secured by real property, the acceptance of the deed or other evidence of title to the related Mortgaged Property in lieu of foreclosure or other comparable proceeding; or (iii) the acquisition of title to the related Loan Collateral by operation of law.

          “Foreclosure Property”: Any real property securing a Foreclosed Loan that has been acquired by the Servicer on behalf of the Borrower through foreclosure, deed in lieu of foreclosure or similar proceedings in respect of the related Foreclosed Loan.

          “Foreign Currency”: Has the meaning assigned to it in the Credit Agreement.

          “Foreign Currency Advance”: An Advance denominated in a Foreign Currency.

          “Foreign Currency Credit Extension”: A Foreign Currency Advance under the Credit Agreement or the issuance, amendment, renewal or extension of a Foreign Currency Letter of Credit pursuant to the terms of the Credit Agreement.

          “Foreign Currency Letter of Credit”: A Letter of Credit denominated in a Foreign Currency.

          “FX Account”: The accounts designated as such, established and maintained in accordance with Section 5.01(a).

          “FX Loan”: A Loan in relation to which an Obligor that is entitled thereunder to borrow in a Foreign Currency (whether or not it is also entitled to borrow in Dollars, and whether or not it is borrowing in a Foreign Currency at such time) and which the Servicer has designated as eligible for possible foreign currency borrowings hereunder.

          “FX Loan Documents”: All Loan Documents in relation to an FX Loan.

          “Funded Principal Balance”: With respect to any Loan, with respect to any date of determination, the Dollar Equivalent as of such date of determination (after giving effect to all payments received thereon and the allocation of any Net Loan Losses with respect thereto for a Delinquent Loan prior to such date of determination), of the outstanding unpaid principal balance of the Loan, provided that, for purposes of determining the Borrowing Base, any Liquidated Loan shall be deemed to have a Funded Principal Balance of zero.

          For the avoidance of doubt:

     (1) the Funded Principal Balance of a Revolving Loan will be increased on each date on which the Originator makes an additional advance to the related Obligor, and will be increased by the aggregate amount of funds so advanced by the Originator to such Obligor on such date multiplied by the Allocation Percentage with respect to such Loan; and

     (2) the Funded Principal Balance of a Revolving Loan will be decreased on each date on which the related Obligor repays a portion of the outstanding principal amount of such Loan, and will be decreased by the aggregate amount of funds so repaid by the Obligor multiplied by the Allocation Percentage with respect to such Loan.

          “GAAP”: Generally Accepted Accounting Principles as in effect in the United States.

          “Governmental Actions”: Any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

          “Governmental Authority”: The government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Governmental Rules”: Any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

          “Guarantee and Guarantee and Security Agreement”: Has the meaning assigned to it in the Credit Agreement.

          “Hazardous Materials”: All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Indebtedness”: Has the meaning set forth in the Credit Agreement.

          “Indemnified Parties”: Has the meaning set forth in Section 8.01(c).

          “Independent”: When used with respect to any specified Person, such Person (i) is in fact independent of the Originator, the Servicer, the Depositor or any of their respective Affiliates, (ii) does not have any direct financial interest in, or any material indirect financial interest in, the Originator, the Servicer, the Depositor or any of their respective Affiliates and (iii) is not connected with the Originator, the Depositor, the Servicer or any of their respective affiliates, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided that a Person shall not fail to be Independent of the Originator, the Depositor, the Servicer or any of their respective Affiliates merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Originator, the Depositor, the Servicer or any of their respective Affiliates, as the case may be.

          “Initial Certification”: Has the meaning set forth in Section 2.05.

          “Initial Term”: Has the meaning set forth in Section 9.01(c).

          “Initial Transfer Date”: With respect to any Loan or Asset, the date of delivery of the Loan Sale Agreement or Asset Sale Agreement that identifies such Loan or Asset (or that, in the case of a Revolving Loan or Letter of Credit, identifies the commitment of the Originator to the related Obligor pursuant to which such Revolving Loan or Letter of Credit will be made or issued).

          “Insurance Policies”: With respect to any Collateral, any insurance policy covering liability and physical damage to or loss of such Collateral, including any hazard, flood, title, environmental, flood, accident or life insurance policy.

          “Insurance Proceeds”: All amounts collected in respect of any Collateral or related property under any Insurance Policy and not required either pursuant to applicable law or the related Loan Documents to be applied to the restoration of such Collateral or paid to the related Obligor.

          “Intercreditor Agreement”: The Fourth Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of June 30, 2005, by and among Bank of America, N.A., as the lockbox bank, each Financing Agent (as defined therein), the Originator, as the original servicer and as the lockbox servicer, and CapitalSource Funding, LLC, as the owner of the account and as the owner of the lockbox, as amended from time to time.

          “Investors”: The investors listed on Exhibit G.

          “Issuing Lender”: Has the meaning assigned to it in the Credit Agreement.

          “JPMCB”: JPMorgan Chase Bank, N.A., and its successors.

          “Junior Subordinated Loan”: Any Loan other than a Senior Secured Loan or a Senior Subordinated Loan.

          “LC Disbursement”: Has the meaning assigned to it in the Credit Agreement.

          “LC Exposure”: Has the meaning assigned to it in the Credit Agreement.

          “LC Principal Balance”: With respect to any Loan in relation to which one or more Letters of Credit have been issued, with respect to any date of determination, the Dollar Equivalent as of such date of determination (after giving effect to all payments received thereon and the allocation of any Net Loan Losses with respect thereto for a Delinquent Loan prior to such date of determination), of the aggregate LC Exposure of all such Letters of Credit, provided that, for purposes of determining the Borrowing Base, any Liquidated Loan shall be deemed to have an LC Principal Balance of zero.

          “Lender”: Has the meaning assigned to it in the Credit Agreement.

          “Letter of Credit”: Has the meaning assigned to it in the Credit Agreement.

          “Leverage Ratio”: With respect to any Person, as of any date of determination, the ratio of (a) Total Liabilities of such Person and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) to (b) Tangible Net Worth of such Person.

          “Lien”: With respect to any asset, (a) any mortgage, lien, pledge, charge, security interest, hypothecation, option or encumbrance of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

          “Liquidated Loan”: Any Delinquent Loan with respect to which the Servicer has recovered, whether through a trustee’s sale, foreclosure sale or otherwise, all amounts it expects to recover from or on account of such Delinquent Loan.

          “Loan”: Any loan sold to the Borrower hereunder and pledged to the Collateral Custodian, which loan includes (i) the Required Loan Documents and the Loan File, (ii) all additional advances made in respect of such loan by the Originator (to the extent of the Allocation Percentage with respect to such loan), (iii) all obligations of the related Obligor to reimburse drawings under Letters of Credit issued under the Credit Agreement at the request of such Obligor; (iv) all right, title and interest of the Originator in and to the Loan and the related Loan Collateral; and (v) all related Assigned Property.

          “Loan Collateral”: The collateral securing an Underlying Note which, depending on the type of Loan, typically consists of accounts receivable, inventory, real estate and/or other tangible and intangible assets of the Obligors.

          “Loan Documents”: With respect to any Loan, the documents comprising the Custodial Loan File for such Loan.

          “Loan File”: With respect to each Loan, the Custodial Loan File and the Servicer’s Loan File.

          “Loan Interest Rate”: With respect to each Loan, the annual rate of interest borne by the related Loan, as shown on the Collateral Schedule, and, in the case of an adjustable-rate Loan, as the same may be periodically adjusted in accordance with the terms of such Loan.

          “Loan List”: Has the meaning set forth in Section 2.05(c).

          “Loan Pool”: As of any date of determination, the pool of all Loans conveyed to the Borrower pursuant to this Agreement on all Transfer Dates up to and including such date of determination, which Loans have not been released from the Lien of the Guarantee and Security Agreement pursuant to the terms of the Basic Documents, together with the rights and obligations of a holder thereof, and the payments thereon and proceeds therefrom received on and after the applicable Transfer Date, as identified from time to time on the Collateral Schedule.

          “Loan Rating”: Either Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4, Loan Rating 5 or Loan Rating 6, as applicable.

          “Loan Rating 1”: A rating of 1 pursuant to the Underwriting Guidelines.

          “Loan Rating 2”: A rating of 2 pursuant to the Underwriting Guidelines.

          “Loan Rating 3”: A rating of 3 pursuant to the Underwriting Guidelines.

          “Loan Rating 4”: A rating of 4 pursuant to the Underwriting Guidelines.

          “Loan Rating 5”: A rating of 5 pursuant to the Underwriting Guidelines.

          “Loan Rating 6”: A rating of 6 pursuant to the Underwriting Guidelines.

          “Loan Register”: Has the meaning set forth in Section 4.02.

          “Loan Sale Agreement”: The Loan Sale Agreement, between CapitalSource, as seller, and the Depositor, as purchaser, dated as of June 30, 2005, and all supplements and amendments thereto.

          “Lock-Box”: The post office box to which collections on the Loans are remitted for retrieval by a Lock-Box Bank and deposited by such Lock-Box Bank into a Lockbox Account.

          “Lockbox Account”: Has the meaning set forth in the Lock-Box Agreement.

          “Lock-Box Agreement”: The Fifth Amended and Restated Three Party Agreement Relating to Lockbox Services and Control (with Activation Upon Notice), dated as of June 30, 2005, among Bank of America, N.A. as the lockbox bank, each Financing Agent (as defined therein), the Originator, as the original servicer and as the lockbox servicer, and CapitalSource Funding Inc., as the owner of the account and as the owner of the lockbox as amended from time to time.

          “Lock-Box Bank”: Bank of America, N.A., or any of the banks or other financial institutions holding one or more Lockbox Accounts.

          “LPA Assignment”: The Assignment of Loans from the Originator to the Depositor under the Loan Sale Agreement.

          “Majority Certificateholders”: Has the meaning set forth in the Trust Agreement.

          “Minimum Documentary Requirements”: The requirements set forth on Exhibit A-2 hereto.

          “Monthly Payment Amount”: With respect to any Payment Date:

     (a) the aggregate amount of interest due and owing under the Credit Agreement on such Payment Date;

     (b) the aggregate amount of commitment fees and letter of credit fees due and owing under the Credit Agreement on such Payment Date;

     (c) the aggregate amount of increased cost payments, break-funding payments and tax payments due and owing under Sections 2.14, 2.15 and 2.16 of the Credit Agreement, respectively; and

     (d) the aggregate principal amount of Advances or other Credit Extensions outstanding under the Credit Agreement that are then required to be paid or prepaid under the terms of the Credit Agreement, including, in each case, all such amounts due and owing on prior Payment Dates but unpaid on such Payment Dates, and interest thereon, all at the rates and determined in the manner set forth in the Credit Agreement.

          “Monthly Servicer Report”: Has the meaning set forth in Section 4.04(b)(2).

          “Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

          “Mortgage”: With respect to any Loan secured by real property, the mortgage, deed of trust or other instrument securing such Loan, which creates a lien on a fee interest in commercial real property and/or a lien on a leasehold estate in commercial real property and the assignment of rents and leases related thereto.

          “Mortgaged Property”: With respect to a Loan secured by real property, the related Obligor’s fee and/or leasehold interest in the commercial real property (and/or all improvements, buildings, fixtures, building equipment and personal property thereon (to the extent applicable) and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of all amounts payable under such Loan and the other Required Loan Documents.

          “Net Proceeds”: With respect to any Payment Date, Proceeds received during the prior Remittance Period, net of any reimbursements to the Servicer made from such amounts for any unreimbursed Servicing Compensation and Servicing Advances (including Nonrecoverable Servicing Advances) made and any other fees and expenses paid in connection with the foreclosure, inspection, conservation, liquidation, exchange or other disposition of the related Loans or Loan Collateral.

          “Net Loan Losses”: With respect to any Delinquent Loan that is subject to a modification, an amount equal to the portion of the Principal Balance, if any, released in connection with such modification.

          “Net Worth”: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

          “Non-Compliant Collateral”: Has the meaning assigned to it in Section 2.05(d).

          “Non-Performing Loans”: (i) Loans for which CapitalSource has ceased accruing interest and against which specific provision has been made or (ii) Delinquent Loans.

          “Nonrecoverable Servicing Advance”: With respect to any Loan or any Foreclosure Property, any Servicing Advance previously made and not reimbursed from late collections, condemnation proceeds, Proceeds or Insurance Proceeds on the related Loan or Foreclosure Property which, in the good faith business judgment of the Servicer, as evidenced by an Officer’s Certificate of a Servicing Officer delivered to the Administrative Agent and the Backup Servicer, would not be ultimately recoverable.

          “Noteless Loan”: A Loan with respect to which the underlying Loan Documents do not require the Obligor to execute and deliver (and with respect to which the Obligor has in fact not executed and delivered) a promissory note to evidence the indebtedness created under such Loan.

          “Obligor”: With respect to any Loan, means the obligor(s) under the related Required Loan Documents, including any Person that has acquired the related Loan Collateral and assumed the obligations of the original obligor under the related Required Loan Documents, but excluding, in each case, any such Person that is an obligor or guarantor that is in addition to the primary obligors or guarantors with respect to the assets, cash flows or credit of which the related Loan is principally underwritten.

          “Officer’s Certificate”: A certificate signed by a Responsible Officer of the Depositor, the Originator, the Servicer or the Borrower, in each case, as required by this Agreement.

          “Opinion of Counsel”: A written opinion of counsel who may be employed by the Servicer, the Depositor, the Originator or any of their respective Affiliates.

          “Optional Disposition Date”: Any Business Day, provided that not less than three Business Day’s prior written notice is given to the Administrative Agent thereof.

          “Originator”: CapitalSource and its permitted successors and assigns.

          “Originator Indemnified Party”: Has the meaning set forth in Section 8.01(c).

          “Owner”: Has the meaning assigned to such term in the Intercreditor Agreement (and is the owner of the Lockbox Accounts).

          “Owner Trustee”: Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under this Agreement, and any successor owner trustee under the Trust Agreement.

          “Owner Trustee Fee”: The fee payable in the Fee Letter dated as of the date hereof, among the Originator, the Depositor and the Owner Trustee.

          “Participation Certificate”: A valid and enforceable certificate issued pursuant to a standard participation agreement between the Originator and the originator of the related Loan, evidencing that the registered owner is the beneficial owner of an undivided participating ownership interest in the related Loan.

          “Participation Loan”: A Loan, originated by the Originator and serviced by the Servicer in the ordinary course of its business and in accordance with Accepted Servicing Practices, in which a participation interest has been granted to another Person in accordance with the Underwriting Guidelines and such transaction has been fully consummated pursuant to a standard participation agreement.

          “Paying Agent”: Wells Fargo Bank, National Association.

          “Payment Date”: Has the meaning assigned to it in the Credit Agreement.

          “Percentage Interest”: Has the meaning assigned to it in the Trust Agreement.

          “Performing Loans”: All Loans other than Non-Performing Loans.

          “Permitted Investments”: Each of the following:

     (a) direct general obligations of the United States or the obligations of any agency or instrumentality of the United States fully and unconditionally guaranteed, the timely payment or the guarantee of which constitutes a full faith and credit obligation of the United States;

     (b) federal funds, certificates of deposit, time and demand deposits, and bankers’ acceptances (having original maturities of not more than 365 days) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that (x) such federal funds, certificates of deposit, time deposits and banker’s acceptances are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Custodian can perfect a security interest therein and (y) the short-term debt obligations of such bank are rated “A-1” or better by S&P and “P-1” or better by Moody’s;

     (c) investment agreements approved by the Administrative Agent, provided that:

     (1) the agreement is with a bank or insurance company which has an unsecured, uninsured and unguaranteed obligation (or claims-paying ability) rated “Aa2” or better by Moody’s and “AA” or better by S&P; and

     (2) monies invested thereunder may be withdrawn without any penalty, premium or charge upon not more than one day’s notice (provided such notice may be amended or canceled at any time prior to the withdrawal date); and

     (3) the agreement is not subordinated to any other obligations of such insurance company or bank; and

     (4) the same guaranteed interest rate will be paid on any future deposits made pursuant to such agreement; and

     (5) the Backup Servicer and the Administrative Agent receive an opinion of counsel that such agreement is an enforceable obligation of such insurance company or bank;

     (d) commercial paper (having original maturities of not more than 365 days) rated “A-1” or better by S&P and “P-1” or better by Moody’s;

     (e) investments in money market funds rated “AAAM” or “AAAM-G” by S&P and “Aaa” or “P-1” by Moody’s (which may be managed by the Collateral Custodian or its Affiliates); and

     (f) investments approved in writing by the Administrative Agent;

provided that (i) no instrument described above is permitted to evidence either the right to receive (1) only interest with respect to obligations underlying such instrument or (2) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provided a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations; (ii) no instrument described above may be purchased at a price greater than par if such instrument may be prepaid or called at a price less than its purchase price prior to stated maturity; (iii) with respect to any instrument described above, such instrument qualifies as a “permitted investment” within the meaning of Section 860G(a)(5) of the Code and the regulations thereunder; and (iv) in no event shall Permitted Investments include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

          Each of the Permitted Investments may be purchased by the Collateral Custodian or through an Affiliate of the Collateral Custodian.

          “Permitted Liens”: (i) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable and (ii) liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days.

          “Person”: Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, national banking association, unincorporated organization or government or any agency or political subdivision thereof.

          “Physical Property”: Has the meaning set forth in clause (b) of the definition of “Delivery” above.

          “Pool Principal Balance”: With respect to any date of determination, the aggregate Principal Balances of the Loans as of such date of determination.

          “Pool Value”: With respect to any date of determination, an amount equal to the sum of the aggregate Principal Balance of all Loans and the aggregate Value of all Assets as of such date of determination.

          “Predecessor Servicer Work Product”: Has the meaning set forth in Section 9.02(d).

          “Principal Balance”: With respect to any Loan, with respect to any date of determination, an amount equal to the sum (without duplication) of the Funded Principal Balance with respect to such Loan plus the LC Principal Balance with respect to such Loan.

          “Principal Collections Account”: The account designated as such, established and maintained in accordance with Section 5.01(a).

          “Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

          “Proceeds”: With respect to a Liquidated Loan, any cash amounts received in connection with the liquidation of such Loan, whether through sale, foreclosure sale, liquidation, exchange or other disposition, whether such disposition is voluntary or involuntary, and any other amounts required to be deposited in the Collection Account pursuant to Section 5.01(b), in each case other than Insurance Proceeds.

          “Purchase Price Percentage”: On any Business Day, with respect to each Loan, Equity Investment and REO, as applicable, a percentage determined as follows:

     (a) with respect to all Performing Senior Secured Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 85%;

     (b) with respect to all Non-Performing Senior Secured Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 55%;

     (c) with respect to all Performing Senior B-Note Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 80%;

     (d) with respect to all Non-Performing Senior B-Note Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 50%;

     (e) with respect to all Performing Senior Subordinated Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 65%;

     (f) with respect to all Non-Performing Senior Subordinated Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 35%;

     (g) with respect to all Performing Junior Subordinated Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 50%;

     (h) with respect to all Non-Performing Junior Subordinated Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5, 30%;

     (i) with respect to all Senior Secured Loans assigned Loan Rating 6, 50% (net of any required reserve amounts);

     (j) with respect to all Senior B-Note Loans assigned Loan Rating 6, 35% (net of any required reserve amounts);

     (k) with respect to all Subordinated Loans assigned Loan Rating 6, 25% (net of any required reserve amounts);

     (l) with respect to all Equity Investments, 50%; and

     (m) with respect to all REO, 50%.

          “Qualified FIRREA Appraisal”: An appraisal of REO property by an appraiser commissioned directly by the Administrative Agent, which appraisal shall (a) satisfy the requirements set forth in 12 C.F.R. Part 34 adopted by the Office of the Comptroller of Currency pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (12 U.S.C. 3331, et seq.), (b) take into account the results of a Phase I environmental review performed with respect to such property and (c) be in form and scope satisfactory to the Administrative Agent.

          “Qualified Substitute Collateral”: Eligible Loan(s) and Eligible Asset(s) substituted for Deleted Collateral or other Collateral pursuant to Section 3.06, which complies or comply as of the date of substitution with each representation and warranty set forth in Sections 3.03, 3.04 and 3.05, as applicable.

          “Qualified Transferee”:

     (a) the Depositor, the Borrower, the Collateral Custodian and any Affiliate thereof; or

     (b) any other Person which:

     (i) has at least $50,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary); and

     (ii) is one of the following:

     (A) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan;

     (B) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or an “institutional accredited investor” within the meaning of Regulation D who is a “qualified purchaser” for purposes of Section 3(c)(7) of the 1940 Act;

     (C) the trustee, collateral agent or administrative agent in connection with (x) a securitization of the subject Loan through the creation of collateralized debt or loan obligations or (y) an asset-backed commercial paper funded transaction funded by a commercial paper conduit whose commercial paper notes are rated at least “A-1” by S&P or at least “P-1” by Moody’s, or (z) a repurchase transaction funded by an entity which would otherwise be a Qualified Transferee so long as the “equity interest” (other than any nominal or de minimis equity interest) in the special purpose entity that issues notes or certificates in connection with any such collateralized debt or loan obligation, asset-backed commercial paper funded transaction or repurchase transaction is owned by one or more entities that are Qualified Transferees under subclauses (A) or (B) above; or

     (D) any entity Controlled (as defined below) by any of the entities described in clauses (i) above or this clause (ii).

          For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has the meaning correlative thereto.

          “Rating Agencies”: S&P, Moody’s and Fitch or such other nationally recognized credit rating agencies as may from time to time be designated in writing by the Required Lenders in their sole discretion.

          “Record Date”: With respect to each Payment Date, the close of business two Business Days before such Payment Date.

          “Release”: Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          “Remittance Account”: A Lockbox Account or an FX Account.

          “Remittance Date”: The second Business Day immediately preceding each Payment Date.

          “Remittance Period”: With respect to any Payment Date, the period commencing immediately following the Record Date for the preceding Payment Date (or, in the case of the initial Payment Date, commencing immediately following the initial Transfer Date) and ending on and including the related Record Date.

          “REO”: Real property interests and any improvements thereon acquired by the CapitalSource Entities.

          “REO Expenses”: With respect to any REO property, all costs and expenses associated with the maintenance, ownership or operation of such property including: (i) property taxes payable to any Governmental Authority with respect to the ownership of the property (including any past-due property taxes that may constitute a lien on such property on the Transfer Date for such property), (ii) costs of obtaining the casualty, liability and other insurance with respect to such property required under Exhibit A-1, (iii) the costs of utilities (including gas, electric and water) for such property, (iv) the cost of providing security for such property, (v) the cost of maintaining such property in accordance with the standards set forth in Exhibit A-1, (vi) any environmental, remediation or similar costs required with respect to the property and (vii) any other compliance costs associated with the property, including the maintenance of operating licenses, compliance with fire codes and the like.

          “REO Mortgage”: Has the meaning set forth on Exhibit A-1.

          “REO Subsidiary”: A Wholly Owned Subsidiary of the Borrower formed for the purpose of holding interests in REO and that does not hold any property other than REO constituting Eligible Assets, (a) whose outstanding equity interests have been pledged to the Collateral Custodian pursuant to the Guarantee and Security Agreement, (b) that has no Indebtedness other than Indebtedness under the Guarantee and Security Agreement, (c) that satisfies the “special purposes entity” covenants and other requirements set forth in Section 4.1 of the Trust Agreement (mutatis mutandis, as if such REO Subsidiary were the Borrower) and (d) as to which the Borrower has delivered an opinion in form and scope satisfactory to the Administrative Agent to the effect that such Subsidiary will not be substantively consolidated with the Borrower or any of its other Subsidiaries in a bankruptcy or insolvency proceeding.

          “Repurchase Price”: With respect to any Loan or Asset, the product of (a) the Purchase Price Percentage of such Loan or Asset as of the Transfer Date on which such Collateral was acquired by the Borrower multiplied by (b) (x) with respect to any Loan, the outstanding principal amount thereof (determined without regard to any letter of credit exposure) as of such date of repurchase or (y) with respect to any Asset, the Value thereof as of the Transfer Date on which such Collateral was acquired by the Borrower.

          “Required Asset Documents”: With respect to:

     (a) Equity Investments, the documents specified in writing by the Lenders (and agreed by the Collateral Custodian and Servicer) prior to the first Transfer Date on which any Equity Investment is sold or transferred hereunder; and

     (b) REO, the documents specified in writing by the Lenders (and agreed by the Collateral Custodian and Servicer) prior to the first Transfer Date on which any REO is sold or transferred hereunder.

          “Required Collateral Documents”: The Required Asset Documents and the Required Loan Documents to be delivered to and held by Collateral Custodian pursuant to the terms hereof.

          “Required Lenders”: Has the meaning specified in the Credit Agreement. From and after the date on which all Advances under the Credit Agreement have been repaid, all commitments to make Credit Extensions under the Credit Agreement have expired or been terminated, all Letters of Credit have expired and all other obligations owing to the Administrative Agent and the Lenders under the Credit Agreement and the other Basic Documents have been repaid in full, “Required Lenders” shall mean the Majority Certificateholders.

          “Required Loan Documents”: With respect to:

     (a) any Loan (other than an Assigned Loan or a Participation Loan), the duly executed original of the Underlying Note (unless such Loan is a Noteless Loan, in which case clause (d) below applies) and an executed original or executed copy of an assignment (which may be by endorsement or allonge, but, if such assignment is by endorsement or allonge, then such endorsement or allonge must be an executed original) of such Underlying Note, signed by an officer of the Originator, together with executed originals or executed copies of each of the following: the related loan agreement, the Collateral Schedule, the participation agreement (if set forth on the Collateral Schedule), the acquisition agreement (if set forth on the Collateral Schedule), subordination agreement (if set forth on the Collateral Schedule), intercreditor agreement (if set forth on the Collateral Schedule), security agreements or instruments (if set forth in the Collateral Schedule or the Loan Register), UCC financing statements (if set forth in the Collateral Schedule), guarantee (if set forth on the Collateral Schedule), for each Loan secured by a Mortgaged Property (if set forth on the Collateral Schedule), an original executed Assignment of Mortgage and an original executed Assignment of Leases and Rents; and

     (b) any Loan which is identified on the Collateral Schedule as an Assigned Loan, (i) the duly executed original of the Underlying Note (unless such Loan is a Noteless Loan, in which case clause (d) below applies), an executed original or executed copy of an assignment (which may be by endorsement or allonge, but, if such assignment is by endorsement or allonge, then such endorsement or allonge must be an executed original) of such Underlying Note, signed by an officer of the Originator, and an original or copy of the executed assignment agreement and (ii) duly executed originals or executed copies of each of the following: the related loan agreement, subordination agreement (if set forth on the Collateral Schedule), intercreditor agreement (if set forth on the Collateral Schedule), security agreements, mortgages or instruments (if set forth in the Collateral Schedule), UCC financing statements (if set forth in the Collateral Schedule) and guarantee (if set forth on the Collateral Schedule); and

     (c) any Loan which is identified on the Collateral Schedule as a Participation Loan, (i) the duly executed original or executed copy of each of the following: the participation agreement, signed by an officer of the Originator, and the related Participation Certificate (if set forth on the Collateral Schedule) and (ii) duly executed originals or executed copies of each of the following: the related loan agreement, subordination agreement (if set forth on the Collateral Schedule), intercreditor agreement (if set forth on the Collateral Schedule), security agreements, mortgages or instruments (if set forth in the Collateral Schedule), UCC financing statements (if set forth in the Collateral Schedule) and guarantee (if set forth on the Collateral Schedule); and

     (d) any Loan which is identified on the Collateral Schedule as a Noteless Loan, a copy of the Loan Register (together with an executed original or executed copy of a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as a part of the Collateral) and the other documents required by clause (a) above (if such Loan is not identified on the Collateral Schedule as an Assigned Loan) or clause (b) above (if such Loan is identified on the Collateral Schedule as an Assigned Loan), in each case other than an executed original Underlying Note and assignment of such Underlying Note.

          “Required Overcollateralization Amount”: For any day, an amount equal to 1.5 multiplied by the Principal Balance of all Loans owing by the single Obligor whose Loans constitute the greatest Principal Balance of Loans owing by any single Obligor.

          “Responsible Officer”: When used with respect to the Collateral Custodian, any officer within the Corporate Trust Office of such Person, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. When used with respect to the Borrower, any officer of the Owner Trustee who is authorized to act for the Owner Trustee in matters relating to the Borrower and any officer of the Administrator who is identified on the list of Authorized Officers delivered by the Administrator on the date hereof (as such list may be modified or supplemented from time to time thereafter) to the Administrative Agent and the Owner Trustee. When used with respect to the Depositor, the Servicer, the Originator or any Affiliate of any of them, the Controller, the President, any Vice President or the Treasurer of such Person.

          “Review Criteria”: Has the meaning set forth in Section 2.05.

          “Revolving Loan”: A Loan in respect of which the lender of record is committed to make additional advances or other extensions of credit to the related Obligor (provided that such Obligor is in material compliance with all obligations set forth in the underlying related Loan Documents, as determined by the Servicer).

          “Revolving Period”: The period commencing on June 30, 2005 and ending on the earlier of (i) June 30, 2008 (unless extended by the mutual agreement of CapitalSource and the Administrative Agent, acting with the consent of the requisite Lenders under the Credit Agreement) within thirty days prior to the then-current expiration date, and (ii) the date on which the Revolving Period is terminated pursuant to Section 2.08.

          “Sales Price”: For any Transfer Date and any Loan and any Asset, the product of (i) the applicable Purchase Price Percentage multiplied by (ii) the Funded Principal Balance of such Loan (or the Value assigned such Asset), in each case as of such Transfer Date.

          “S&SA Assignment”: An Assignment (in substantially the form approved by the Lenders in their sole discretion prior to the initial Transfer Date, or in such other form as the Lenders and the Servicer may from time to time agree) of Loans, Assets and other property from the Depositor to the Borrower pursuant to this Agreement.

          “Scheduled Payment”: With respect to any Loan, the payment of principal and/or interest scheduled to be made by the related Obligor under the terms of such Loan after the related Transfer Date, as adjusted pursuant to the terms of the related Required Loan Documents, and any such payment received after the related Transfer Date.

          “Secured Leverage Ratio”: With respect to any Person, as of any date of determination, the ratio of (a) Total Secured Liabilities of such Person and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) to (b) Tangible Net Worth of such Person.

          “Securities”: The Trust Certificates.

          “Securities Intermediary”: A “securities intermediary” as defined in Section 8-102(a)(14) of the UCC that is holding a Trust Account for the Collateral Custodian as the sole “entitlement holder” as defined in Section 8-102(a)(7) of the UCC.

          “Securitization”: A sale or transfer of Loans by the Borrower to any other Person in order to effect one or a series of structured-finance securitization transactions, including transactions involving the issuance of securities which may be treated for federal income tax purposes as indebtedness of CapitalSource or one or more of its wholly owned subsidiaries.

          “Senior Loan”: A Loan that (A)(i) is secured by a first priority lien on all of the Obligor’s assets constituting Loan Collateral for such Loan (subject to Permitted Liens and portions of the Loan Collateral in which the Originator did not obtain a first priority lien consistent with its Underwriting

Guidelines), and (ii) provides that the payment obligation of the related Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor or (B)(i) is underwritten to cashflow or enterprise value rather than asset value, (ii) is appropriately secured and (iii) is classified by the Originator as a Senior Loan at origination.

          “Senior B-Note Loan”: Any Loan that (A)(i) is secured by a first priority lien on all the Obligor’s assets constituting Loan Collateral for such Loan (subject to Permitted Liens and portions of the Loan Collateral in which the Originator did not obtain a first priority lien consistent with its Underwriting Guidelines), and (ii) that contains provisions which, upon the occurrence of an event of default under the underlying loan documents or in the case of any liquidation or foreclosure on the related Loan Collateral, the principal portion of such Loan would be paid only after the senior tranche of such Loan (the right to payment of which is contractually senior to the Senior B-Note Loan) is paid in full; or (B)(i) is underwritten to cashflow or enterprise value rather than asset value, (ii) is appropriately secured and (iii) is classified by the Originator as a Senior B-Note Loan at origination.

          “Senior Secured Loan”: Either a Senior Loan or a Senior B-Note Loan. Notwithstanding anything to the contrary herein, in the case of a Loan underwritten to cashflow or enterprise value rather than asset value that is appropriately secured and is classified by the Originator as a Senior Loan or a Senior B-Note Loan at origination, the fact that another lender has a first priority lien on the assets of the applicable Obligor with respect to such other lender’s asset-backed loan shall not affect the classification of the Loan as a Senior Loan or a Senior B-Note Loan.

          “Senior Subordinated Loan”: Any Loan (other than a Senior Secured Loan) that is subordinated only to the first and/or the “Senior-B” secured obligations of such Obligor (including any Senior Secured Loan to such Obligor).

          “Servicer”: CapitalSource, in its capacity as the servicer hereunder, or any successor appointed as herein provided.

          “Servicer Event of Default”: Has the meaning set forth in Section 9.01(a).

          “Servicer Extension Notice”: Has the meaning set forth in Section 9.01(c).

          “Servicer Indemnified Party”: Has the meaning set forth in Section 8.01(a).

          “Servicer’s Asset File”: With respect to each Asset, all documents (or electronic images thereof) relating to such Asset, including copies of all of the Asset Documents included in the related Custodial Asset File.

          “Servicer’s Collateral Files”: The Servicer’s Asset Files and the Servicer’s Loan Files maintained pursuant to the terms hereof.

          “Servicer’s Loan File”: With respect to each Loan, all documents (or electronic images thereof) relating to such Loan, including copies of all of the Loan Documents included in the related Custodial Loan File.

          “Servicing Advance Reimbursement Amount”: With respect to any Record Date, the amount of any Servicing Advances that have not been reimbursed as of such date, including outstanding Nonrecoverable Servicing Advances.

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          “Servicing Advances”: Advances that are made by the Servicer in conformity with the Underwriting Guidelines.

          “Servicing Compensation”: The Servicing Fee, assumption fees, late payment charges and other ancillary income with respect to any Loan.

          “Servicing Fee”:

     (a) With respect to each Loan (including any Loan that has been foreclosed and for which the related Mortgaged Property has become a Foreclosure Property, but excluding any Liquidated Loan), for each Remittance Period, a per annum fee equal to:

     (1) in the case of a Revolving Loan, 1.25% of the Principal Balance thereof; and

     (2) in the case of each other Loan, 1.00% of the Principal Balance thereof,

in each case determined at the beginning of such Remittance Period and payable to the Servicer for the servicing of such Loan out of Scheduled Payments made by the Obligor thereunder in an amount determined in the manner in effect on the related Transfer Date.

     (b) With respect to each Eligible Asset for each Remittance Period, a per annum fee equal to 1.00% of the Value thereof, in each case determined at the beginning of such Remittance Period and payable to the Servicer for the servicing of such Asset out of payments made on such Asset.

          “Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Loans whose name and specimen signature appears on a list of servicing officers annexed to an Officer’s Certificate furnished by the Servicer on the date hereof to the Borrower and the Administrative Agent, on behalf of the Lenders, as such list may from time to time be amended.

          “S&P”: Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          “State”: Any one of the states of the United States of America or the District of Columbia.

          “Subordinated Loan”: Any Loan other than a Senior Loan or a Senior B-Note Loan.

          “Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          “Substitution Adjustment”: As to any date on which a substitution occurs pursuant to Section 2.05 or Section 3.06, the amount, if any, by which:

     (a) the aggregate Principal Balance plus the Value of any Qualified Substitute Collateral determined (in the case of this clause (a)) as of the effective date of such substitution is less than

     (b) the aggregate of the highest Principal Balance for each Loan in the related Deleted Collateral during the period from the Initial Transfer Date for such Loan to the effective date of substitution plus the Value of the related Deleted Collateral, minus the aggregate amount of principal payments received on the related Loans during such period.

          “Swingline Advance”: Has the meaning assigned to it in the Credit Agreement.

          “Tangible Net Worth”: With respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including such items as deferred financing expenses, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

          “Term Event”: Has the meaning set forth in Section 9.01(c).

          “Termination Date”: The earliest of (a) the date of termination of the Revolving Period pursuant to Section 2.08, (b) the date upon which this Agreement terminates pursuant to Section 11.01 or is optionally terminated by the Servicer pursuant to Section 11.02, (c) the date of declaration of the Termination Date pursuant to Section 9.01(d) or the date of the automatic occurrence of the Termination Date pursuant to Section 9.01(e) and (d) the termination of the Amortization Period.

          “Termination Price”: Has the meaning set forth in Section 11.02.

          “Third Party Claim”: Has the meaning set forth in Section 8.01(d).

          “Total Credit Agreement Commitments”: At any time, the aggregate “Commitments” under the Credit Agreement at such time.

          “Total Liabilities”: With respect to any Person, as of any date of determination, the sum for such Person and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) of (a) all Indebtedness (including all convertible debt) of such Person or any of its Subsidiaries and (b) all other liabilities that should be classified as liabilities on a balance sheet, including all reserves (other than general contingency reserves) and all deferred taxes and other deferred items, of such Person or any of its Subsidiaries.

          “Total Secured Liabilities”: With respect to any Person, as of any date of determination, the sum for such Person and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) of (a) all Indebtedness (including all convertible debt) of such Person or any of its Subsidiaries entitled to the benefits of any Lien upon assets of such Person or any of its Subsidiaries and (b) all other liabilities that should be classified as liabilities on a balance sheet, including all reserves (other than general contingency reserves) and all deferred taxes and other deferred items, of such Person or any of its Subsidiaries entitled to the benefits of any Lien upon assets of such Person or any of its Subsidiaries.

          “Transaction Accounts”: The Trust Accounts and the Lockbox Accounts.

          “Transfer Date”: With respect to each Loan and each Asset, the day such Loan or such Asset is sold and conveyed to the Depositor by the Originator pursuant to the Loan Sale Agreement or other conveyance document and to the Borrower by the Depositor pursuant to Section 2.01. With respect to any Qualified Substitute Loan, the Transfer Date shall be the day such Loan is conveyed to the Borrower pursuant to Section 2.05 or 3.06. For the avoidance of doubt, no Transfer Date shall occur following the termination of the Revolving Period or during the Amortization Period.

          “Transfer Date Principal Balance”: As to each Loan, its Principal Balance as of the close of business on the Transfer Date (after giving effect to any payments received on the Loan on or before the Transfer Date).

          “Transition Costs”: Has the meaning set forth in Section 9.02(a).

          “Trigger Event”: Shall exist if any of the following events shall occur: (i) a Borrowing Base Deficiency shall have occurred and shall not have been cured within five Business Days of the occurrence thereof; (ii) a Servicer Event of Default shall have occurred and shall not have been cured within 15 days of the occurrence thereof; (iii) a Change of Control shall occur; or (iv) CapitalSource shall have suffered an event of default with respect to any payment of indebtedness for an amount in excess of $25,000,000 and such indebtedness shall have been accelerated by the applicable lenders.

          “Trust Account Property”: The Trust Accounts, all amounts and investments held from time to time in the Trust Accounts and all proceeds of the foregoing.

          “Trust Accounts”: The Distribution Account, the Collection Account, the Principal Collections Account and the FX Accounts.

          “Trust Agreement”: The Amended and Restated Trust Agreement dated as of June 30, 2005 between the Depositor and the Owner Trustee, as the same may be amended and supplemented from time to time.

          “Trust Certificate”: Has the meaning set forth in the Trust Agreement.

          “UCC”: The Uniform Commercial Code as in effect in the State of New York.

          “UCC Assignment”: A form “UCC-2” or “UCC-3” statement meeting the requirements of the Uniform Commercial Code of the relevant jurisdiction to reflect an assignment of a secured party’s interest in collateral.

          “UCC-1 Financing Statement”: A financing statement meeting the requirements of the Uniform Commercial Code of the relevant jurisdiction.

          “Underlying Note”: With respect to a Loan, the executed promissory note or other evidence of the indebtedness (including the related Loan Register to the extent no physical promissory note or other instrument was executed) of the related Obligor or Obligors.

          “Underwriting Guidelines”: The written credit and collection policies and procedures manual of the Originator, as the same may (subject to Section 3.08) be amended from time to time.

          “Unqualified Collateral”: Has the meaning set forth in Section 3.06(a).

          “Value”: At any time:

     (a) with respect to Equity Investments, the fair value estimate assigned such property by CapitalSource in its most recently completed quarterly assessment of such property; and

     (b) with respect to any REO property, the value of such property as determined in accordance with a Qualified FIRREA Appraisal (which the Administrative Agent agrees to commission at the request and expense of the Borrower) made prior to the Transfer Date (as of a date not earlier than 180 days prior to the Transfer Date) and thereafter not less frequently than once every year as required pursuant to paragraph (9) of Exhibit A-1.

          “Whole Loan Sale”: A Disposition of Loans pursuant to a whole-loan sale.

          “Wholly Owned Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

          “Withdrawal Date”: Each date on which amounts are withdrawn from the Principals Collection Account or an FX Account pursuant to Section 2.07.

          Section 1.02 Other Definitional Provisions.

          (a) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

          (b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

          (c) As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

          (d) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Article, Section, Schedule and Exhibit references contained in this Agreement are references to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation”.

          (e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II

CONVEYANCE OF THE COLLATERAL

          Section 2.01 Trust Certificates; Conveyance of the Collateral.

          (a) Trust Certificates. On the Execution Date, the Owner Trustee, pursuant to the instructions of the Depositor, has executed (not in its individual capacity, but solely as Owner Trustee on behalf of the Borrower) and caused the Trust Certificates to be authenticated and delivered (which may be by facsimile transmission or in an electronic format) to or at the direction of the Depositor.

          (b) Offers of Loans and Other Assets to Borrower. On each Transfer Date during the Revolving Period, the Depositor agrees to offer for sale, and to sell, to the Borrower each of the Loans and each of the Assets sold and contributed to the Depositor pursuant to the Loan Sale Agreement, the Asset Sale Agreement(s) or other conveyance document on such Transfer Date, and the Borrower agrees to purchase all such Eligible Loans and Eligible Assets offered for sale by the Depositor at a price equal to the Sales Price thereof. No Transfer Date shall occur following the termination of the Revolving Period or during the Amortization Period.

          On each Transfer Date during the Revolving Period, subject to the conditions precedent set forth in Section 2.06 and in accordance with the procedures set forth in Section 2.01(c):

     (i) on and subject to the terms set forth in the Loan Sale Agreement or Asset Sale Agreement(s), the Depositor will acquire from the Originator the Loans and other Assets specified by the Originator in the related LPA Assignment or ASA Assignment together with all related property (including all interest and principal on or with respect to such Loans (including, in the case of Revolving Loans, the principal (to the extent of the related Allocation Percentage) of all additional advances made by the Originator) and any dividends, rents and other rights to payments with respect to such Assets on or after the related Transfer Date, together with all right, title and interest in and to the proceeds of any related Insurance Policies and all of the Originator’s rights, title and interest in and to (but none of its obligations under) the Required Loan Documents and all proceeds of the foregoing) for a price equal to the Sales Price thereof (it being understood that the excess of the Principal Balance or Value of each such Loan or Asset over the Sales Price thereof shall be treated as a contribution by the Originator to the Depositor); and

     (ii) pursuant to an S&SA Assignment, the Depositor will assign to the Borrower without recourse all of its respective right, title and interest, in and to the Collateral being concurrently transferred on such date to the Depositor as described in clause (i) above and all of the Depositor’s rights, title and interest in and to (but none of its obligations under the Loan Sale Agreement and the Asset Sale Agreement(s) and all proceeds of the foregoing (collectively, the “Assigned Property”) for a price equal to the Sales Price thereof (it being understood that the excess of the Principal Balance or Value of each such Loan or Asset over the Sales Price thereof shall be treated as a contribution by the Depositor to the Borrower).

          Under the Guarantee and Security Agreement, the Borrower grants and pledges all such Collateral to the Collateral Custodian on behalf of the Lenders as security for the Borrower’s obligations under the Credit Agreement and the other Basic Documents.

          (c) Advances under Credit Agreement to Finance Purchases. Pursuant to and subject to the Credit Agreement, the Borrower may, at its sole option, from time to time request an Advance on any Transfer Date and, upon satisfaction of the conditions precedent to such advance in accordance with the Credit Agreement, the Administrative Agent shall remit on such Transfer Date, to or at the direction of the Depositor, an amount equal to the amount of the Advances made by the Lenders under the Credit Agreement pursuant to such request.

          Notwithstanding anything to the contrary herein, in no event shall the Borrower be required to purchase Loans or Assets, and the Lenders shall not be required to make Advances, on a Transfer Date if the conditions precedent to a transfer of the Loans or the Assets under Section 2.06 and the conditions precedent to the making of such Advances set forth in the Credit Agreement have not been fulfilled.

          The Servicer shall appropriately note the amount of such Advances in the next succeeding Monthly Servicer Report.

          As provided in the Credit Agreement, the records of the Administrative Agent and the Lenders maintained pursuant to Section 2.09 of the Credit Agreement shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances or other amounts owing under the Credit Agreement in accordance with the terms thereof.

          Section 2.02 Ownership and Possession of Collateral Files.

          With respect to each item of Collateral, as of the Initial Transfer Date the ownership of the related Required Collateral Documents and the contents of the related Servicer’s Collateral File and Custodial Collateral File shall be granted to, and shall be vested in, the Borrower and shall thereupon constitute part of the Collateral for the benefit of the Administrative Agent and the Lenders, and the Collateral Custodian shall take possession of the Custodial Collateral Files as contemplated in Section 2.05.

          Section 2.03 Books and Records; Intention of the Parties; UCC Financing Statements.

          (a) Books and Records. Each of the Originator and the Depositor shall, at its own expense:

   (1) within one Business Day following each Transfer Date, indicate on its books and records, including in its computer files, that the Loans and the Assets identified in each S&SA Assignment and all related Assigned Property have been sold to the Borrower pursuant to this Agreement; and

   (2) within one Business Day following each additional advance made in respect of a Revolving Loan, and each issuance of a Letter of Credit, indicate on its books and records, including in its computer files, that the principal of such additional advance (to the extent of the related Allocation Percentage), and all rights to reimbursement under such Letter of Credit, have been sold to the Borrower pursuant to this Agreement.

          (b) Intention of Parties. Subject to Section 3.01(o), the parties hereto intend that each of the conveyances contemplated hereby be sales from the Depositor to the Borrower of all of the

Depositor’s right, title and interest in and to the Loans, the Loan Collateral and the Assets. If the transactions set forth herein are deemed not to be a sale, the Depositor hereby grants to the Borrower a security interest in all of the Depositor’s right, title and interest in, to and under the Loans, the Loan Collateral related thereto and the Assets, whether now existing or hereafter created, to secure all of the Depositor’s obligations hereunder, and this Agreement shall constitute a security agreement under applicable law.

     (c) UCC Financing Statements. On or prior to the first Transfer Date:

     (1) the Originator shall, at its expense, cause to be filed:

     (x) UCC-1 Financing Statements naming the Originator as “debtor” and the Depositor as “secured party” and describing the Collateral being sold by the Originator to the Depositor with the office of the Secretary of the State in which the Originator is located and in such other jurisdictions as shall be necessary to perfect a security interest in the Collateral; and

     (y) UCC Assignments assigning the UCC-1 Financing Statements referred to in clause (x) above to the Borrower, and from the Borrower to the Collateral Custodian;

     (2) the Depositor shall, at such party’s sole expense, cause to be filed:

     (x) an “all assets” UCC-1 Financing Statements naming the Depositor as “debtor” and the Borrower as “secured party” with the office of the Secretary of State of the state in which the Depositor is located and in any other jurisdictions as shall be necessary to perfect a security interest in the Collateral; and

     (y) UCC Assignments assigning the UCC-1 Financing Statements referred to in clause (x) above to the Collateral Custodian; and

     (3) the Borrower shall, at such party’s sole expense, cause to be filed an “all assets” UCC-1 Financing Statements naming the Borrower as “debtor” and the Collateral Custodian as “secured party” with the office of the Secretary of State of the state in which the Borrower is located and in any other jurisdictions as shall be necessary to perfect a security interest in the Collateral.

            (d) Additional Perfection Steps. On and after each Transfer Date, the Borrower shall take the actions referred to in Section 5.01 of the Guarantee and Security Agreement.

            Section 2.04 Delivery of Collateral Documents.

           (a) Delivery of Collateral Documents Prior to the Transfer Date. On the Business Day prior to each Transfer Date (or, in the case of the acquisition of a Loan or Asset financed with the proceeds of a Swingline Advance, before 3:00 p.m. New York time on such Transfer Date), the Originator shall provide, by facsimile transmission or in an electronic format mutually agreed to by the parties (with a hard copy to be delivered in accordance with clause (b)(2) below), to the Depositor, the Borrower, the Collateral Custodian and the Administrative Agent a final Collateral Schedule with respect to the Collateral proposed to be transferred on such Transfer Date. Each such final Collateral Schedule shall be true, correct and complete in all material respects, and shall set forth, for each item of Collateral proposed to be sold to the Borrower, a description of each document executed and delivered in connection with such Collateral.

          The Originator shall, no later than 3:00 p.m. New York time on the Business Day prior to the related Transfer Date (or, in the case of the acquisition of a Loan or Asset financed with the proceeds of a Swingline Advance, no later than 3:00 p.m. New York time on the Business Day after the related Transfer Date), deliver or cause to be delivered to the Collateral Custodian, as the designated agent of the Administrative Agent, by facsimile transmission or in an electronic format mutually agreed to by the parties, (A) with regard to each Loan, (i) a copy of the executed Underlying Note endorsed in blank or (if such Loan is identified on the Collateral Schedule as a Noteless Loan) the related Loan Register and (ii) an executed copy of the Assignment of Mortgage (if set forth on the Collateral Schedule) and (B) with respect to each Asset, (i) a schedule identifying the Assets to be sold or transferred by the Originator and (ii) a statement of the Value attributed to such Assets.

          (b) Delivery of Collateral Documents After the Transfer Date. The Originator shall, within two Business Days after each Transfer Date:

   (1) with respect to a Loan, deliver (or caused to be delivered) to the Collateral Custodian the original and duly executed Underlying Note (unless such Loan is identified on the Collateral Schedule as a Noteless Loan) and Assignment of Mortgage (if set forth on the Collateral Schedule), and all other Required Loan Documents for each Loan which are set forth on the related Collateral Schedule (such documents being, with respect to each Loan, a “Custodial Loan File”);

   (2) with respect to an Asset, deliver (or caused to be delivered) to the Collateral Custodian a copy of each Required Asset Document (such documents being, with respect to each Asset, a “Custodial Asset File”, and together with each Custodial Loan Files, the “Custodial Collateral Files”); and

   (3) deliver or cause to be delivered to the Servicer the related Servicer’s Collateral File for the benefit of, and as agent for, the Administrative Agent, on behalf of the Lenders.

          (c) Maintenance of Custodial Collateral Files. The Collateral Custodian hereby agrees to take and maintain continuous physical possession of the Custodial Collateral Files in the State of Minnesota and, in connection therewith, shall act solely as agent for the Administrative Agent on behalf of the Lenders in accordance with the terms hereof and not as agent for the Originator, the Servicer or any other party.

          The Collateral Custodian shall not release any of the Custodial Collateral Files to any Person unless evidenced first by receipt of Administrative Agent’s written consent to such release in substantially the form attached as Exhibit C. The Collateral Custodian shall follow the Administrative Agent’s reasonable written instructions concerning the delivery of the Custodial Collateral Files. Except as is otherwise expressly permitted under the terms of this Agreement, or as may be specifically ordered by a court of competent jurisdiction, the Collateral Custodian hereby agrees not to surrender control and/or possession of, sell, encumber, or otherwise dispose of the Custodial Collateral Files, or take any other action which could compromise the Lenders’ perfected security interest(s) therein.

          Section 2.05 Acceptance by the Administrative Agent of the Collateral; Certain Substitutions and Repurchases; Certification
                                 by the Collateral Custodian.

          (a) Collateral Custodian Certification. On or before 11:00 a.m. New York City time on each Transfer Date (or, in the case of the acquisition of a Loan or Asset financed with the proceeds of a Swingline Advance, before 5:00 p.m. New York time on such Transfer Date), the Collateral Custodian will deliver to the Administrative Agent an initial certification in substantially the form of Exhibit E-1 (the “Initial Certification”) confirming whether or not it has received, by facsimile transmission or in electronic format mutually agreed upon by the parties, (A) with regard to each Loan, (i) a copy of the executed Underlying Note endorsed in blank or (if such Loan is identified on the Collateral Schedule as a Noteless Loan) the related Loan Register and (ii) an executed copy of the Assignment of Mortgage (if set forth on the Collateral Schedule) and (B) with respect to each Asset, (i) a schedule identifying the Assets to be sold or transferred by the Originator and (ii) a statement of the Value attributed to such Assets.

          (b) Acknowledgement of Receipt of Documents. Based on the Initial Certification received by it from the Collateral Custodian under clause (a) above, the Administrative Agent acknowledges receipt of, subject to the further review and exceptions reported by the Collateral Custodian pursuant to the procedures described below, the documents (or certified copies thereof) delivered to the Administrative Agent or the Collateral Custodian on its behalf pursuant to Section 2.04.

          (c) Collateral Custodian Review of Collateral Documents. Within five Business Days of its receipt of the remaining Required Collateral Documents for each item of Collateral, the Collateral Custodian shall review the related Collateral and Required Collateral Documents to confirm that:

     (1) for each Loan, to the extent set forth on the Collateral Schedule: (A) the original Underlying Note (if such Loan is not identified on the Collateral Schedule as a Noteless Loan) has been properly executed and has no missing or mutilated pages, (B) Uniform Commercial Code Financing Statements have been filed and recorded and other filings (if any are required by the Required Loan Documents and if set forth on the Collateral Schedule) have been made, and (C) the related Principal Balance, Loan number and Obligor name with respect to such Loan is referenced on the related Collateral Schedule and Loan List and is not a duplicate Loan; and

     (2) for each Asset, to the extent set forth on the Collateral Schedule: (A) each Asset Document has been properly executed and has no missing or mutilated pages, (B) Uniform Commercial Code Financing Statements have been filed and recorded and other filings (if any are required by the Required Asset Documents and if set forth on the Collateral Schedule) have been made and (C) the Value of such Asset, the Asset number and the name of the issuer of or obligor on such Asset is referenced on the related Collateral Schedule and Loan List is not a duplicate Asset.

          The items referred to in clauses (1) and (2) above are referred to herein as the “Review Criteria”. To facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Collateral Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file (in Excel or a comparable format) (the “Loan List”) that contains the related Collateral Schedule or that otherwise contains the Loan or Asset number and the name of the Obligor or borrower with respect to each related Loan or Asset. Upon completion of such review the Collateral Custodian will deliver a final certification in substantially the form on Exhibit E-2 (the “Final Certification”) to the Administrative Agent, with a copy to the Originator, confirming its receipt of the Required Collateral Documents. The Final Certification will also contain an exception report attached as an exhibit thereto which will identify any Collateral for which (i) the Collateral Custodian has not received a Required Collateral Document or (ii) any Review Criteria is not satisfied.

          (d) Delivery of Missing Collateral Documents. The Originator shall have ten Business Days to deliver any missing Required Collateral Documents or correct any non-compliance with a Review Criteria. If, after the conclusion of such time period, the Originator has not delivered such missing Required Loan Collateral Document or cured any non-compliance by an item of Collateral with a

Review Criteria and such failure has a material adverse effect on the value or enforceability of any item of Collateral or the interests of the Collateral Custodian, the Administrative Agent or the Lenders in any item of Collateral (each such item of Collateral, “Non-Compliant Collateral”), the Originator shall repurchase such Collateral within one Business Day of notice thereof from the Administrative Agent at the Repurchase Price thereof with respect to such Collateral by depositing such Repurchase Price in the Collection Account (provided that the Originator shall only be required to pay the Repurchase Price with respect to any such Collateral to the extent that, at the time such repurchase is required pursuant to terms hereof, a Borrowing Base Deficiency would exist, but shall immediately repurchase such Collateral in the event that at any later time a Borrowing Base Deficiency shall exist and such representation or warranty shall not have been cured prior to such time). In lieu of such a repurchase, the Depositor and Originator may comply with the substitution provisions of Section 3.06. The Originator shall provide the Servicer, the Borrower and the Administrative Agent with a certification of a Responsible Officer on or prior to such repurchase or substitution indicating that the Originator intends to repurchase or substitute such Collateral.

          It is understood and agreed that the obligations of the Originator to repurchase or substitute any such Collateral pursuant to this Section 2.05(d), and to comply with its obligations under Section 3.09 with respect to related Letters of Credit, shall constitute the sole remedy with respect to such failure to comply with the foregoing delivery requirements.

          (e) Limitation on Liability of Collateral Custodian for Review of Collateral Files. In performing its reviews of the Custodial Collateral Files, the Collateral Custodian shall have no responsibility to determine the genuineness of any document contained therein and any signature thereon. The Collateral Custodian shall not have any responsibility for determining whether any document is valid and binding, whether the text of any assignment or endorsement is in proper or recordable form, whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

          (f) Custody of Servicer’s Collateral Files. The Servicer’s Collateral File shall be held in the custody of the Servicer for the benefit of the Administrative Agent, on behalf of the Lenders, and the Servicer shall conspicuously note on the Servicer’s Collateral File that such file is being held as aforesaid. It is intended that, by the Servicer’s agreement pursuant to this Section 2.05(f), the Administrative Agent shall be deemed to have possession of the Servicer’s Collateral Files for purposes of Section 9-313 of the Uniform Commercial Code of the state in which such documents or instruments are located. The Servicer shall promptly report to the Administrative Agent any failure by it to hold the Servicer’s Loan File as herein provided and shall promptly take appropriate action to remedy any such failure. In acting as custodian of such documents and instruments, the Servicer agrees not to assert any legal or beneficial ownership interest in the Eligible Loans, Eligible Assets or such documents or instruments. Subject to Section 8.01(d), the Servicer agrees to indemnify the Lenders and the Administrative Agent, their officers, directors, employees, agents and “control persons” as such term is used under the Act and under the Exchange Act for any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever which may be imposed on, incurred by or asserted against the Lenders or the Administrative Agent as the result of the gross negligence or willful misfeasance by the Servicer relating to the maintenance and custody of such documents or instruments which have been delivered to the Servicer; provided that (1) the Servicer will not be liable for any portion of any such amount resulting from the gross negligence or willful misconduct of any Lenders or the Administrative Agent; and (2) the Servicer will not be liable for any portion of any such amount resulting from the Servicer’s compliance with any instructions or directions consistent with this Agreement issued to the Servicer by the Administrative Agent or the Required Lenders. The Administrative Agent shall have no duty to monitor or otherwise oversee the Servicer’s performance as custodian of the Servicer’s Collateral File hereunder.

          Section 2.06 Conditions Precedent to Transfer Dates; Letters of Credit; FX Advances, Etc.

          (a) Notice of Transfer Dates. At least one Business Day prior to each proposed Transfer Date (or, in the case of the acquisition of a Loan or Asset financed with the proceeds of a Swingline Advance, before 3:00 p.m. New York time on such Transfer Date), the Borrower shall give notice to the Administrative Agent, the Collateral Custodian and the Paying Agent of such proposed upcoming Transfer Date and shall provide in such notice (1) an estimate of the number of Loans and Assets to be transferred on such Transfer Date and (2) the aggregate Principal Balance of such Loans and the aggregate Value of such Assets.

          (b) Actions on Transfer Dates. On each Transfer Date:

     (1) pursuant to the related S&SA Assignment, the Depositor shall convey to the Borrower the Collateral and the other Assigned Property described in such S&SA Assignment;

     (2) pursuant to the Guarantee and Security Agreement, such Collateral shall become subject to the lien in favor of the Collateral Custodian for the benefit of the Administrative Agent and the Lenders; and

     (3) the Borrower, only upon the satisfaction of each of the conditions set forth below on or prior to such Transfer Date, shall pay or cause to be paid cash in an amount equal to the related Sales Price.

          (c) Conditions Precedent to Transfer Date. It shall be a condition precedent to the occurrence of each Transfer Date that each of the following shall have occurred:

     (i) the Servicer shall have delivered to the Borrower and the Administrative Agent (with a copy to the Collateral Custodian and the Backup Servicer), no later than 3:00 p.m. New York City time, one Business Day prior to the related Transfer Date, in form and substance reasonably satisfactory to the Administrative Agent:

     (A) a Borrowing Request (as defined in the Credit Agreement) requesting Advances in an aggregate amount equal to the Sales Price for the related Loan or Asset; a Borrowing Base Certificate; and a Collateral Schedule;

     (B) an S&SA Assignment;

     (C) a copy of the fully executed LPA Assignment or ASA Assignment evidencing the sale of the Loans or Assets (as applicable) proposed to be sold on such Transfer Date from the Originator to the Depositor; and

     (D) any other conveyance document evidencing the sale of the Assets proposed to be sold on such Transfer Date from the Originator to the Depositor;

provided that if a Swingline Advance is requested, the Servicer shall have delivered to the Borrower and the Administrative Agent (with a copy to the Collateral Custodian and the Backup Servicer), no later than 3:00 p.m. New York City time on the related Transfer Date, the documents referred to in clauses (A) through (D) above;

     (ii) the Administrative Agent shall have received the Initial Certification prepared by the Collateral Custodian with respect to the Loans and the Assets;

     (iii) the amount of the Advances requested under the Credit Agreement shall be in a denomination permitted under the Credit Agreement, and the currency of such Advances shall be in a currency permitted under the Credit Agreement;

     (iv) on and as of such day, after giving effect to such transfer, the Aggregate Credit Agreement Exposure shall not exceed the lesser of (x) the Total Credit Agreement Commitments and (y) the Borrowing Base;

     (v) a Bankruptcy Event shall not have occurred with respect to the Originator, the Depositor, the Owner or the Borrower;

     (vi) such Transfer Date shall be during the Revolving Period and the Termination Date shall not have occurred;

     (vii) each of the representations and warranties made by the Depositor in Section 3.03, and by the Originator in Section 3.04 with respect to the Eligible Assets and in Section 3.05 with respect to the Eligible Loans, purchased and pledged on a Transfer Date shall be true and correct as of such Transfer Date with the same effect as if then made and each of the Depositor and the Originator shall have performed all obligations to be performed by it under the Basic Documents on or prior to such Transfer Date; provided that, if any representation or warranty made by the Depositor pursuant to Section 3.03, or by the Originator pursuant to Section 3.04 or Section 3.05, herein shall be incorrect as of any Transfer Date with respect to any Loan or any Asset to be purchased on such date, then the Borrower shall only be relieved of its obligation to purchase such Loan or Asset and, assuming satisfaction or waiver of the other conditions set forth in this clause (viii), the Borrower shall nonetheless be obligated to purchase all Loans and all Assets to be purchased on such date that are unaffected by such breach;

     (viii) the Depositor and the Originator shall have taken any action reasonably requested by the Administrative Agent, the Borrower or the Lenders required to maintain the ownership interest of the Borrower in the Collateral and the security interest of the Collateral Custodian in the Collateral;

     (ix) all conditions precedent to the Depositor’s and the Borrower’s purchase and contribution of Loans pursuant to the Loan Sale Agreement shall have been fulfilled as of such Transfer Date;

     (x) all conditions precedent to the Depositor’s and the Borrower’s purchase and contribution of any Asset pursuant to the applicable Asset Sale Agreement(s) shall have been fulfilled as of such Transfer Date; and

     (xi) all conditions precedent to the Lenders’ making of the related Advances, or the Issuing Lender’s issuance of a Letter of Credit, pursuant to the Credit Agreement shall have been fulfilled as of such Transfer Date.

          (d) Additional Conditions and Procedures Relating to Assets. It shall be a condition precedent to the occurrence of each Transfer Date with respect to an Asset that each of the applicable conditions precedent to the acquisition of such Asset set forth on Exhibit A-1 shall have occurred.

          (e) Additional Provisions Relating to Revolving Loans. For the avoidance of doubt, the acquisition of a Revolving Loan by the Borrower from the Depositor pursuant to the terms of this Agreement and the other Basic Documents includes none of the obligations of the Originator (or the Depositor) to fund future advances to the related Obligor.

          (f) Additional Provisions Relating to Letters of Credit.

   (1) Letter of Credit Issuance Procedure. Notwithstanding anything to the contrary in the Credit Agreement, the Borrower may request that a Letter of Credit be issued under the Credit Agreement only if an Obligor has requested that a letter of credit be issued under the terms of the related Loan.

     (2) Cover. The Originator hereby agrees that, if it shall at any time be entitled to request or demand cover for letters of credit issued under any Loan in respect of which a Letter of Credit has been issued under the Credit Agreement, or shall be entitled to apply amounts received from the related Obligor to cover any such letter of credit exposure under the terms of such Loan, then:

     (i) the Originator will so request or demand such cover to the greatest extent that it may do so under applicable law;

     (ii) the Originator will remit to the Collection Account (or, in the case of Letters of Credit denominated in a Foreign Currency, to the applicable FX Account), to be maintained therein as cover for the LC Exposure related to such Letter of Credit as provided in the Credit Agreement and the Guarantee and Security Agreement, all amounts received by the Originator pursuant to such request or demand, together with all amounts that it is entitled to so apply from amounts received from the related Obligor;

     (iii) upon any drawing under any such Letter of Credit, the Administrative Agent shall debit the amount of such drawing from the Collection Account or FX Account, as applicable (in the currency in which such drawing was made) and remit such amount to the Issuing Lender;

     (iv) upon the expiration or cancellation of each such Letter of Credit, all amounts on deposit in the Collection Account (or applicable FX Account) with respect to such Letter of Credit shall be remitted to the Originator (or, if any amounts are owing by the Obligor in respect of such Loan, deposited in the Collection Account (or applicable FX Account) as a collection from such Obligor); and

     (v) all amounts on deposit in the Collection Account (or FX Account) as cover for LC Exposure shall be withdrawn solely as provided in the Credit Agreement and the Guarantee and Security Agreement (and the Servicer agrees to follow instructions of the Administrative Agent in applying such funds), and (without limiting the foregoing) such amounts will not be applied on any Payment Date under Section 2.06(g) or Article V.

     (3) Relationship with Obligors. The Borrower will not request any Letter of Credit to be issued on behalf of any Obligor:

     (i) before the Transfer Date on which an S&SA Assignment relating to Loans to such Obligor has become effective;

     (ii) unless the underlying Loan documents with such Obligor contain customary letter of credit provisions, including obligations to reimburse all drawings under such Letter of Credit, and meet the Minimum Documentary Requirements;

     (iii) unless the related Loan Sale Agreement and the S&SA Assignment referred to in clause (i) above includes a sale of all of the Originator’s right, title and interest in and to all obligations of such Obligor to reimburse drawings under such Letter of Credit to the Depositor and a sale of all of the Depositor’s right, title and interest in and to all obligations of such Obligor to reimburse drawings under such Letter of Credit to the Borrower, respectively; and

     (iv) the Borrower has executed and delivered to the Issuing Lender the Issuing Lender’s customary letter of credit application and reimbursement agreement.

          (g) Additional Provisions Relating to Foreign Currency Advances and FX Accounts. Notwithstanding anything to the contrary herein or in the Credit Agreement:

     (1) the Borrower shall ensure that at all times (x) the aggregate amount of Foreign Currency Credit Extensions under the Credit Agreement in any single Foreign Currency is not more than 100% of the Borrowing Base Amount for such Foreign Currency and (y) the aggregate principal amount of outstanding Dollar-denominated Credit Extensions under the Credit Agreement is not more than 100% of the Borrowing Base Amount for such Dollars;

     (2) the Borrower shall request a Foreign Currency Advance under the Credit Agreement only to acquire a Loan denominated in that Foreign Currency or to make an additional extension of credit to the related Obligor in such Foreign Currency;

     (3) the Originator shall irrevocably instruct each Obligor on a Loan governed by FX Loan Documents to make all payments on or in respect of such Loan to the applicable FX Account (including, to the extent that such Obligor makes payments in Dollars, to the Dollar-denominated FX Account);

     (4) so long as no Trigger Event shall have occurred and be continuing, no Event of Default under the Credit Agreement or an Event of Default hereunder shall have occurred and be continuing, the Revolving Period shall not have terminated and the Termination Date shall not have occurred, the Servicer may apply amounts on deposit in an FX Account to acquire a Loan denominated in that Foreign Currency, or to make an additional extension of credit to an Obligor in such Foreign Currency, in each case to the extent otherwise permitted hereunder (including Section 2.07) and under the other Basic Documents;

     (5) all amounts on deposit in each FX Account on the related Record Date will be applied on the immediately succeeding Payment Date as follows:

     (i) first to interest accrued on all Advances under the Credit Agreement that are denominated in that Foreign Currency (it being understood that if insufficient funds are available in such FX Account to repay all such interest, then interest will be payable out of funds applied under Article V on such Payment Date);

     (ii) then to the outstanding principal amount of Advances that are denominated in that Foreign Currency;

     (iii) then to reimburse the Issuing Lender for all drawings under Letters of Credit issued in such Foreign Currency; and

     (iv) then to be re-deposited in such FX Account for application thereafter as provided in clause (4) above and this clause (5); and

     (6) if an Event of Default has occurred and be continuing, then the Administrative Agent may converted all amounts on deposit in each FX Account into Dollars and apply such funds to the obligations owing under the Credit Agreement and the other Basic Documents as provided in Section 6.05 of the Guarantee and Security Agreement.

The parties agree that, in addition to the above provisions in this Section 2.06(g), the Servicer may (x) withdraw from each FX Account all amounts deposited therein in error and (y) withdraw amounts on deposit in an FX Account in a Foreign Currency to repay amounts owing under the Credit Agreement in such Foreign Currency (in which case amounts so paid will be applied as provided in the Credit Agreement).

          Section 2.07 Additional Advances; Withdrawal from Certain Accounts.

          If, on any date of determination, there exists a Borrowing Base Excess, the Borrower may, at its option:

     (a) request an Advance (in Dollars or in an Agreed Foreign Currency) under the Credit Agreement; or

     (b) withdraw funds on deposit in the Principal Collections Account pursuant to Section 5.01(c)(2)(i) or an FX Account pursuant to Section 2.06(g)(4),

in each case on and subject to the terms provided herein, in the Credit Agreement and in each of the other Basic Documents, up to an amount equal to such Borrowing Base Excess. Each Advance requested, and each withdrawal, in accordance with this Section 2.07 shall be subject to the following conditions:

     (i) as of such date, none of the Originator, the Depositor, the Owner or the Borrower shall (A) be subject to a Bankruptcy Event or (B) have reason to believe that its insolvency is imminent;

     (ii) the Revolving Period shall not have terminated and the Termination Date shall not have occurred;

     (iii) in the case of an Advance, all conditions precedent to the Lenders’ making of such Advance pursuant to the Credit Agreement shall have been fulfilled as of such date; and, in the case of a withdrawal, all conditions precedent to the Lenders’ making of an Advance pursuant to the Credit Agreement in the amount and currency of such withdrawal shall have been fulfilled as of such date (other than delivery of a Borrowing Request); and

     (iv) without limiting anything above in this Section 2.07, if the proceeds of such Advance or the amount of such withdrawal is being used to finance the acquisition of Loans or Assets on a Transfer Date, then the Transfer Date procedures set forth herein (including in Section 2.06) and in the other Basic Documents shall be followed.

          Section 2.08 Termination of Revolving Period or Amortization Period.

          Upon the occurrence of (i) an Event of Default or (ii) a Trigger Event, the Administrative Agent may, in any such case, in its sole discretion and upon written notice to the Servicer, terminate the Revolving Period or the Amortization Period as the case may be.

          Section 2.09 Correction of Errors.

          The parties hereto who have relevant information shall cooperate to reconcile any errors in calculating the Sales Price of the Collateral from and after the related Transfer Date. If an error in the Sales Price of the Collateral is discovered by either party, any miscalculations of Principal Balance of the Loans or of the Value of the Assets, accrued interest, or aggregate unreimbursed Servicing Advances attributable to the applicable item of Collateral, or any prepayments not properly credited, such party shall give prompt notice to the other parties hereto, and the party that shall have benefited from such error shall promptly remit to the other, by wire transfer of immediately available funds, the amount of such error with no interest thereon.

          Section 2.10 Commencement of Amortization Period.

          If the Revolving Period is not extended by the mutual agreement of CapitalSource and the Administrative Agent as provided in the definition of “Revolving Period” herein, the Amortization Period shall automatically commence on the day following the end of the Revolving Period and shall continue for a period of 12 months unless terminated pursuant to Section 2.08.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          Section 3.01 General Representations and Warranties of the Depositor.

          The Depositor hereby represents, warrants and covenants to the other parties hereto and the Lenders that, as of the Execution Date, as of each Transfer Date, as of each Credit Extension Date and as of each Withdrawal Date:

     (a) Organization and Qualification. The Depositor has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware, with requisite power and authority to own its properties and to transact the business in which it is now engaged, including to enter into and perform its obligations under each Basic Document to which it is a party, and is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect (herein, a “Depositor Material Adverse Effect”) on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Depositor and its Subsidiaries taken as a whole, (ii) the ability of the Depositor to perform any of its obligations under this Agreement or any of the other Basic Documents to which it is a party or (iii) the rights of or benefits available to the Collateral Custodian, the Administrative Agent or the Lenders under this Agreement or any of the other Basic Documents.

     (b) No Conflict. The execution, delivery and performance by the Depositor of its obligations under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Basic Documents), charge or encumbrance upon any of the property or assets of the Depositor or any of its Affiliates pursuant to the terms of, any of its organizational documents or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its Affiliates is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its organizational documents or any Governmental Rule applicable to the Depositor or any of its properties.

     (c) Authorization and Enforceability. Each of the Basic Documents to which the Depositor is a party has been duly authorized, executed and delivered by the Depositor and (assuming due authorization, execution and delivery by each other party thereto) is a valid and legally binding obligation of the Depositor, enforceable against the Depositor in accordance with its terms, subject to enforcement of bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (d) No Violation. The Depositor is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default could reasonably be expected to have a Depositor Material Adverse Effect. The Depositor is not in violation of, and the execution and delivery by the Depositor of each Basic Document to which the Depositor is a party and its performance and compliance with the terms of each Basic Document to which the Depositor is a party will not constitute a violation with respect to any Governmental Rule of any Governmental Authority having jurisdiction, which violation could reasonably be expected to have a Depositor Material Adverse Effect.

     (e) Governmental Action. No Governmental Action is required for (i) the execution, delivery and performance by the Depositor of, or compliance by the Depositor with, any of the Basic Documents to which the Depositor is a party, (ii) the sale and contribution of Loans and Assets to the Borrower, or (iii) the consummation of the transactions required of it by any Basic Document to which it is a party, except such as shall have been obtained before the date hereof, other than the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the sale and contribution of Loans and Assets to the Borrower.

     (f) Licenses. The Depositor possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to have a Depositor Material Adverse Effect.

     (g) Litigation. There are no actions or proceedings against, or investigations of, the Depositor currently pending with regard to which the Depositor has received service of process and no action or proceeding against, or investigation of, the Depositor is, to the knowledge of the Depositor, threatened or otherwise pending before any Governmental Authority that (i) would prohibit its entering into any of the Basic Documents to which it is a party or render the Credit

Extensions invalid, (ii) seeks to prevent the making of the Credit Extensions or the consummation of any of the transactions contemplated by any of the Basic Documents to which it is a party, (iii) would prohibit or materially and adversely affect the performance by the Depositor of its obligations under, or the validity or enforceability of, any of the Basic Documents to which it is a party, (iv) that could reasonably be expected to have a Depositor Material Adverse Effect or (v) seeking to affect adversely the income tax treatment of the Credit Extensions.

     (h) Investment Company Act. The Depositor is not, and neither the making of the Credit Extensions nor the activities of the Depositor pursuant to the Basic Documents shall require the Depositor to register as, an “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

     (i) Solvency, Etc. The Depositor is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations hereunder; it will not be rendered insolvent by the execution and delivery of any of the Basic Documents to which it is a party or the assumption of any of its obligations thereunder; and no petition of bankruptcy (or similar insolvency proceeding) has been filed by or against the Depositor. The Depositor did not transfer the Loans and the Assets sold or contributed to the Borrower with any intent to hinder, delay or defraud any of its creditors; nor will the Depositor be rendered insolvent as a result of such sale or contribution. The Depositor has received fair consideration and reasonably equivalent value in exchange for the Loans and Assets sold and contributed by it to the Borrower.

     (k) Title. The Depositor had good and valid title to, and was the sole owner of each Loan or Asset sold or contributed by the Depositor to the Borrower, free and clear of any Lien other than any Lien released simultaneously with the sale or contribution contemplated herein, and, immediately upon each transfer and assignment herein contemplated, the Depositor will have delivered to the Borrower good and valid title to, and the Borrower will be the sole owner of, each Loan or Asset transferred by the Depositor to the Borrower, and the Collateral Custodian will have a first priority perfected Lien in each such Loan and Asset, in each case free and clear of any other Lien. The Depositor acquired title to each of such Loans and Assets in good faith, without notice of any adverse claim.

     (l) Disclosure. None of the Basic Documents to which the Depositor is a party, nor any Officer’s Certificate, statement, report or other document prepared by the Depositor and furnished or to be furnished by it pursuant to any of the Basic Documents to which it is a party or in connection with the transactions contemplated thereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     (m) Brokers. The Depositor has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Agreement or any of the other Basic Documents.

     (n) Chief Executive Offices. The principal place of business and chief executive offices of the Depositor are located at 4445 Willard Avenue, Chevy Chase, Maryland 20815, or such other address within the United States as shall be designated by the Depositor in a written notice to the other parties hereto.

     (o) Effect of Transfer of Loans and Assets. The transfer of the Loans and Assets by the Depositor to the Borrower pursuant to the Basic Documents, upon the making of Advances and other Credit Extensions under the Credit Agreement, is intended to constitute a financing of such Loans and Assets for tax and consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and all other purposes on its books, records and financial statements, in each case, consistent with GAAP).

          It is understood and agreed that the representations and warranties set forth in this Section 3.01 shall survive delivery of the respective Custodial Collateral Files to the Collateral Custodian (as the agent of the Administrative Agent) and shall inure to the benefit of the Lenders, the Administrative Agent, the Owner Trustee and the Borrower. Upon discovery by the Depositor or the Borrower of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of any Loan or Asset or the interests of the Lenders in any Eligible Loan, Eligible Asset or in the Advances or other Credit Extensions, the party discovering such breach shall give prompt written notice to each of the parties hereto.

          Section 3.02 General Representations and Warranties of the Originator.

          The Originator hereby represents and warrants to the other parties hereto and the Lenders that, as of the Execution Date, as of each Transfer Date, as of each Credit Extension Date and as of each Withdrawal Date:

     (a) Organization and Qualification. The Originator has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware, with requisite power and authority to own its properties and to transact the business in which it is now engaged, including to enter into and perform its obligations under each Basic Document to which it is a party, and is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect (herein, an “Originator Material Adverse Effect”) on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Originator and its Subsidiaries taken as a whole, (ii) the ability of the Originator to perform any of its obligations under this Agreement or any of the other Basic Documents to which it is a party or (iii) the rights of or benefits available to the Collateral Custodian, the Administrative Agent or the Lenders under this Agreement or any of the other Basic Documents. Without limiting the generality of the foregoing, the Originator (A) is duly qualified, in good standing and licensed to carry on its business in each state where any Loan Collateral related to a Loan sold by it is located to the extent necessary to ensure the enforceability of each Loan and the servicing of the Loan in accordance with Accepted Servicing Practices and (B) is in compliance with the laws of any such jurisdiction, in both cases, to the extent necessary to ensure the enforceability of such Loan in accordance with the terms thereof.

     (b) No Conflict. The execution, delivery and performance by the Originator of its obligations under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Basic Documents), charge or encumbrance upon any of the property or assets of the Originator or any of its Affiliates pursuant to the terms of, any of its organizational documents or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its Affiliates is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its organizational documents or any Governmental Rule applicable to the Depositor or any of its properties.

     (c) Authorization and Enforceability. Each of the Basic Documents to which the Originator is a party has been duly authorized, executed and delivered by the Originator and (assuming due authorization, execution and delivery by each other party thereto) is a valid and legally binding obligation of the Originator, enforceable against the Originator in accordance with its terms, subject to enforcement of bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (d) No Violation. The Originator is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default could reasonably be expected to have an Originator Material Adverse Effect. The Originator is not in violation of, and the execution and delivery by the Originator of each Basic Document to which the Originator is a party and its performance and compliance with the terms of each Basic Document to which the Originator is a party will not constitute a violation with respect to any Governmental Rule of any Governmental Authority having jurisdiction, which violation could reasonably be expected to have an Originator Material Adverse Effect.

     (e) Governmental Action. No Governmental Action is required for (i) the execution, delivery and performance by the Originator of, or compliance by the Originator with, any of the Basic Documents to which the Originator is a party, (ii) the sale and contribution of Loans and Assets to the Depositor, or (iii) the consummation of the transactions required of it by any Basic Document to which it is a party, except such as shall have been obtained before the date hereof, other than the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the sale and contribution of Loans and Assets to the Depositor.

     (f) Licenses. The Originator possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to have an Originator Material Adverse Effect.

     (g) Litigation. There are no actions or proceedings against, or investigations of, the Originator currently pending with regard to which the Originator has received service of process and no action or proceeding against, or investigation of, the Originator is, to the knowledge of the Originator, threatened or otherwise pending before any Governmental Authority that (i) would prohibit its entering into any of the Basic Documents to which it is a party or render the Credit Extensions invalid, (ii) seeks to prevent the making of the Credit Extensions or the consummation of any of the transactions contemplated by any of the Basic Documents to which it is a party, (iii) would prohibit or materially and adversely affect the performance by the Originator of its obligations under, or the validity or enforceability of, any of the Basic Documents to which it is a party, (iv) that could reasonably be expected to have an Originator Material Adverse Effect or (v) seeking to affect adversely the income tax treatment of the Credit Extensions.

     (h) Investment Company Act. The Originator is not, and neither the making of the Credit Extensions nor the activities of the Originator pursuant to the Basic Documents shall require the Originator to register as, an “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

     (i) Solvency, Etc. The Originator is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations hereunder; it will not be rendered insolvent by the execution and delivery of any of the Basic Documents to which it is a party or the assumption of any of its obligations thereunder; and no petition of bankruptcy (or similar insolvency proceeding) has been filed by or against the Originator. The Originator did not transfer the Loans and the Assets sold or contributed to the Depositor with any intent to hinder, delay or defraud any of its creditors; nor will the Originator be rendered insolvent as a result of such sale or contribution. The Originator has received fair consideration and reasonably equivalent value in exchange for the Loans and Assets sold and contributed by it to the Depositor.

     (k) Title. The Originator had good and valid title to, and was the sole owner of each Loan or Asset sold or contributed by the Originator to the Depositor, free and clear of any Lien other than any Lien released simultaneously with the sale or contribution contemplated herein, and, immediately upon each transfer and assignment herein contemplated, the Originator will have delivered to the Depositor good and valid title to, and the Depositor will be the sole owner of, each Loan or Asset transferred by the Originator to the Depositor, and the Collateral Custodian will have a first priority perfected Lien in each such Loan and Asset, in each case free and clear of any other Lien. The Originator acquired title to each of such Loans and Assets in good faith, without notice of any adverse claim.

     (l) Disclosure. None of the Basic Documents to which the Originator is a party, nor any Officer’s Certificate, statement, report or other document prepared by the Originator and furnished or to be furnished by it pursuant to any of the Basic Documents to which it is a party or in connection with the transactions contemplated thereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     (m) Brokers. The Originator has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Agreement or any of the other Basic Documents.

     (n) Chief Executive Offices. The principal place of business and chief executive offices of the Originator are located at 4445 Willard Avenue, Chevy Chase, Maryland 20815, or such other address within the United States as shall be designated by the Originator in a written notice to the other parties hereto.

     (o) Effect of Transfer of Loans and Assets. The transfer of the Loans and Assets by the Originator to the Depositor pursuant to the Basic Documents, upon the making of Advances and other Credit Extensions under the Credit Agreement, is intended to constitute a financing of such Loans and Assets for tax and consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and all other purposes on its books, records and financial statements, in each case, consistent with GAAP).

     (p) Servicing Compensation. The Originator acknowledges and agrees that the Servicing Compensation represents reasonable compensation for the performance of its services hereunder and that the entire Servicing Compensation shall be treated by the Originator, for accounting purposes, as compensation for the servicing and administration of the Loans pursuant to this Agreement.

     (q) Financial Covenants. The Originator is in compliance with the financial covenants set forth in Section 7.01.

     (r) Financial Statements. The Originator has heretofore furnished to the Administrative Agent (a) CapitalSource Inc.’s audited consolidated balance sheets and statements of income, cash flows and changes in shareholders’ equity (and, separately stated, CapitalSource Inc.’s unaudited consolidating balance sheets and statements of income) as of the end of and for the fiscal year ended December 31, 2004 and (b) CapitalSource Inc.’s unaudited consolidated balance sheets and statements of income, cash flows and changes in shareholders’ equity (and, separately stated, CapitalSource Inc.’s unaudited consolidating balance sheets and statements of income) as of the end of and for the portion of the fiscal year ended March 31, 2005. The consolidated CapitalSource balance sheet and income statement included in such unaudited consolidating financial statements present fairly, in all material respects, the financial condition of the Originator and its Subsidiaries as at said date and the results of their operations for the fiscal year and six-month period ended on said date (subject, in the case of such financial statements as at June 30, 2005, to normal year-end audit adjustments), all in conformity with GAAP. Since December 31, 2004, there has been no material adverse change in the consolidated business, operations or financial condition of the Originator and its Subsidiaries taken as a whole from that set forth in said financial statements as at said date.

          It is understood and agreed that the representations and warranties set forth in this Section 3.02 shall survive delivery of the respective Custodial Collateral Files to the Collateral Custodian (as the agent of the Administrative Agent) and shall inure to the benefit of the Lenders, the Depositor, the Servicer, the Administrative Agent, the Owner Trustee and the Borrower. Upon discovery by the Originator, the Servicer, the Depositor or the Borrower of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of any Loan or Asset or the interests of the Lenders in any Eligible Loan, Eligible Asset or in the Advances or other Credit Extensions, the party discovering such breach shall give prompt written notice to each of the parties hereto.

          Section 3.03 Representations and Warranties of Depositor Regarding Transferred Loans and Assets.

          With respect to each Loan or Asset sold or contributed to the Borrower on a Transfer Date, the Depositor hereby represents and warrants to the Administrative Agent and the Lenders, as of such Transfer Date and with respect to such Loan or Asset, that:

     (a) Assets. In the case of each Asset, immediately before the transfer, sale and conveyance thereof to the Borrower pursuant to (and in accordance with) the Asset Sale Agreement(s), the Depositor had good and valid title to, and was the sole owner and holder of, such Asset, free and clear of all Liens; and such transfer, sale and conveyance validly assigns ownership of such Asset to the Borrower, free and clear of any Liens; and

     (b) Loans. In the case of each Loan, immediately before the transfer, sale and conveyance thereof to the Borrower pursuant to (and in accordance with) the Loan Sale Agreement(s), the Depositor had good and valid title to, and was the sole owner and holder of, such Loan, free and clear of all Liens; and such transfer, sale and conveyance validly assigns ownership of such Loan to the Depositor, free and clear of any Liens.

          Section 3.04 Representations and Warranties of Originator Regarding Transferred Assets.

          With respect to each Asset sold to the Borrower on a Transfer Date, the Originator hereby represents and warrants to the Administrative Agent and the Lenders, as of such Transfer Date and with respect to such Asset, that:

     (a) Title. Immediately before the transfer, sale and conveyance thereof to the Depositor pursuant to (and in accordance with) the Asset Sale Agreement(s), the Originator had good and valid title to, and was the sole owner and holder of, such Asset, free and clear of all Liens; and such transfer, sale and conveyance validly assigns ownership of such Asset to the Depositor, free and clear of any Liens.

     (b) Lien of Collateral Custodian. The Asset has been subjected to a grant in favor of the Collateral Custodian for the benefit of the Administrative Agent and the Lenders of a first priority perfected Lien, in each case free and clear of any other Lien.

     (c) Status of Equity Assets under UCC. For Equity Investments, the Asset is an “instrument”, a “certificated security”, an “uncertificated security” or a “general intangible” within the meaning of Article 9 and/or Article 8 of the UCC of all applicable jurisdictions.

     (d) No Contravention of Law. The Asset does not contravene in any material respect any applicable laws.

     (e) No Conflict. Neither the transfer, sale and assignment of the Asset under the Asset Sale Agreement(s) by the Originator to the Depositor, the sale of the Asset by the Depositor to the Borrower hereunder or the pledge of the Asset and the granting of a Lien therein to the Collateral Custodian, for the benefit of the Administrative Agent and the Lenders, pursuant to the Guarantee and Security Agreement or other instrument by the Borrower violates, conflicts with or contravenes any applicable laws or any contractual or other restriction, limitation or encumbrance applicable to the Originator, the Depositor or the Borrower.

     (f) No Litigation. The Asset is not subject to any litigation, valid right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the transaction documents with respect to such Asset, or the exercise of any right thereunder, render either the Asset unenforceable, in whole or in part, or subject to any such right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

     (g) Assignability. The Asset, together with the Required Asset Documents, is assignable and does not require the consent of or notice of any other Person to consummate the transactions contemplated by the Basic Documents or contain any restriction on the transfer or the assignment of the Asset for the purpose of consummating the transactions contemplated by the Basic Documents, that has not been obtained, complied with or waived, as applicable, prior to the date on which the Asset was sold to the Depositor.

     (h) No Prior Sales. The Asset has not been sold, transferred, assigned or pledged by the Originator to any Person other than as contemplated under the Basic Documents.

     (i) No Compromise, Etc. The Asset has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified by the Depositor or the Originator, and no Asset is subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Asset, or otherwise, by the Depositor, the Originator or the Borrower thereof except for amendments to such Asset otherwise permitted under this Agreement.

     (j) No Waiver. No provision of the Asset has been waived, modified or altered in any respect except by instruments duly authorized and executed and contained in the Required Asset Documents.

     (k) Flood Hazard. To the extent that any REO is in a zone identified by the Director of the Federal Emergency Management Agency as a special flood hazard zone described in 12 C.F.R. § 22.2, the Borrower acknowledges that it has received, prior to the Transfer Date, the notice regarding Federal disaster relief assistance referred to in the Appendix to 12 C.F.R. Part 22.

     (l) Environmental Matters. All environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws with respect to any REO have been obtained. Each of such permits, licenses and authorizations is in full force and effect and the Borrower is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder with respect to any REO. In addition:

     (1) No Pending Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure to have any environmental, health or safety permit, license or other authorization required under any Environmental Law relating to any REO or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials on such REO.

     (2) No Permits Required; Certain Specific Representations. The REO does not constitute a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute. In addition:

     (i) no polychlorinated biphenyls (PCB’s) are or have been present at any REO;

     (ii) no asbestos or asbestos-containing materials is or has been present at any REO;

     (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any REO; and

     (iv) no Hazardous Materials have been Released at, on or under any REO in a reportable quantity established by statute, ordinance, rule, regulation or order.

     (3) Full Disclosure. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any REO have been made available to the Administrative Agent prior to the Transfer Date for such REO.

     (m) Other Eligibility Requirements. The Asset satisfies the eligibility requirements set forth in Exhibit A-1.

          It is understood and agreed that the representations and warranties set forth herein shall survive delivery of the respective Required Asset Documents to the Borrower and/or the Collateral Custodian and shall inure to the benefit of the Borrower or Depositor, as applicable, and their successors and assigns, notwithstanding any restrictive or qualified endorsement or assignment.

          Section 3.05 Representations and Warranties of Originator Regarding Transferred Loans.

          With respect to each Loan sold to the Borrower on a Transfer Date, the Originator hereby represents and warrants to the Administrative Agent and the Lenders, as of such Transfer Date and with respect to such Loan, that:

     (a) Title. The Loan, together with the Loan Collateral, has been originated or acquired by the Originator and immediately before the transfer, sale and conveyance thereof to the Depositor pursuant to (and in accordance with) the Loan Sale Agreement, the Originator had good and valid title to, and was the sole owner and holder of, such Loan, free and clear of all Liens; and such transfer, sale and conveyance validly assigns ownership of such Loan to the Depositor, free and clear of any Liens. The Depositor, as assignee of the Loan, will have all of the rights (but none of the obligations) of the Originator with respect to the Loan and the related Loan Documents (including any collateral security therefor), including the right to receive and collect payments directly in its own name and to enforce its rights against the Obligor thereof.

     (b) Non-Performing Loans. At the time such Loan is included in the Loan Pool, the Loan is not a Non-Performing Loan and the Loan is not more than ten days past due (after giving effect to the five day grace period set forth in the Originator’s Underwriting Guidelines in determining the number of days past due), with respect to payments of principal or interest, provided that any Loan previously included in the Loan Pool which was a Non-Performing Loan, but was subsequently assigned Loan Rating 1, Loan Rating 2, Loan Rating 3 or Loan Rating 4 shall not violate the representation contained in this clause (b).

     (c) Eligible Asset. The Loan is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940.

     (d) Lien of Collateral Custodian. The Loan has been subject to a grant in favor of the Collateral Custodian for the benefit of the Administrative Agent and the Lenders of a first priority perfected security interest.

     (e) Status under UCC. The Loan is an “account”, “chattel paper”, “instrument”, a “payment intangible” or a “general intangible” within the meaning of Article 9 of the UCC of all jurisdictions that govern the perfection of security interests granted therein; provided that if the Loan constitutes “chattel paper”, there is not more than one “secured party’s original” counterpart of the Loan and the sole manually executed counterpart of the Loan is in the possession of and has been properly endorsed to the Collateral Custodian.

     (f) Eligible Obligor. The Loan is to an Eligible Obligor and is denominated and payable in the United States only in Dollars or an Agreed Foreign Currency.

     (g) Loan Documents. The Loan is evidenced by a promissory note (representing solely principal amount of the Loan and no other obligations of the respective Obligor not assigned to the Depositor hereunder), an entry on a Loan Register, a security agreement or an instrument and related loan documents that are complete in accordance with the Underwriting Guidelines and have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived. The original promissory note (if any) evidencing the Loan has been endorsed either in blank or to the Collateral Custodian, and held by the Collateral Custodian on behalf of the Administrative Agent and the Lenders.

     (h) No Contravention of Law. The Loan does not contravene in any material respect any applicable laws (including laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy).

     (i) Underwriting Guidelines. The Loan, (i) satisfies all applicable requirements of and was originated or acquired, underwritten and closed in accordance with the Originator’s Underwriting Guidelines (including the execution by the Obligor of all documentation required by the Underwriting Guidelines); (ii) does not contain a confidentiality provision that restricts or purports to restrict the ability of the Collateral Custodian or the Administrative Agent, on behalf of the Lenders, to exercise its rights under this Agreement, including its rights to review the Loan, the Required Loan Documents and Loan File; (iii) was generated in the ordinary course of the Loan Originators business; (iv) arises pursuant to loan documentation with respect to which the Originator has performed all obligations required to be performed by it thereunder; (v) other than letter of credit accommodations from time to time established for the benefit of Obligors of the Originator, is not subject to a guaranty by the Originator or any Affiliate thereof; and (vi) other than with respect to Assigned Loans, is executed on forms substantially similar to those in use by the Originator on the date hereof or in such other form as shall be adopted by the Originator and approved in writing by the Administrative Agent prior to such Loan becoming part of the Loan Pool hereunder. Without limiting the foregoing, the Loan Documents for such Loan meet the Minimum Documentary Requirements.

     (j) No Conflict. Neither the transfer, sale and assignment of the Loan under the Loan Sale Agreement by the Originator to the Depositor, the sale of the Loan by the Depositor to the Borrower hereunder or the pledge of the Loan and the granting of a security interest therein to the Collateral Custodian, for the benefit of the Administrative Agent and the Lenders, pursuant to the Guarantee and Security Agreement by the Borrower violates, conflicts with or contravenes any applicable laws or any contractual or other restriction, limitation or encumbrance applicable to Originator, Depositor and Borrower.

     (k) Payments to Remittance Accounts. On or before the applicable Transfer Date, the Obligor of such Loan shall have been directed to make all payments to the Lock-Box or directly to a Lockbox Account or, in the case of amounts payable under FX Loan Documents, in the applicable FX Account.

     (l) Insurance. Except with respect to a Loan the Loan Collateral for which consists of receivables only, the Loan requires the Obligor thereof to maintain adequate property damage and liability insurance with respect to the real or personal property constituting the Loan Collateral and the same has been at all times covered by adequate physical damage and liability insurance policies issued by generally accepted carriers in accordance with the requirements of the Underwriting Guidelines.

     (m) No Foreclosure or Loss. The Loan Collateral (i) has not been foreclosed on, or repossessed from the current Obligor, by the Servicer, and (ii) since origination or acquisition has not suffered any material loss or damage that has not been repaired or restored.

     (n) Nature of Payment Obligations. The Obligor’s payment obligations are absolute and unconditional with no right of setoff or counterclaim for any reason against the Originator or any assignee, and the Loan contains a clause that has the effect of unconditionally and irrevocably obligating the Obligor to make periodic payments (including taxes) which is applicable notwithstanding any rights the Obligor may have against the assignee and notwithstanding any damage to, defects in or destruction of the Loan Collateral or any other event, including obsolescence of any property or improvements. No right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to the Loan.

     (o) No Litigation. The Loan is not subject to any litigation, valid right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render either the Underlying Note unenforceable, in whole or in part, or subject to any such right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

     (p) Condition of Collateral. The Loan requires the Obligor to maintain the Loan Collateral in good condition and to bear all the costs of operating and maintaining same, including taxes and insurance relating thereto.

     (q) Periodic Payments. The Loan provides (i) for periodic contract payments, which are due and payable on a monthly, quarterly or semi-annual basis unless otherwise consented to in writing by the Administrative Agent with the consent of the Required Lenders, and (ii) that the Servicer may accelerate all payments on the Loan if the Obligor is in default under the Loan.

     (r) Jurisdiction of Origination, Etc. The Loan shall not have been originated in, nor shall it be subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Loan under the Basic Documents would be unlawful, void or voidable.

     (s) Assignability. The Loan, together with the Required Loan Documents, is assignable to the Depositor and the Borrower and is pledgeable to the Collateral Custodian under the Guarantee and Security Agreement, all without the consent of or notice to the Obligor, and no notice to or consent of such Obligor is needed to consummate the transactions contemplated by the Basic Documents; and there is no other restriction on the transfer or the assignment of the Loan for the purpose of consummating the transactions contemplated by the Basic Documents other than a consent or waiver of such restriction that has been obtained prior to the date on which the Loan was sold to the Depositor; provided that the Required Loan Documents for such Loan may restrict the transfer or assignment of such Loan to a Qualified Transferee. If the Loan is secured by an interest in real property, an appropriately completed assignment of mortgage has been delivered to the Collateral Custodian to be held (and not filed) unless the Administrative Agent is enforcing remedies under the Credit Agreement.

     (t) Responsibility for Taxes. The Obligor of such Loan is legally responsible for all taxes relating to the Loan Collateral or other security relating to such Loan, and all payments in respect of the Loan will be made free and clear of, and without deduction or withholding for or on account of, any taxes, unless such withholding or deduction is required by applicable law.

     (u) Compliance with Representations, Etc. The Loan complies in all material respects with the representations and warranties made by the Originator hereunder and all information with respect to the Loan is true and correct in all material respects.

     (v) No Prior Sales of Rights. Other than with respect to Participation Loans, the Loan and the Loan Collateral have not been sold, transferred, assigned or pledged by the Originator to any Person other than as contemplated under the Basic Documents.

     (w) No Prior Sales of Obligations. Other than Participation Loans and Assigned Loans, with respect to the Originator’s obligation to fund and the actual funding of the Loan by the Originator, the Originator has not assigned its obligations, or granted participations, in whole or in part, to any Person.

     (x) No Compromise. The Loan has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified by the Depositor, the Originator or the Obligor with respect thereto and, with respect to each other Loan, the Obligor with respect thereto, and no Loan is subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Loan, or otherwise, by the Depositor, the Originator or the Obligor with respect thereto and, with respect to each other Loan, the Obligor with respect thereto except for amendments to such Loan otherwise permitted under this Agreement and in accordance with the Underwriting Guidelines.

     (y) Commercial Loans. The Loan has not been entered into primarily for personal, family or household purposes.

     (z) No Knowledge of Possible Default. The particular Loan is not one as to which the Originator has knowledge which should lead it to expect such Loan will not be paid in full.

     (aa) DIP Loans. With respect to any DIP Loan, the Loan Originator or its assignee has been granted a first priority lien status in respect of all or certain of the Obligor’s assets by final order of the applicable federal bankruptcy or district court.

     (bb) Bankruptcy. Except with respect to DIP Loans, the Obligor of such Loan is not the subject of a Bankruptcy Event.

     (cc) “Put” Rights. The Loan does not represent payment obligations relating to “put” rights.

     (dd) Loans for Past-Due Principal, Etc. The Loan is not a Loan or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan.

     (ee) Collateral Security. The Loan is secured by a valid, perfected, first priority (other than with respect to Subordinated Loans) security interest (subject to Permitted Liens) in all assets that constitute the collateral for the Loan. To the extent entitled to the benefits of a security interest as required by the preceding sentence, the Loan is secured by an undivided interest in the collateral security therefor that also secures and is shared by, on a pro rata basis, all other holders of loans and other obligations of the respective Obligor under the respective Loan Documents that are of equal priority.

     (ff) Consents. All material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making or performance of the Loan have been duly obtained, effected or given and are in full force and effect.

     (gg) Due Diligence; No Impairment, Etc. The Originator (i) has completed to its satisfaction, in accordance with the Underwriting Guidelines, a due diligence audit and collateral assessment with respect to such Loan and (ii) has done nothing (and the Originator covenants that it will do nothing) to impair the rights of the Collateral Custodian, the Administrative Agent or the Lenders with respect to the Loan, the Loan Collateral, the Scheduled Payments or any income or Proceeds therefrom.

     (hh) Type. The Loan is a Senior Secured Loan or Subordinated Loan.

     (ii) No Waivers. No provision of the Loan has been waived, modified or altered in any respect, except in accordance with the Underwriting Guidelines and by instruments duly authorized and executed and contained in the Required Loan Documents.

     (jj) Subordination. Except with respect to Subordinated Loans and Senior-B Note Loans, the Loan is not subordinated to any other loan or financing to the related Obligor.

     (kk) Face Amount. The face amount of the Loan is the Dollar or Agreed Foreign Currency amount thereof shown on the books and records of the Originator and the Depositor.

     (ll) Intercreditor Arrangements. With respect to Subordinated Loans, the Originator has entered into an intercreditor agreement or subordination agreement with, or provisions for the benefit of, the senior lender, which agreement or provisions are assignable to and have been assigned to the Depositor, and which provide that any standstill of remedies by the Originator or its assignee is limited (A) such that there shall be no standstill of remedies (x) until after a payment default in respect of the senior debt, the occurrence of a default in respect of the senior debt not requiring notice, or the Originator’s or assignee’s receipt from the senior lender or Obligor of a notice of other default by the Obligor under the senior debt and (y) unless a covenant or payment default is also in effect, and (B) provided the Subordinated Loan has not been accelerated or if a payment default is in effect, to no longer than 180 days in duration in the aggregate in any given year.

     (mm) Acquired and Assigned Loans. With respect to any Acquired Loan or Assigned Loan, such Loan has been re-underwritten by the Originator and satisfies all of the Originator’s underwriting criteria as set forth in the Underwriting Guidelines.

     (nn) Loans Acquired from Affiliates, Etc. With respect to any Loan that is originated by an Affiliate or subsidiary of the Originator, the Depositor has received a satisfactory legal opinion concerning the acquisition of such Loan by the Originator in a true sale transaction.

     (oo) Acquired Loans from Pools. With respect to any Acquired Loan that was acquired in a pool by the Originator along with one or more other Acquired Loans, the Administrative Agent (acting with the consent of the Required Lenders) has approved in writing such Loan for inclusion in the Loan Pool and has completed its own due diligence with respect to such Loan.

     (pp) Loan Ratings. At origination or acquisition by the Originator, such Loan was assigned Loan Rating 1, Loan Rating 2, Loan Rating 3 or Loan Rating 4; during the period between such origination or acquisition, until the Transfer Date for such Loan, such Loan was not assigned Loan Rating 6; and, as of the Transfer Date for such Loan, such Loan is assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5.

     (qq) Subordinated Loans. Each Subordinated Loan must either (i) have an interest coverage ratio that is not less than 1.25:1, (ii) be an Enhanced Mezzanine Loan or (iii) be made in respect of construction or development of unimproved land.

     (rr) Enhanced Mezzanine Loans. The Loan was not an Enhanced Mezzanine Loan or a Loan made in connection with (i) the construction or development of unimproved land unless (A) the outstanding Principal Balance of such Loan together with all other Enhanced Mezzanine Loans and Loans made in respect of construction or development of unimproved land does not exceed 10% of the aggregate Principal Balance of all Loans and (B) the aggregate outstanding principal balance of such Loan does not exceed $15,000,000 or (ii) facilitating the trade-in or exchange of the related mortgaged property.

     (ss) Conversion to Equity. The Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted at the Obligor’s option into or exchanged for equity capital of such Obligor.

     (tt) Transfer Taxes. Any applicable taxes in connection with the transfer of the Loan have been paid and the relevant Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Loan Documents in connection with the transfer of the Loan.

     (uu) Agented Loans. If the Loan is originated as a part of a syndicated loan transaction, then (i) the related Loan Documents provide for the appointment and duties of a payment agent and a collateral agent (which shall have become effective), (ii) all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Loan Documents, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of the Loan and the Originator’s right, title and interest in the Loan Documents and the related collateral security therefor to the Depositor (and by the Depositor to the Borrower) and (iii) the right to control the actions of the collateral agent and/or the paying agent of the syndicated notes is by a simple majority of the holders of the loans thereunder (voting as a single pool).

     (vv) Agented Deals. Either (i) such Loan is an Agented Loan or (ii) no Person other than the Borrower and the Originator have a direct or indirect legal or beneficial interest in the loans made to the related Obligor under the Loan Documents pursuant to which such Loan is made and outstanding. As used herein, the term “Agented Loan” means a Loan for which the related Loan Documents provide for (x) appointment of an administrative (or similar) agent having duties customary for administrative agents under syndicated loan agreements and (y) customary voting rights (including majority, supermajority and/or unanimous voting) for the lenders party thereto.

          It is understood and agreed that the representations and warranties set forth herein shall survive delivery of the respective Required Loan Documents to the Borrower and/or the Collateral Custodian and shall inure to the benefit of the Borrower or Depositor, as applicable, and their successors and assigns, notwithstanding any restrictive or qualified endorsement or assignment.

          Section 3.06 Purchase and Substitution.

     (a) Replacement of Unqualified Collateral.

     (i) It is understood and agreed that the representations and warranties set forth in Sections 3.03, 3.04 and 3.05 shall survive the conveyance of the Collateral to the Borrower or the Depositor, as applicable, and the making of the Advances and other Credit Extensions under the Credit Agreement. Upon discovery by the Depositor, the Servicer, the Originator, the Collateral Custodian, the Borrower, the Administrative Agent or any Lender of a breach of any of such representations and warranties that materially and adversely affects the value or enforceability of any Eligible Loan, Eligible Asset or the interests of the Collateral Custodian on behalf of the Lenders or the Administrative Agent therein, any party discovering such breach shall give prompt written notice to the others; provided that for purposes of the repurchase and substitution provisions contained in this Section 3.06, a breach of a representation or warranty set forth in Section 3.03, 3.04 or 3.05 shall mean that such representation or warranty was incorrect as of the date such representation or warranty was made by the Depositor or Originator, as applicable. The Originator shall within 90 days of the earlier of the Originator’s discovery or the Originator’s receiving notice of any breach of a representation or warranty, promptly cure such breach in all material respects. If within 90 days after the earlier of the Originator’s discovery of such breach or the Originator’s receiving notice thereof such breach has not been remedied by the Originator and such breach materially and adversely affects the interests of the Collateral Custodian, the Lenders or the Administrative Agent in the related Eligible Loan or Eligible Asset (each, “Unqualified Collateral”), the Originator shall promptly upon receipt of written instructions from the Administrative Agent either (i) remove such Unqualified Collateral from the Collateral (in which case it shall become Deleted Collateral) and substitute one or more items of Qualified Substitute Collateral in the manner and subject to the conditions set forth in this Section 3.06 (except to the extent that no Borrowing Base Deficiency occurs following the removal of such Unqualified Collateral) or (ii) purchase such Unqualified Collateral at a purchase price equal to the Repurchase Price with respect to such Unqualified Collateral by depositing or causing to be deposited such Repurchase Price in the Collection Account; provided that unless a Borrowing Base Deficiency exists, the Originator shall only be required to remove such Unqualified Collateral from the Collateral and shall not be required to pay a Repurchase Price or substitute an item of Qualified Substitute Collateral therefor, except that if a Borrowing Base Deficiency shall occur thereafter, the Originator shall be required to immediately repurchase such Unqualified Collateral.

     (ii) On any day prior to the occurrence of the Termination Date, the Borrower may recommend in writing to the Administrative Agent (with a copy to the Collateral Custodian) that any Collateral be replaced with one or more items of Qualified Substitute Collateral.

          Any substitution of Collateral pursuant to this Section 3.06(a) shall be accompanied by payment by the Originator of the Substitution Adjustment, if any, to be remitted to the Administrative Agent on behalf of the Lenders in accordance with Section 5.01(b)(4).

          (b) Delivery of Documents and Payments with respect to Qualified Substitute Collateral. As to any Deleted Collateral for which the Originator substitutes Qualified Substitute Collateral, the Originator shall effect such substitution by delivering to the Administrative Agent an Officer’s Certificate of the Originator to the effect that the Substitution Adjustment has been remitted to the Servicer for deposit in the Collection Account. As to any Deleted Collateral for which the Originator substitutes Qualified Substitute Collateral, the Originator shall effect such substitution by delivering to the Collateral Custodian the documents constituting the Custodial Collateral File for such Qualified Substitute Collateral and taking the other actions required hereunder and under the other Basic Documents as if the delivery of such Qualified Substitute Collateral constituted the acquisition of a Loan or Asset (as applicable), and the date of such delivery shall constitute a Transfer Date for all purposes hereof.

          The Servicer shall deposit in the Collection Account all payments received in connection with each item of Qualified Substitute Collateral after the date of such substitution. Scheduled Payments received with respect to such Qualified Substitute Collateral on or before the date of substitution will be retained by the Originator. The Depositor or the Borrower, as applicable, will be entitled to all payments received on the Deleted Collateral or substituted Collateral on or before the date of substitution and the Originator shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Collateral or substituted Collateral. The Originator shall give written notice to the Depositor, the Borrower, the Servicer and the Administrative Agent that such substitution has taken place and the Servicer shall amend the Collateral Schedule to reflect (i) the removal of such Deleted Collateral or substituted Collateral from the terms of this Agreement and (ii) the substitution of the Qualified Substitute Collateral. The Servicer shall promptly deliver to the Depositor, the Borrower, the Originator and the Administrative Agent a copy of the amended Collateral Schedule. Upon such substitution, such Qualified Substitute Collateral shall be subject to the terms of this Agreement in all respects, and the Originator shall be deemed to have made with respect to such Qualified Substitute Collateral, as of the date of substitution, the covenants, representations and warranties set forth in Section 3.03, 3.04 or 3.05, as applicable. On the date of such substitution, the Collateral Custodian (at the written direction of the Servicer) shall release the Deleted Collateral from the lien of the Guarantee and Security Agreement and the Servicer will cause such Qualified Substitute Collateral to be pledged to the Collateral Custodian under the Guarantee and Security Agreement as part of the Collateral.

          (c) Assignment of Unqualified Collateral. With respect to all Unqualified Collateral or other Collateral repurchased by the Originator pursuant to this Agreement, upon the deposit of the Repurchase Price therefor into the Collection Account, (i) the Borrower or the Depositor, as applicable, shall assign to the Originator, without representation or warranty, all of the Borrower’s or the Depositor’s right, title and interest in and to such Unqualified Collateral or other Collateral repurchased by the Originator and (ii) the Collateral Custodian (at the written direction of the Servicer) shall assign to the Originator, without recourse, representation or warranty, all the Collateral Custodian’s right, title and interest in and to such Unqualified Collateral or Collateral, which right, title and interest were conveyed to the Collateral Custodian pursuant to Section 2.01 and the Guarantee and Security Agreement. The Borrower or the Depositor, as applicable, and the Administrative Agent shall, at the expense of the Originator, take any actions as shall be reasonably requested by the Originator to effect the repurchase of any such Loans, to have the Collateral Custodian return the Custodial Collateral File of such Collateral to the Servicer and to execute any termination statements and other releases or instruments prepared by the

Originator and acceptable to the Administrative Agent to effect the release of the lien of the Collateral Custodian and transfer of such Collateral.

          (d) Sole Remedy Against Originator for Breach of Representations and Warranties. It is understood and agreed that the obligations of the Originator set forth in this Section 3.06, and the obligations under Section 3.09 with respect to related Letters of Credit, to cure, purchase or substitute for an Unqualified Collateral constitute the sole remedies hereunder of the Depositor, the Borrower, the Administrative Agent, the Owner Trustee and the Lenders respecting a breach of the representations and warranties contained in Sections 3.03, 3.04 and 3.05. Any cause of action against the Originator relating to or arising out of a defect in a Custodial Collateral File or against the Originator relating to or arising out of a breach of any representations and warranties made in Sections 3.03, 3.04 and 3.05 shall accrue as to any Loan or Asset, as applicable, upon (i) discovery of such defect or breach by any party and notice thereof to the Originator or notice thereof by the Originator to the Administrative Agent, (ii) failure by the Originator to cure such defect or breach or purchase or substitute such Loan or such Asset as specified above, and (iii) demand upon the Originator, as applicable, by the Borrower, the Administrative Agent or the Required Lenders for all amounts payable in respect of such Loan or such Asset.

          (e) Limitation on Liability of Borrower and Administrative Agent. Neither the Borrower, the Administrative Agent nor any Lender shall have any duty to conduct any affirmative investigation other than as specifically set forth in this Agreement as to the occurrence of any condition requiring the repurchase or substitution of any Collateral pursuant to this Section or the eligibility of any Collateral for purposes of this Agreement.

          (f) Optional Replacement of Collateral. Notwithstanding anything to the contrary contained herein, the Originator may, at its option, remove or repurchase any Collateral subject to this Agreement at any time during the term hereof; provided that (1) the Originator shall not be required to remit a Repurchase Price with respect thereto unless at the time of such removal or repurchase thereof, a Borrowing Base Deficiency exists or after giving effect to such removal or repurchase a Borrowing Base Deficiency would exist; and (2) the Originator complies with its obligations under Section 3.09 with respect to any related Letters of Credit.

          Section 3.07 Dispositions.

          (a) Optional Prepayment in Connection with a Disposition. On any Optional Disposition Date, the Borrower shall have the right to prepay (or, in the case of LC Exposure, provide cover pursuant to Section 2.05(k) of the Credit Agreement for) all or a portion of the Aggregate Credit Agreement Exposure in connection with a Disposition in accordance with the Basic Documents and this Section 3.07.

          (b) Covenants of Originator Regarding Dispositions. In consideration of the consideration received from the Depositor under the Loan Sale Agreement and the Asset Sale Agreement(s), the Originator hereby agrees and covenants that in connection with each Disposition:

     (A) After giving effect to the Disposition on any Optional Disposition Date, the remaining Aggregate Credit Agreement Exposure shall not exceed the lesser of the Total Credit Agreement Commitments and the Borrowing Base;

     (B) it shall make such representations and warranties concerning the Loans and Assets as of the “cut-off date” of the related Disposition to the Disposition Participants as may be necessary to effect the Disposition and such additional representations and warranties as may be necessary, in the reasonable opinion of any of the Disposition Participants, to effect such

Disposition; provided that, to the extent that the Originator has at the time of the Disposition actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, the Originator may notify the Disposition Participants of such facts or circumstances and, in such event, shall have no obligation to make such materially false representation and warranty;

     (C) it shall supply such information, opinions of counsel, letters from law and/or accounting firms and other documentation and certificates regarding the origination of the Loans and Assets as any Disposition Participant shall reasonably request to effect a Disposition and enter into such indemnification agreements customary for such transaction relating to or in connection with the Disposition as the Disposition Participants may reasonably require; and

     (D) it shall use its commercially reasonable efforts to maximize the cash proceeds received in connection with any such Disposition,

provided that, notwithstanding anything to the contrary, (1) the Originator shall have no liability for the Loans arising from or relating to the ongoing ability of the related Obligors to pay under the Loans; (2) none of the indemnities hereunder shall constitute an unconditional guarantee by the Originator of collectibility of the Loans; and (3) the Originator shall have no obligation with respect to the financial inability of any Obligor to pay principal, interest or other amount owing by such Obligor under a Loan.

          (c) Rights of Servicer upon Disposition; Right of the Administrative Agent to Request Disposition. As long as no Servicer Event of Default or Event of Default shall have occurred and be continuing under this Agreement or the Credit Agreement, the Servicer may continue to service the Loans and Assets included in any Disposition subject to any applicable “term-to-term” servicing provisions in Section 9.01(c) and subject to any required amendments to the related servicing provisions as may be necessary to effect the related Disposition including but not limited to the obligation to make recoverable principal and interest advances on the Loans.

          The Administrative Agent shall have the right, in its sole discretion, upon and following the termination of the Revolving Period (or if later, the termination of the Amortization Period), to direct the Originator, the Borrower and the Depositor to effect a Disposition. Any such Disposition shall be effected by the Originator, the Borrower and the Depositor in a commercially reasonable manner.

          (d) Covenants of the Borrower in Connection with a Disposition. In connection with any Disposition under this Section 3.07, the Borrower agrees to assist the Originator in such Dispositions and accordingly it shall:

     (i) transfer, deliver and sell all or a portion of the Loans and the Assets, as of the “cut-off dates” of the related Dispositions, to such Disposition Participants as may be necessary to effect the Dispositions;

     (ii) deposit the cash Disposition Proceeds into the Distribution Account; and

     (iii) take such further actions, including executing and delivering documents, certificates and agreements, as may be reasonably necessary to effect such Dispositions.

          (e) Covenants of Servicer upon Disposition. The initial Servicer hereby covenants that it will take such actions as may be reasonably necessary to effect Dispositions as the Disposition Participants may request and direct, including providing the Originator such information as may be required to make representations and warranties required hereunder, and covenants that it will make such representations and warranties regarding its servicing of the Loans and Assets hereunder as of the “cut-off date” of the related Disposition as reasonably required by the Disposition Participants.

          (f) Rights of Parties After an Event of Default. Except as otherwise expressly set forth under this Section 3.07, the parties’ rights and obligations under this Section 3.07 shall continue notwithstanding the occurrence of an Event of Default.

          (g) No Fiduciary Obligations. In connection with each Disposition, (1) the Disposition Participants shall be independent contractors to the Borrower and shall have no fiduciary obligations to the Borrower or any of its Affiliates; and (2) the Disposition Participants shall not be liable for any error of judgment made in good faith and shall not be liable with respect to any action they take or omit to take in good faith in the performance of their duties.

          Section 3.08 Underwriting Guidelines; Modifications.

          The Originator shall provide the Administrative Agent with the Underwriting Guidelines from time to time on reasonable request by the Administrative Agent. The Originator shall give the Administrative Agent prompt written notification of any material modification or material change to the Underwriting Guidelines. If the Administrative Agent objects in writing to such modification or change to the Underwriting Guidelines within 15 days after receipt of such notice, no Loans may be conveyed to the Borrower pursuant to this Agreement unless such Loans have been originated pursuant to the Underwriting Guidelines without giving effect to such modification or change. Notwithstanding anything contained in this Agreement to the contrary, any Loan conveyed to the Borrower pursuant to this Agreement pursuant to a modification or change to the Underwriting Guidelines that has been rejected by the Administrative Agent, or which the Administrative Agent did not receive notice of, shall be deemed an Unqualified Loan and be repurchased or substituted for in accordance with Section 3.06.

          Section 3.09 Certain Letter of Credit Provisions.

          If, pursuant to Section 2.05(d), Section 3.06(a), Section 3.06(f) or Section 11.02, a Loan is repurchased, replaced, removed or withdrawn by the Originator and such Loan represents (in whole or in part) a reimbursement obligation in respect of which one or more Letters of Credit have been issued under the Credit Agreement, then, on the date of such repurchase, replacement, removal or withdrawal the Originator shall pay to the Administrative Agent an amount equal to the aggregate amount of all letter of credit commissions and related fees that are scheduled to accrue on such Letters of Credit until the then-current expiry dates thereof.

          Section 3.10 Other Covenants and Agreements.

          (a) Compliance with Organization Documents. The Depositor hereby covenants and agrees that during the continuance of this Agreement it will comply in all respects with the provisions of its organizational documents in effect from time to time.

          (b) Waiver of Loan Assignment Fees. The Originator and Servicer each waives all rights that it may have (in its separate capacity as administrative agent relating to a Loan or otherwise) to receive from the Depositor, the Borrower, the Administrative Agent and each Lender any loan assignment fees that would otherwise be payable to it or any of its Affiliates in connection with an assignment of each Loan to the Depositor, to the Borrower, to the Administrative Agent or any nominee or transferee thereof.

          (c) Overcollateralization. The Originator, Servicer, Depositor and Borrower each covenants and agrees to cause the excess of the Principal Balance of Eligible Loans over the sum of all

Credit Extensions outstanding under the Credit Agreement at all times to be at least equal to the Required Over collateralization Amount.

     (d)  Allocation of Loans and Payments. The Originator and Servicer agree that they will allocate all payments received from the Obligors under or in respect of the related Loan Documents to the Borrower in accordance with its Allocation Percentage(s) for such Obligor. The Originator further agrees that it will not assign, sell, transfer, pledge or allocate to any Person (other than the Borrower) any interest in any FX Loan.

     (e) Payment of Real Estate Expenses. The Originator hereby agrees to be responsible for paying (as primary obligor) all costs, expenses, liabilities and other amounts on or in respect of each REO property owned by the Borrower and the Borrower’s Subsidiaries (it being understood that the Originator may net payments or be reimbursed for all amounts paid in respect of any REO property out of payments received in respect of such REO property (including rents received, if any), and collections on such REO property remitted to the Collection Account for application under this Agreement and the Credit Agreement shall be determined and reported net of such amounts.

     (f)  Principal Balance Secured By Real Property. The Originator, initial Servicer, Depositor and Borrower each covenant that at all times during the period in which any indebtedness or commitment is outstanding under the Credit Agreement, less than 40% of the Principal Balance of the Loan Pool will consist of Loans principally secured by real property or by an interest in real property. The Originator and initial Servicer will, and will cause the Depositor and the Borrower to, monitor from time to time (but not less frequently than immediately prior to (but after giving effect to) each (x) advance or extension of credit under the Credit Agreement and (y) addition or removal of any Loan from the Loan Pool) the asset composition of the Borrower to ascertain that less than 40% of the Principal Balance of the Loan Pool consists (and will continue to consist) of Loans principally secured by real property or by an interest in real property. The Borrower will not permit or request an advance or extension of credit under the Credit Agreement or add any Loan to, or remove any Loan from, the Loan Pool if at the time of such advance, extension, addition or removal (after taking into account collectively any such additions and/or removals), 40% or more of the Principal Balance of the Loan Pool will consist of Loans principally secured by real property or by an interest in real property. For these purposes, a Loan will be considered principally secured by real property or by an interest in real property if (a) the fair market value of the interest in real property securing the Loan was at least equal to 80% of the adjusted issue price of the Loan at the time of its issuance, (b) substantially all of the proceeds of the Loan were used to acquire, improve or protect an interest in real property or that, at the origination date, is the only security for the Loan, or (c) the Loan is secured only by real estate mortgages (or interests therein), but in the case of a Loan described only in clause (c), only to the extent of the value of the real estate mortgages (or interests therein).

     (g)  Compliance with Certain Assumptions, Etc. The Originator, the Servicer, the Depositor and the Borrower each covenants and agrees to comply with all factual assumptions and statements of fact set forth in the bankruptcy true-sale and non-consolidation opinions delivered by Patton Boggs LLP pursuant to Section 4.01 of the Credit Agreement.

ARTICLE IV

ADMINISTRATION AND SERVICING OF THE LOANS

          Section 4.01 Servicer’s Servicing Obligations.

          The Servicer, as independent contract servicer, shall service and administer the Collateral in accordance with Accepted Servicing Practices.

          Section 4.02 Loan Register.

          (a) Maintenance of Loan Register. The Servicer shall maintain with respect to each Noteless Loan a register in the name of or for the benefit of the Collateral Custodian (each, a “Loan Register”) in which it will record (1) the amount of such Loan, (2) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (3) the amount of any sum in respect of such Loan received from the Obligor, (4) the date of origination of such Loan, (5) the maturity date of such Loan and (6) the Allocation Percentage of the Borrower. The entries made in each Loan Register maintained pursuant to this Section 4.02(a) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Servicer to maintain any such Loan Register or any error therein shall not in any manner affect the obligations of the Obligor to repay the related Loans in accordance with their terms or the ownership interest of the Borrower in any such Loan. If at any time the Collateral Custodian shall receive a notice from the Administrative Agent or the Lenders directing transfer of such Loan Register or other orders concerning such Loan Register from the Administrative Agent or the Lenders, the Collateral Custodian shall comply with such orders without further consent of the Servicer or the Depositor or the Borrower. In connection with any such notice the Servicer shall take whatever action as is requested and reasonably necessary or advisable to effectuate the foregoing. The Collateral Custodian may rely upon the contents of any notice or instructions that the Collateral Custodian believes in good faith to be from the Lenders or the Administrative Agent, as the case may be, without any independent investigation. The Collateral Custodian shall have no duty to inquire into the authority of the person giving such notice or instruction. In the event that the Collateral Custodian receives conflicting notices or instructions, any notice received from the Lenders shall govern and supersede any and all conflicting notices.

          (b) Delivery of Loan Register. At any time a Noteless Loan is included as part of the Collateral pursuant to this Agreement, the Servicer shall deliver to the Collateral Custodian a copy of the Loan Register, together with an original certificate executed by a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as part of the Collateral.

          (c) Right of Administrative Agent to Require Notes. The Administrative Agent may terminate the Servicer’s right to maintain such Loan Register at any time and require that all such Noteless Loans be evidenced by an originally executed Underlying Note (and, in that connection, the Originator hereby agrees (i) to ensure that the related Loan Documents for each Loan provide that, upon request of a holder of a Loan, such Loan may be evidenced by a Note and (ii) to cause such a Note to be executed and delivered in favor of the Borrower and delivered in pledge to the Custodian in the event the Administrative Agent shall make such request).

          (d) Depositor Not to Cause Loans to be Evidenced by Notes. The Depositor will take no action to cause any Loan not originally evidenced by an Underlying Note to be evidenced by an instrument (as defined in the UCC), except in connection with the enforcement or collection of such Loan or as expressly provided in this Agreement.

          Section 4.03 Additional Servicer Obligations.

          The Servicer shall perform the covenants applicable to the Servicer on Exhibit A-1 hereto.

          Section 4.04 The Backup Servicer; Duties of the Backup Servicer.

          (a) Appointment of Backup Servicer. The parties hereto hereby appoint Wells Fargo Bank, National Association to act as Backup Servicer, for the benefit of the Administrative Agent and the Lenders. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

          (b) Reports Delivered by Servicer to Backup Servicer.

     (1) On or before the Execution Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Servicer Report (as described below) in hard copy and on computer tape; provided the computer tape is in an MS DOS, PC readable ASCII format or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.

     (2) Not later than 3:00 p.m. New York City time on each Record Date, the Servicer shall deliver to the Backup Servicer a data loan tape and report and Collateral Schedule (together, the “Monthly Servicer Report”) in the form of Exhibit B, which shall include but not be limited to the information necessary to enable the Backup Servicer to perform the following duties:

     (A) compare the information contained in the Monthly Servicer Report to the definition of Concentration Limitations; and

     (B) determine whether or not a Trigger Event has occurred.

The Backup Servicer shall provide a report which summarizes the results of the performance of the above duties to the Administrative Agent before 3:00 p.m. New York City time on the Payment Date immediately following the Record Date on which such Monthly Servicer Report was delivered to the Backup Servicer by the Servicer.

     (3) On a weekly basis to the extent a Borrowing Base Certificate and Collateral Schedule has not been received pursuant to a Transfer Date during the immediately preceding 7 days, not later than 3:00 p.m. New York City time, the Servicer shall deliver to the Backup Servicer, with a copy to the Administrative Agent, a Borrowing Base Certificate and Collateral Schedule. Upon the receipt of a Borrowing Base Certificate and Collateral Schedule pursuant to this Section 4.04(b)(3) or any other provision this Agreement, the Backup Servicer shall:

     (A) track the Principal Balances of the Eligible Loans and the Value of Eligible Assets and verify the Eligible Loans and Eligible Assets with the Collateral Schedule;

     (B) compare the advance rates set forth in the Borrowing Base Certificate to the percentages set forth under the definition of “Purchase Price Percentage” herein;

     (C) compare the delinquent Loans set forth in the Borrowing Base Certificate to the definition of “Delinquent Loan” set forth herein;

     (D) compare the “Subordinated Loans” and “Senior B-Note Loans” set forth in the Borrowing Base Certificate to the definitions of such terms set forth herein; and

     (E) calculate the Borrowing Base, Borrowing Base Excess (if applicable), Borrowing Base Deficiency (if applicable) and Borrowing Base Amount for Dollars and each Foreign Currency.

The Backup Servicer shall provide a report which summarizes the results of the performance of the above duties to the Administrative Agent within one Business Day immediately following the day on which any such Borrowing Base Certificate and Collateral Schedule is delivered to the Backup Servicer.

          (c) Limitation on Liability of Backup Servicer. With respect to the duties described in Section 4.04(b)(2) and (3), the Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Monthly Servicer Report, Borrowing Base Certificate, Collateral Schedule and all other reports, including the completeness and accuracy thereof, provided by the Servicer to the Backup Servicer as described in this Agreement.

ARTICLE V

ESTABLISHMENT OF TRUST ACCOUNTS

          Section 5.01 Collection Account, Principal Collections Account, Distribution Account and FX Accounts.

     (a) Establishment of Accounts.

     (1) Establishment of Collection Account. The Servicer, for the benefit of the Administrative Agent and the Lenders, shall cause to be established and maintained one or more Collection Accounts (collectively, the “Collection Account”), which shall be separate Eligible Accounts entitled “CapitalSource Funding V Trust Collection Account, CapitalSource Finance LLC, as Servicer, for the benefit of the Administrative Agent and the holders of Commercial Loan and Asset Backed Obligations”. Funds in the Collection Account shall be invested in accordance with Section 5.03. Net investment earnings shall not be considered part of funds available in the Collection Account.

     (2) Establishment of Principal Collections Account. The Servicer, for the benefit of the Administrative Agent and the Lenders, shall cause to be established and maintained one or more Principal Collections Accounts (collectively, the “Principal Collections Account”), which shall be separate Eligible Accounts entitled “CapitalSource Funding V Trust Principal Collections Account, CapitalSource Finance LLC, as Servicer, for the benefit of the Administrative Agent and the holders of Commercial Loan and Asset Backed Obligations”. Funds in the Principal Collections Account shall be invested in accordance with Section 5.03. Net investment earnings shall not be considered part of funds available in the Principal Collections Account.

     (3) Establishment of Distribution Account. The Administrative Agent, for the benefit of the Lenders, shall cause to be established and maintained one or more Distribution

Accounts (collectively, the “Distribution Account”), which shall be separate Eligible Accounts, entitled “CapitalSource Funding V Trust Distribution Account”. Funds in the Distribution Account shall remain uninvested.

     (4) Establishment of FX Accounts. The Administrative Agent, for the benefit of the Lenders, shall cause to be established and maintained one or more Eligible Accounts for each Agreed Foreign Currency and Dollars (collectively, the “FX Accounts”), which shall be separate Eligible Accounts, entitled “CapitalSource Funding V Trust FX Account”.

     (5) Location of Trust Accounts. Each FX Account shall be maintained with JPMCB (for so long as such account satisfies the requirements set forth in the definition of “Eligible Account”). Each other Trust Account shall be maintained with Wells Fargo Bank, National Association (for so long as such account satisfies the requirements set forth in the definition of “Eligible Account”). If, at any time, any Trust Account ceases to be an Eligible Account, then the Administrative Agent shall, within ten Business Days (i) establish a new Trust Account with another depository institution selected by the Administrative Agent (and acceptable to the Required Lenders) as an Eligible Account, (ii) terminate the ineligible Trust Account, and (iii) transfer any cash and investments from such ineligible Trust Account to such new Trust Account. The Administrative Agent will inform the Servicer of the location of the Trust Accounts, including any location to which an account is transferred.

          (b) Deposits to Collection and FX Accounts. The Servicer shall deposit or cause to be deposited (without duplication) into the Collection Account:

     (1) all payments on or in respect of each item of Collateral collected on or after the related Transfer Date (net, in each case, of any Servicing Compensation retained therefrom by the Servicer (if other than CapitalSource)) within two Business Days after receipt thereof;

     (2) all Net Proceeds within two Business Days after receipt thereof;

     (3) all Insurance Proceeds within two Business Days after receipt thereof;

     (4) any amounts payable in connection with the repurchase of any Collateral and the amount of any Substitution Adjustment, if any, pursuant to Sections 2.05 and 3.06 concurrently with payment thereof;

     (5) the deposit of the Termination Price under Section 11.02 concurrently with payment thereof; and

     (6) the proceeds from any Disposition of Assets pursuant to Section 3.07 within one Business Day after receipt thereof,

provided that any such amounts received in Foreign Currency shall be deposited in the applicable FX Account within the time period set forth in clause (1) through (6) above, as applicable.

          Except as otherwise expressly provided in Section 5.01(c)(3)(i)(b) and Section 5.01(c)(4)(i)(b), the Servicer agrees that it will cause the Originator, Depositor, Obligor or other appropriate Person paying such amounts, as the case may be, to remit (i) in respect of Loans that are not FX Loans, directly to the Lock-Box Accounts for deposit into the Collection Account (or directly to the Collection Account) all amounts referenced above in this Section 5.01(b) or (ii) in respect of FX Loans, directly to the applicable FX Accounts all amounts referenced above in this Section 5.01(b). To the extent the Servicer receives any such amounts, it will deposit them into the Collection Account or the applicable FX Account (as the case may be) on the Business Day following receipt thereof.

          (c) Withdrawals From Collection Account; Deposits to the Principal Collections Account and the Distribution Account.

     (1) Withdrawals From Collection Account — Reimbursement Items. The Servicer shall periodically, but in any event on each Remittance Date, make the following withdrawals from the Collection Account:

     (i) to withdraw any amount not required to be deposited in the Collection Account or deposited therein in error; and

     (ii) to deposit the remaining balance of the Collection Account into the Principal Collections Account.

     (2) Withdrawals From the Principal Collections Account.

     (i) On any date of determination occurring during the Revolving Period, the Servicer may withdraw the amount on deposit in the Principal Collections Account and use such amounts (x) to originate or acquire new Eligible Loans and new Eligible Assets in accordance with the terms of this Agreement and the other Basic Documents or (y) to repay amounts owing under the Credit Agreement (in which case amounts so paid will be applied as provided under the Credit Agreement).

     (ii) On each Remittance Date prior to the end of the Revolving Period, the Servicer shall withdraw from the Principal Collections Account and deposit in the Distribution Account an amount equal to the aggregate amount of distributions required to be made under clauses (i) through (vi) of clause (3) below on the related Payment Date, and the Servicer may withdraw from the Principal Collections Account and deposit in the Distribution Account any additional amounts then on deposit in the Principal Collections Account.

     (iii) On each Remittance Date after the end of the Revolving Period, the Servicer shall withdraw from the Collection Account and deposit in the Distribution Account an amount equal to the aggregate amount of distributions required to be made under clauses (i) through (vi) of clause (4) below on the related Payment Date, and the Servicer may withdraw from the Principal Collections Account and deposit in the Distribution Account any additional amounts then on deposit in the Principal Collections Account.

     (3) Withdrawals From Distribution Account During the Revolving Period – Payment Dates. On each Payment Date occurring during the Revolving Period, to the extent funds are available in the Distribution Account, the Paying Agent (based on the information provided by the Servicer contained in the Monthly Servicer Report for such Payment Date) shall make withdrawals therefrom for application in the following order of priority:

     (i) to distribute on such Payment Date the following amounts in the following order: (a) on each anniversary of the Execution Date, to the Administrative Agent, an amount equal to the annual Administrative Agent Fee, (b) to the Administrative Agent, all amounts owing to the Administrative Agent pursuant to

Section 9.03 of the Credit Agreement, (c) to the Servicer, an amount equal to the Servicing Compensation (only if CapitalSource is not the Servicer and such amounts were not previously retained by the Servicer) and any Servicing Advance Reimbursement Amounts, (d) to the reimbursement or payment of any expenses incurred by the Administrative Agent in connection with the appointment of a successor Servicer pursuant to Section 9.02, (e) to the Backup Servicer, all Transition Costs payable to the Backup Servicer, an amount equal to one-twelfth of the annual Backup Servicer Fee and all accrued and unpaid expenses owing to the Backup Servicer by the Borrower (in each case other than any indemnification payments owing by the Borrower, which are payable under clause (vi) below), (f) to the Collateral Custodian, an amount equal to all accrued and unpaid Collateral Custodian Fees and all accrued and unpaid expenses owing to the Collateral Custodian by the Borrower (in each case other than any indemnification payments owing by the Borrower, which are payable under clause (vi) below), and (g) on each anniversary of the Execution Date, to the Owner Trustee, an amount equal to the annual Owner Trustee Fee;

     (ii) to the Administrative Agent, on behalf of the Lenders, the sum of the Monthly Payment Amount for such Payment Date (to the extent not paid under Section 2.06(g)(5) with Foreign Currency amounts on deposit in the FX Accounts);

     (iii) unless the Administrative Agent otherwise elects in its sole discretion (or the Required Lenders otherwise elect in their sole discretions), if (a) a Trigger Event shall have occurred and be continuing, (b) an Event of Default under the Credit Agreement or an Event of Default hereunder shall have occurred and be continuing or (c) the Revolving Period shall have terminated, all remaining amounts on deposit in the Distribution Account shall be paid to the Administrative Agent for application in the manner provided in the Credit Agreement, until all obligations owing to the Lenders and the Administrative Agent under the Credit Agreement and the other Basic Documents have been satisfied in full;

     (v) if CapitalSource is the Servicer, to the Servicer, an amount equal to the Servicing Compensation, all unpaid Servicing Compensation from prior Payment Dates and any Servicing Advance Reimbursement Amounts;

     (vi) (a) to the appropriate Persons, amounts in respect of Borrower/Depositor Indemnities (as defined in the Trust Agreement) until such amounts are paid in full; and (b) to the Backup Servicer and Collateral Custodian, all amounts owing by the Borrower to the Backup Servicer and Collateral Custodian pursuant to the Basic Documents and not otherwise paid;

     (vii) to the Owner Trustee all amounts owing to the Owner Trustee pursuant to the Trust Agreement and not otherwise paid; and

     (viii) to the Paying Agent, for distribution to the holders of the Trust Certificates, in accordance with Section 5.2(b) of the Trust Agreement, all amounts remaining therein.

     (4) Withdrawals From Distribution Account During the Amortization Period. Notwithstanding anything herein to the contrary, on each Payment Date during the Amortization Period, to the extent funds are available in the Distribution Account, the Paying Agent (based on the information provided by the Servicer contained in the Monthly Servicer Report for such

Payment Date) shall make withdrawals therefrom for application in the following order of priority:

     (i) to distribute on such Payment Date the following amounts in the following order: (a) on each anniversary of the Execution Date, to the Administrative Agent, an amount equal to the annual Administrative Agent Fee, (b) to the Administrative Agent, all amounts owing to the Administrative Agent pursuant to Section 9.03 of the Credit Agreement, (c) to the Servicer, an amount equal to the Servicing Compensation (only if CapitalSource is not the Servicer and such amounts were not previously retained by the Servicer) and any Servicing Advance Reimbursement Amounts, (d) to the reimbursement or payment of any expenses incurred by the Administrative Agent in connection with the appointment of a successor Servicer pursuant to Section 9.02, (e) to the Backup Servicer, all Transition Costs payable to the Backup Servicer, an amount equal to one-twelfth of the annual Backup Servicer Fee and all accrued and unpaid expenses owing to the Backup Servicer by the Borrower (in each case other than any indemnification payments owing by the Borrower, which are payable under clause (v) below), (f) to the Collateral Custodian, an amount equal to all accrued and unpaid Collateral Custodian Fees and all accrued and unpaid expenses owing to the Collateral Custodian by the Borrower (in each case other than any indemnification payments owing by the Borrower, which are payable under clause (v) below), and (g) on each anniversary of the Execution Date, to the Owner Trustee, an amount equal to the annual Owner Trustee Fee;

     (ii) to the Administrative Agent on behalf of the Lenders, the sum of the Monthly Payment Amount for such Payment Date (to the extent not paid under Section 2.06(g)(5) with Foreign Currency amounts on deposit in the FX Accounts);

     (iii) all remaining amounts on deposit in the Distribution Account shall be paid to the Administrative Agent for application in the manner provided in the Credit Agreement, until all obligations owing to the Lenders and the Administrative Agent under the Credit Agreement and the other Basic Documents have been satisfied in full;

     (iv) if CapitalSource is the Servicer, to the Servicer, an amount equal to the Servicing Compensation, all unpaid Servicing Compensation from prior Payment Dates and any Servicing Advance Reimbursement Amounts;

     (v) (a) to the appropriate Persons, amounts in respect of Borrower/Depositor Indemnities (as defined in the Trust Agreement) until such amounts are paid in full; and (b) to the Backup Servicer and Collateral Custodian, all amounts owing by the Borrower to the Backup Servicer and Collateral Custodian pursuant to the Basic Documents and not otherwise paid;

     (vi) to the Owner Trustee, all amounts owing to the Owner Trustee pursuant to the Trust Agreement and not otherwise paid; and

     (vii) to the Paying Agent, for distribution to the holders of the Trust Certificates, in accordance with Section 5.2(b) of the Trust Agreement, all amounts remaining therein.

     (5) Withdrawal of Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Backup Servicer), the Servicer may withdraw from the Collection Account and each FX Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in a format satisfactory to the Administrative Agent in its sole discretion.

          Notwithstanding that the obligations owing to the Administrative Agent and the Lenders under the Credit Agreement and the other Basic Documents have been paid in full, the Paying Agent and the Servicer shall continue to maintain the Distribution Account, the Collection Account, the Principal Collections Account and the FX Accounts hereunder until this Agreement has been terminated.

          Section 5.02 Payments.

          (a) Distribution in Respect of Secured Obligations. All distributions made in respect of the Advances or the other Secured Obligations (as defined in the Guarantee and Security Agreement) shall be paid to the Administrative Agent for application under the Credit Agreement or the Guarantee and Security Agreement, as applicable.

          (b) Distributions in Respect of Trust Certificates. All distributions made on the Trust Certificates on each Payment Date will be made in accordance with the Percentage Interest among the holders of the Trust Certificates of record on the next preceding Record Date based on their Percentage Interests on the date of distribution, without preference or priority of any kind, and, except as otherwise provided in the next succeeding sentence, shall be made by wire transfer of immediately available funds to the account of each such holder, if such holder shall own of record a Trust Certificate in an original denomination aggregating at least 25% of the Percentage Interests and shall have so notified the Paying Agent and the Administrative Agent five Business Days prior to the related Record Date, and otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Trust Certificate will be made in like manner, but only upon presentment and surrender of such Trust Certificate at the location specified in the notice to holders of the Trust Certificates of such final distribution. Any amount distributed to the holders of the Trust Certificates on any Payment Date shall not be subject to any claim or interest of the Lenders.

          Section 5.03 Trust Accounts; Trust Account Property.

          (a) Control of Trust Accounts. Each of the Trust Accounts established hereunder has been pledged by the Borrower to the Collateral Custodian under the Guarantee and Security Agreement and shall be subject to the lien of the Guarantee and Security Agreement. Amounts distributed from each Trust Account in accordance with the terms of this Agreement shall be released for the benefit of the Lenders from the Collateral upon such distribution thereunder or hereunder. The Collateral Custodian shall possess all right, title and interest in and to all funds on deposit from time to time in the Trust Accounts and in all proceeds thereof (including all income thereon) and all such funds, investments, proceeds and income shall be part of the Trust Account Property and the Collateral.

          With respect to the Trust Accounts, the Borrower and the Administrative Agent agree that:

     (1) the Collection Account, the Principal Collections Account and the FX Accounts shall, until all of the obligations under the Credit Agreement and the other Basic Documents have been paid in full, be subject to the sole and exclusive dominion, custody and control of the Collateral Custodian for the benefit of the Administrative Agent and the Lenders (provided that the Servicer, unless terminated as such, shall be entitled to withdraw funds therefrom in the manner and to the extent provided in this Agreement); and

     (2) the Distribution Account shall be subject to the sole and exclusive dominion, custody and control of the Paying Agent on behalf of the Collateral Custodian for the benefit of the Administrative Agent and the Lenders, and the Paying Agent (on behalf of the Collateral Custodian) shall have sole signature and withdrawal authority with respect thereto.

     (b) Certain Trust Account Matters.

     (1) Investment of Funds. Funds held in the Trust Accounts may be invested (to the extent practicable and consistent with any requirements of the Code) in Permitted Investments by or at the direction of the Servicer. In any case, funds in the Trust Account must be available for withdrawal without penalty, and any Permitted Investments must mature or otherwise be available for withdrawal, one Business Day prior to the next Remittance Date and shall not be sold or disposed of prior to its maturity subject to clause (b)(2) of this Section. All interest and any other investment earnings on amounts or investments held in the Trust Accounts shall be retained by the Servicer.

     (2) Insufficiency and Losses in Trust Accounts. If any amounts are needed for disbursement from the Trust Account and sufficient uninvested funds are not available to make such disbursement, the Servicer shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such Trust Account. The Servicer shall be liable for any investment loss or other charge resulting therefrom.

          If any losses are realized in connection with any investment in a Trust Account pursuant to this Agreement, then the Servicer shall deposit the amount of such losses (to the extent not offset by income from other investments in such Trust Account) into such Trust Account promptly upon the realization of such loss.

          (c) Administrative Agent Not Liable. The Administrative Agent shall not in any way be held liable by reason of any insufficiency in any Trust Account held by the Administrative Agent resulting from any investment loss on any Permitted Investment included therein.

          (d) Certain Administrative Agent Acknowledgements. With respect to the Trust Account Property, the Administrative Agent acknowledges and agrees that:

     (1) any Trust Account Property that is held in deposit accounts shall be held solely in the Eligible Accounts;

     (2) any Trust Account Property that constitutes Physical Property shall be delivered to the Collateral Custodian or the Paying Agent on behalf of the Collateral Custodian in accordance with paragraphs (a) and (b) of the definition of “Delivery” in Section 1.01 and shall be held, pending maturity or disposition, solely by the Paying Agent on behalf of the Collateral Custodian or the Collateral Custodian or a securities intermediary (as such term is defined in Section 8-102(a)(14) of the UCC) acting solely for the Collateral Custodian;

     (3) any Trust Account Property that is a book-entry security held through the Federal Reserve System pursuant to federal book-entry regulations shall be delivered in accordance with paragraph (c) of the definition of “Delivery” in Section 1.01 and shall be maintained by the Paying Agent on behalf of the Collateral Custodian, pending maturity or disposition, through continued book-entry registration of such Trust Account Property as described in such paragraph; and

     (4) any Trust Account Property that is an “uncertificated security” under Article 8 of the UCC and that is not governed by clause (3) above shall be delivered to the Paying Agent on behalf of the Administrative Agent in accordance with paragraph (d) of the definition of “Delivery” in Section 1.01 and shall be maintained by the Paying Agent on behalf of the Collateral Custodian, pending maturity or disposition, through continued registration of the Paying Agent on behalf of the Collateral Custodian’s (or its nominee’s) ownership of such security.

ARTICLE VI

STATEMENTS AND REPORTS; SPECIFICATION OF TAX MATTERS

          Section 6.01 Statements.

          (a) Monthly Reports. No later than 3:00 p.m. (New York City time) on each Record Date, the Servicer shall deliver to the Administrative Agent and Backup Servicer, by electronic transmission, the Monthly Servicer Report, setting forth the date of such report (day, month and year), the name of the Borrower (i.e., “CapitalSource Funding V Trust”), and the date of this Agreement, all in substantially the form set out in Exhibit B hereto. In addition, the Servicer shall provide to the Lenders and the Administrative Agent such additional reports and information regarding the Loans and the Assets as the Required Lenders or the Administrative Agent may reasonably request from time to time.

          (b) Additional Reporting After Servicer Default. Upon the occurrence of a Servicer Event of Default, or an event that, with lapse of time or notice or both would become a Servicer Event of Default (a “Servicer Default”), the Servicer shall notify the Administrative Agent and the Backup Servicer thereof promptly. After the occurrence and during the continuance of a Servicer Default or a Servicer Event of Default, the Servicer shall provide to the Administrative Agent, promptly following the Administrative Agent’s request therefor, such documents, reports and other information relating to the Collateral (and in such form, scope and detail) as the Administrative Agent may request.

          Section 6.02 Specification of Certain Tax Matters.

          The Paying Agent shall comply with all requirements of the Code and applicable state and local law with respect to the withholding from any distributions made to any Certificateholder of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith, giving due effect to any applicable exemptions from such withholding and effective certifications or forms provided by the recipient. Any amounts withheld pursuant to this Section 6.02 shall be deemed to have been distributed to the Certificateholders, as the case may be, for all purposes of this Agreement. Neither the Paying Agent nor the Administrative Agent shall have any responsibility for preparing or filing any tax returns.

ARTICLE VII

COVENANTS

          Section 7.01 Financial Covenants of CapitalSource.

          (a) Minimum Tangible Net Worth. At all times during the term of this Agreement, CapitalSource shall maintain a minimum consolidated Tangible Net Worth at least equal to the sum of (i) $1,100,000,000 plus (ii) 75% of any new equity of CapitalSource issued after March 31, 2005 plus (iii) 50% of cumulative positive consolidated net income of CapitalSource as reported on the Consolidated CapitalSource Balance Sheet for the period (taken as a single accounting period) from April 1, 2005 through the last day of the most recent fiscal quarter for which Consolidated CapitalSource Balance Sheet are available.

          (b) Maximum Leverage Ratios. At all times during the term of this Agreement, CapitalSource shall maintain a Secured Leverage Ratio of not greater than 4.00 to 1 and a Leverage Ratio of not greater than 5.00 to 1.

          Section 7.02 Financial Statements of CapitalSource.

          CapitalSource shall furnish or cause to be furnished to the Administrative Agent the following financial statements:

     (x) as soon as available and in any event within 90 days after the end of each fiscal year of CapitalSource Inc, CapitalSource Inc.’s audited consolidated balance sheets and statements of income, cash flows and changes in shareholders’ equity (and, separately stated, CapitalSource Inc.’s unaudited consolidating balance sheets and statements of income) as of the end of and for such fiscal year,

     (y) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of CapitalSource Inc, CapitalSource Inc.’s unaudited consolidated balance sheets and statements of income, cash flows and changes in shareholders’ equity (and, separately stated, CapitalSource Inc.’s unaudited consolidating balance sheets and statements of income) as of the end of and for the portion of such fiscal year then ended and

     (z) commencing with the fiscal year ending December 31, 2006 and for all fiscal periods thereafter, (i) as soon as available and in any event within 90 days after the end of each fiscal year of CapitalSource, CapitalSource’s audited consolidated balance sheets and statements of income, cash flows and changes in members’ equity as of the end of and for such fiscal year and (ii) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of CapitalSource, CapitalSource’s unaudited consolidated balance sheets and statements of income, cash flows and changes in members’ equity as of the end of and for the portion of such fiscal year then ended.

Each of the financial statements referred to in clauses (x), (y) and (z) above shall have been prepared in accordance with GAAP (subject to year-end adjustments in the case of interim statements) and shall be accompanied by a Section 7.02 Certification substantially in the form of Exhibit H pursuant to which (A) such financial statements shall be certified by a Responsible Officer of CapitalSource and (B) CapitalSource shall set forth a calculation of its compliance with the financial covenants in Section 7.01. The consolidating financial statements referred to in clause (x) above shall be accompanied by a statement of the independent auditors for CapitalSource Inc. to the effect that such consolidating statements have been subjected to the auditing procedures applied to the audits of the corresponding consolidated financial statements and are fairly stated in all material respects in relation to such consolidated financial statements taken as a whole. Each such financial statement and certificate shall be delivered to the Administrative Agent at the following electronic mail addresses (or such other contact information as may be provided by the Administrative Agent): Christine.herrick@jpmorgan.com and bill.castro@jpmorgan.com. CapitalSource shall furnish or cause to be furnished to the Administrative Agent any other financial information regarding CapitalSource, the Borrower, the Depositor or any Subsidiary of the Borrower or the Depositor reasonably requested by the Administrative Agent (it being understood that CapitalSource shall not be required to furnish or cause to be furnished hereunder any financial information relating to any subsidiary financing trust other than the Borrower).

ARTICLE VIII

THE SERVICER AND THE BACKUP SERVICER

          Section 8.01 Indemnification; Third Party Claims.

          (a) Indemnification by Servicer. The Servicer shall indemnify the Originator, the Owner Trustee, the Borrower, the Paying Agent, the Collateral Custodian, the Backup Servicer, the Depositor, the Administrative Agent and the Lenders, their respective officers, directors, employees, agents and “control persons”, as such term is used under the Act and under the Exchange Act (each a “Servicer Indemnified Party”) and hold harmless each of them against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any of the Servicer’s representations and warranties and covenants contained in this Agreement or in any way relating to the failure of the Servicer to perform its duties and service Collateral in compliance with the terms of this Agreement except to the extent such loss arises out of such Servicer Indemnified Party’s fraud, gross negligence or willful misconduct; provided that if the Servicer is not liable pursuant to the provisions of Section 8.01(b) for its failure to perform its duties and service the Collateral in compliance with the terms of this Agreement, then the provisions of this Section 8.01 shall have no force and effect with respect to such failure; provided that no successor Servicer shall be liable for the actions or omissions of a predecessor Servicer.

          (b) Limitation on Liability of Depositor and Servicer. None of the Depositor or the Servicer or any of their respective Affiliates, directors, officers, employees or agents shall be under any liability to the Owner Trustee, the Borrower, the Administrative Agent, the Lenders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided that this provision shall not protect the Depositor, the Servicer or any of their respective Affiliates, directors, officers, employees, agents against the remedies provided herein for the breach of any warranties, representations or covenants made herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any expense or liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of the respective duties of the Servicer, the Depositor or the Originator, as the case may be. The Originator, the Depositor, the Servicer and any of their respective Affiliates, directors, officers, employees, agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

          (c) Indemnification by Originator. The Originator agrees to indemnify and hold harmless the Depositor, the Collateral Custodian, the Backup Servicer, the Administrative Agent and the

Lenders, as the ultimate assignees from the Depositor (each an “Originator Indemnified Party”, together with the Servicer Indemnified Parties, the “Indemnified Parties”), from and against any loss, liability, expense, damage, claim or injury arising out of or based on (i) any breach of any representation, warranty or covenant of the Originator, the Servicer or their Affiliates, in any Basic Document, including the origination or prior servicing of the Collateral by reason of any acts, omissions, or alleged acts or omissions arising out of activities of the Originator, the Servicer or their Affiliates, and (ii) any untrue statement by the Originator, the Servicer or its Affiliates of any material fact, including any Officer’s Certificate, statement, report or other document or information prepared by any such Person and furnished or to be furnished by it pursuant to or in connection with the transactions contemplated thereby and not corrected prior to completion of the relevant transaction including such written information as may have been and may be furnished in connection with any due diligence investigation with respect to the Collateral or any such Person’s business, operations or financial condition, including reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the Originator shall not indemnify an Originator Indemnified Party to the extent such loss, liability, expense, damage or injury is due to either an Originator Indemnified Party’s willful misfeasance, bad faith or negligence or by reason of an Originator Indemnified Party’s reckless disregard of its obligations hereunder; provided that the Originator shall not be so required to indemnify an Originator Indemnified Party or to otherwise be liable to an Originator Indemnified Party for any losses in respect of the performance of the Collateral, the creditworthiness of the Obligors under the Loans, changes in the market value of the Collateral or other similar investment risks associated with the Collateral arising from a breach of any representation or warranty set forth in Section 3.04 or 3.05 hereto, as applicable, a remedy for the breach of which is provided in Section 3.06. The provisions of this indemnity shall run directly to and be enforceable by an Originator Indemnified Party subject to the limitations hereof.

          (d) Notification of Indemnification. With respect to a claim subject to indemnity hereunder made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the related indemnifying parties (each an “Indemnifying Party”) in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Indemnifying Parties shall have previously obtained actual knowledge thereof. Thereafter, the Indemnified Party shall deliver to the Indemnifying Parties, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. No failure to give such notice or deliver such documents shall effect the rights to indemnity hereunder. Each Indemnifying Party shall promptly notify the Administrative Agent and the Indemnified Party (if other than the Administrative Agent) of any claim of which it has been notified and shall promptly notify the Administrative Agent and the Indemnified Party (if applicable) of its intended course of action with respect to any claim.

          (e) Cooperation in Defense of Suit. If a Third Party Claim is made against an Indemnified Party, while maintaining control over its own defense, the Indemnified Party shall cooperate and consult fully with the Indemnifying Party in preparing such defense, and the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of such terms and the Indemnifying Party will promptly reimburse the Indemnified Party upon written request; provided that the Indemnified Party may not settle any claim or litigation without the consent of the Indemnifying Party; provided that the Indemnifying Party shall have the right to reject the selection of counsel by the Indemnified Party if the Indemnifying Party reasonably determines that such counsel is inappropriate in light of the nature of the claim or litigation and shall have the right to assume the defense of such claim or litigation if the Indemnifying Party determines that the manner of defense of such claim or litigation is unreasonable.

          Section 8.02 Merger or Consolidation of the Servicer and Backup Servicer.

          The Servicer shall keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign entity and maintain such other licenses and permits in each jurisdiction necessary to protect the validity and enforceability of each Basic Document to which it is a party and each of the Eligible Loans and to perform its duties under each Basic Document to which it is a party; provided that the Servicer may merge or consolidate with any other corporation upon the satisfaction of the conditions set forth in the following paragraph.

          Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be an Eligible Servicer and shall be the successor of the Servicer, as applicable hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Servicer shall send notice of any such merger, conversion, consolidation or succession to the Administrative Agent and the Borrower.

          Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

          Section 8.03 Limitation on Liability of the Servicer and the Backup Servicer.

          (a) Reliance on Documents; No Obligation with Respect to Legal Actions. The Servicer and any director, officer, employee or agent of the Servicer may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. Subject to the terms of Section 8.01, the Servicer shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to the Servicer’s duty to service the Collateral in accordance with this Agreement.

          (b) Limited Duties of Backup Servicer. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

          (c) Backup Servicer not Liable for Servicer Actions. The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Administrative Agent, the Lenders and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under applicable law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

          Section 8.04 No Resignation; Assignment.

          (a) No Resignation or Assignment by the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination shall be evidenced by an Independent opinion of counsel to such effect delivered (at the expense of the Servicer) to the Administrative Agent and the Lenders. No resignation of the Servicer shall become effective until a successor Servicer, appointed pursuant to the provisions of Section 9.02 shall have assumed the Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

          Except as expressly provided herein, the Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Servicer hereunder and any agreement, instrument or act purporting to effect any such assignment, transfer, delegation or appointment shall be void.

          The Servicer agrees to cooperate with any successor Servicer in effecting the transfer of the Servicer’s servicing responsibilities and rights hereunder pursuant to the first paragraph of this Section 8.04, including the transfer to such successor of all relevant records and documents (including any Loan Files and the Asset Files in the possession of the Servicer) and all amounts received with respect to the Loans and Assets and not otherwise permitted to be retained by the Servicer pursuant to this Agreement. In addition, the Servicer, at its sole cost and expense, shall prepare, execute and deliver any and all documents and instruments to the successor Servicer including all Loan Files and Asset Files in its possession and do or accomplish all other acts reasonably necessary or appropriate to effect such termination and transfer of servicing responsibilities.

          (b) No Resignation by the Backup Servicer. The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or has become impermissible under applicable law and

(ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

          Section 8.05 Relationship of Servicer to Borrower and the Administrative Agent.

          The relationship of the Servicer (and of any successor to the Servicer as servicer under this Agreement) to the Borrower, the Owner Trustee and the Administrative Agent under this Agreement is intended by the parties hereto to be that of an independent contractor and not of a joint venturer, agent or partner of the Borrower, the Owner Trustee or the Administrative Agent.

          Section 8.06 Servicer May Own Securities.

          Each of the Servicer and any Affiliate of the Servicer may in its individual or any other capacity become the owner or pledgee of Securities with the same rights as it would have if it were not the Servicer or an Affiliate thereof except as otherwise specifically provided herein. Securities so owned by or pledged to the Servicer or such Affiliate shall have an equal and proportionate benefit under the provisions of this Agreement, without preference, priority, or distinction as among all of the Securities; provided that any Securities owned by the Servicer or any Affiliate thereof, during the time such Securities are owned by them, shall be without voting rights for any purpose set forth in this Agreement unless the Servicer or such Affiliate owns all outstanding Securities of the related class. The Servicer shall notify the Administrative Agent promptly after it or any of its Affiliates becomes the owner or pledgee of a Security. At any time that CapitalSource or any of its Affiliates is the Servicer, neither the Servicer nor any of its Affiliates may be a Lender.

          Section 8.07 Indemnification of the Administrative Agent, the Lenders and Owner Trustee.

          CapitalSource agrees to indemnify the Administrative Agent, the Lenders and their respective employees, officers, directors and agents, and reimburse them reasonable out-of-pocket expenses in accordance with Section 9.03 of the Credit Agreement as if it was a signatory thereto. CapitalSource agrees to indemnify the Owner Trustee in accordance with Section 8.2 of the Trust Agreement as if it were a signatory thereto.

ARTICLE IX

SERVICER EVENTS OF DEFAULT

          Section 9.01 Servicer Events of Default.

          (a) Servicer Events of Default. A “Servicer Event of Default” means the occurrence and continuation of any of the following:

     (1) any failure by Servicer to deposit amounts into the Collection Account, an FX Account or the Distribution Account when required, or any failure by Servicer to make any of the required payments therefrom, which continues unremedied for two Business Days; or

     (2) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the material covenants or agreements on the part of the Servicer, contained in any Basic Document to which it is a party, which continues unremedied for a period of 30 days (or, in the case of payment of insurance premiums with respect to Loans for which the Servicer is required pursuant to the Loan Documents to escrow such premiums, for a period of 15 days) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with copy to each other party hereto), by the Administrative Agent or Lenders holding at least 25% of the Aggregate Credit Agreement Exposure; or

     (3) any breach on the part of the Servicer of any representation or warranty contained in any Basic Document to which it is a party that has a material adverse affect on the interests of any of the parties hereto or any Certificateholder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with copy to each other party hereto) by the Administrative Agent or Lenders holding at least 25% of the Aggregate Credit Agreement Exposure; or

     (4) a Bankruptcy Event shall occur with respect to the Servicer;

     (5) so long as the Servicer or the Originator is an Affiliate of either of the Depositor or the Borrower, any “event of default” by any such party occurs under any of the Basic Documents; or

     (6) CapitalSource fails to comply with the financial covenants set forth in Section 7.01.

          (b) Remedies of Administrative Agent and Lenders Upon Servicer Event of Default. Then, and in each and every such case, so long as a Servicer Event of Default shall not have been remedied, the Administrative Agent or the Required Lenders, by notice in writing to the Servicer may, in addition to whatever rights such Person may have at law or in equity to damages, including injunctive relief and specific performance, on thirty days’ notice, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Collateral and the proceeds thereof, as servicer under this Agreement. Within a commercially reasonable time following receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Collateral or otherwise, shall, subject to Section 9.02, pass to and be vested in a successor servicer, and the successor servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including the transfer and endorsement or assignment of the Collateral and related documents. The Servicer agrees to cooperate with the successor servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder, including the transfer to the successor servicer for administration by it of all amounts which shall at the time be credited by the Servicer to each Collection Account or thereafter received with respect to the Collateral.

          (c) Termination of Servicer’s Rights Upon Term Event. Upon the occurrence, and during the continuation, of (i) an Event of Default under any of the Basic Documents, (ii) a Servicer Event of Default under this Agreement, or (iii) a Trigger Event (each, a “Term Event”), the Servicer’s right to service the Collateral pursuant to the terms of this Agreement shall be in effect for an initial period commencing on the date on which such Term Event occurred and shall automatically terminate at 5:00 p.m. (New York City time), on the last business day of the calendar month in which such Term

Event occurred (the “Initial Term”). Thereafter, the Initial Term shall be extendible in the sole discretion of the Administrative Agent by written notice (each, a “Servicer Extension Notice”) of the Administrative Agent for successive one-month terms (each such term ending at 5:00 p.m. (New York City time), on the last business day of the related month). Following a Term Event, the Servicer hereby agrees that the Servicer shall be bound for the duration of the Initial Term and the term covered by any such Servicer Extension Notice to act as the Servicer pursuant to this Agreement. Following a Term Event, the Servicer agrees that if, as of 3:00 p.m. (New York City time) on the last business day of any month, the Servicer shall not have received a Servicer Extension Notice from the Administrative Agent, the Servicer shall give written notice of such non-receipt to the Administrative Agent by 4:00 p.m. (New York City time). Following a Term Event, the failure of the Administrative Agent to deliver a Servicer Extension Notice by 5:00 p.m. (New York City time) shall result in the termination of the Servicer upon the completion of the transfer of the servicing (the “Servicer Termination Date”). The Servicer and the Administrative Agent shall comply with all applicable laws in connection with such transfer and the Servicer shall continue to service the Collateral until completion of such transfer.

          (d) Declaration of Termination Date. Upon the occurrence of a Term Event (other than the occurrence of a Bankruptcy Event with respect to the Servicer, the Depositor or the Borrower), the Administrative Agent shall, at the request of, or may, with the consent of the Required Lenders, by notice to the Borrower and the Servicer, declare the Termination Date to have occurred and all amounts due the Lenders, the Administrative Agent and the Owner Trustee shall be immediately due and payable.

          (e) Automatic Determination Termination Date. Upon the occurrence of a Bankruptcy Event with respect to the Servicer, the Depositor or the Borrower, the Termination Date shall occur immediately and all amounts due and payable to the Lenders, the Administrative Agent and the Owner Trustee shall be immediately due and payable.

          Section 9.02 Appointment of Successor.

          (a) Succession of Backup Servicer or Successor Servicer. On and after the date the Servicer receives a notice of termination pursuant to Section 9.01 or is terminated pursuant to Section 9.01(c), or the Owner Trustee receives the resignation of the Servicer evidenced by an Opinion of Counsel or accompanied by the consents required by Section 8.04, or the Servicer is removed as servicer pursuant to this Article IX, then, Backup Servicer shall automatically succeed and assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including expenses incurred by the Backup Servicer in connection with the transition of the servicing obligations (“Transition Costs”). In the event that there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall submit to CapitalSource the name of a proposed successor servicer (the “Successor Servicer”). CapitalSource shall have the right to reject one proposed Successor Servicer within two Business Days of the Administrative Agent’s submission and, upon such rejection CapitalSource shall have no further consent rights with respect to the appointment of any Successor Servicer. If CapitalSource shall not have rejected such proposed Successor Servicer within such two Business Day period, the Administrative Agent shall, as promptly as possible, appoint such Successor Servicer as servicer hereunder so long as such proposed Successor Servicer is acceptable to the Administrative Agent. The Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and the Lenders. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of loans and assets similar to the Loans and the Assets, as the Successor Servicer hereunder.

          (b) Duties of Backup Servicer or Successor Servicer. Upon its appointment, the Backup Servicer or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, (v) no liability or obligation with respect to any indemnification obligations of any prior Servicer, including the original Servicer, (vi) no obligation to perform any duties of the Servicer set forth on Exhibit A-1 hereto (which duties will, instead, be performed by the Originator), and (vii) no obligation to perform any duties of the Servicer with respect to any FX Loan, FX Account, FX Document, Foreign Currency Advance, Foreign Currency Credit Extension or Foreign Currency Letter of Credit (which duties will, instead, be performed by the Administrative Agent). The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those instances of negligence or willful misconduct of the Backup Servicer or Successor Servicer, as applicable.

          (c) No Authority of Servicer Upon Termination of Agreement. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Seller in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

          (d) Duties of Backup Servicer Upon Succession as Servicer. Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 9.02, the Backup Servicer will promptly begin the transition to its role as Servicer. Notwithstanding the foregoing, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including Transition Costs. In the event the Backup Servicer is required to solicit bids as provided herein, the Backup Servicer shall solicit, by public announcement, bids from banks and mortgage servicing institutions meeting the qualifications set forth in this Section 9.02. Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto. Within 30 days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicing Advances. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and the Lenders and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall Wells Fargo Bank, National Association, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

          If Wells Fargo Bank, National Association becomes the Successor Servicer, Wells Fargo Bank, National Association shall not be required to service the Collateral in accordance with the terms of the Underwriting Guidelines but rather it shall be required to service the Collateral in accordance with applicable law, the Required Collateral Documents and current industry standards.

          Notwithstanding anything contained in this Agreement to the contrary, Wells Fargo Bank, National Association as successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and Wells Fargo Bank, National Association shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to Wells Fargo Bank, National Association making or continuing any Errors (collectively, “Continued Errors”), Wells Fargo Bank, National Association shall have no duty, responsibility, obligation or liability to perform servicing or for such Continued Errors; provided that Wells Fargo Bank, National Association agrees to use its best efforts to prevent further Continued Errors. In the event that Wells Fargo Bank, National Association becomes aware of Errors or Continued Errors, Wells Fargo Bank, National Association shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Wells Fargo Bank, National Association shall be entitled to recover its costs thereby expended in accordance with Section 5.01(c)(3)(i)(b) and 5.01(c)(4)(i)(b) of this Agreement.

          Section 9.03 Waiver of Defaults.

          The Administrative Agent may waive any events permitting removal of the Servicer as servicer pursuant to this Article IX. Upon any waiver of a past default, such default shall cease to exist and any Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

          Section 9.04 Accounting Upon Termination of Servicer.

          Upon termination of the Servicer under this Article IX, the Servicer shall, at its own expense:

     (a) deliver to its successor or, if none shall yet have been appointed, to the Paying Agent the funds in the Collection Account;

     (b) deliver to its successor or, if none shall yet have been appointed, to the Collateral Custodian all Loan Files, Asset Files and related documents and statements held by it hereunder and a Loan portfolio computer tape and Collateral Schedule;

     (c) deliver to its successor, the Administrative Agent, the Lenders, the Borrower and the Certificateholders a full accounting of all funds, including a statement showing the Scheduled Payments collected by it and a statement of monies held in trust by it for payments or charges with respect to the Collateral; and

     (d) execute and deliver such instruments and perform all acts reasonably requested in order to effect the orderly and efficient transfer of servicing of the Collateral to its successor and to more fully and definitively vest in such successor all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer under this Agreement.

          Section 9.05 Removal of Backup Servicer.

     (a) Removal by Administrative Agent. The Backup Servicer may be removed, with or without cause, by the Administrative Agent, at the direction of the Administrative Agent, by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent or the Administrative Agent with the consent of the Required Lenders.

     (b) Agreement by Backup Servicer to Terminate. Upon the Backup Servicer’s receipt of a Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

ARTICLE X

THE COLLATERAL CUSTODIAN

          Section 10.01 Appointment.

          The Administrative Agent, at the direction of the Lenders, hereby appoints Wells Fargo Bank, National Association to act as Collateral Custodian, for the benefit of the Administrative Agent, as agent for the Lenders. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligation with respect thereto set forth herein and in the other Basic Documents (including the Guarantee and Security Agreement).

          Section 10.02 No Representations.

          In taking and retaining custody of the Required Collateral Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Lenders; provided that (a) the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Collateral Documents or the instruments therein; and (b) the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein and in the other Basic Documents (including the Guarantee and Security Agreement).

          Section 10.03 Custody of Custodial Collateral Files.

          All Custodial Collateral Files shall be kept in fire resistant vaults, rooms or cabinets at the office of the Collateral Custodian set forth in Section 13.06, or at such other office as shall be specified to the Administrative Agent by the Collateral Custodian in a written notice delivered at least 45 days prior to such change. All Custodial Collateral Files shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Custodial Collateral Files shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian.

          Section 10.04 Standard of Care.

          In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to loans and assets similar to the Loans and the Assets that it holds as Collateral Custodian.

          Section 10.05 Acknowledgment.

          The parties hereto hereby acknowledge and agree that the Collateral Custodian’s execution of this Agreement shall constitute the Collateral Custodian’s written acknowledgment and agreement that the Collateral Custodian is holding any Collateral it receives that may be perfected by possession under the UCC on behalf of and for the benefit of the Administrative Agent and the Lenders.

ARTICLE XI

TERMINATION

          Section 11.01 Termination.

          (a) Date of Termination. This Agreement shall terminate upon either: (A) the later of (i) the Collection Date and (ii) the disposition of all funds with respect to the last item of Collateral and the remittance of all funds due hereunder and the payment of all amounts due and payable, including, in both cases, without limitation, indemnification payments payable pursuant to any Basic Document to the Administrative Agent, the Owner Trustee, the Borrower, the Servicer, the Backup Servicer, the Paying Agent and the Collateral Custodian, written notice of the occurrence of either of which shall be provided to the Administrative Agent by the Servicer; or (B) the mutual consent of the Servicer, the Depositor and all Lenders in writing and delivered to the Administrative Agent by the Servicer.

          (b) Early Termination. Following the payment in full of the Secured Obligations (as defined in the Guarantee and Security Agreement), the Securities shall be subject to an early redemption or termination at the option of the Servicer in the manner and subject to the provisions of Section 11.02.

          (c) Termination of Borrower. Except as provided in this Article XI, none of the Depositor, the Servicer nor any Certificateholder or Lender shall be entitled to revoke or terminate the Borrower.

          Section 11.02 Optional Termination.

          The Servicer may, at its option, effect an early termination of this Agreement and the Collateral on any Business Day on or after the Clean-up Call Date. The Servicer shall effect such early termination by (a) providing notice thereof to the Administrative Agent and Owner Trustee, (b) paying all amounts due the Administrative Agent, the Owner Trustee and the Lenders hereunder and under the other Basic Documents, (c) providing cover to the Issuing Lender for all outstanding Letters of Credit in the amount determined under Section 2.05(d) of the Credit Agreement and (d) complying with the obligations under Section 3.09 with respect to any outstanding Letters of Credit. The amounts payable under clauses (b), (c) and (d) above shall constitute the “Termination Price”.

          Any such early termination by the Servicer shall be accomplished by depositing into the Collection Account on the third Business Day prior to the Payment Date on which the purchase is to occur the amount of the Termination Price to be paid. The Termination Price and any amounts then on deposit in the Collection Account (other than any amounts withdrawable pursuant to Section 5.01(c)(1)) shall be deposited in the Distribution Account and distributed by the Paying Agent pursuant to Section 5.01(c)(4) of this Agreement and Section 9.1 of the Trust Agreement on the next succeeding Payment Date; and any amounts received with respect to the Collateral and Foreclosure Properties subsequent to the final Payment Date shall belong to the purchaser thereof.

          Section 11.03 Notice of Termination.

          Notice of termination of this Agreement or of early redemption and termination of the Borrower pursuant to Section 11.01 shall be sent by the Administrative Agent to the Lenders pursuant to the terms of the Credit Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

          Section 13.01 Acts of Certificateholders.

          Except as otherwise specifically provided herein and except with respect to Section 13.02(b), whenever action, consent or approval of the Certificateholders is required under this Agreement, such action, consent or approval shall be deemed to have been taken or given on behalf of, and shall be binding upon, all Certificateholders if the Required Lenders agree to take such action or give such consent or approval.

          Section 13.02 Amendment.

          (a) Amendment to Correct this Agreement. This Agreement may be amended from time to time by the Depositor, the Servicer, the Paying Agent, the Originator, the Collateral Custodian, the Backup Servicer, the Administrative Agent (acting with the consent of the requisite Lenders under the Credit Agreement) and the Borrower by written agreement with notice thereof to the holders of the Trust Certificates, without the consent of any of the Certificateholders, to cure any error or ambiguity, to correct or supplement any provisions hereof which may be defective or inconsistent with any other provisions hereof or to add any other provisions with respect to matters or questions arising under this Agreement; provided that such action will not adversely affect in any material respect the interests of the Certificateholders, as evidenced by an Opinion of Counsel to such effect provided at the expense of the party requesting such amendment.

          (b) Amendments Generally. This Agreement may also be amended from time to time by the Depositor, the Servicer, the Paying Agent, the Originator, the Collateral Custodian, the Backup Servicer, the Administrative Agent (acting with the consent of the requisite Lenders under the Credit Agreement), the Certificateholders and the Borrower by written agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the Lenders or the Certificateholders; provided that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, collections of payments on Loans, Assets or distributions which are required to be made hereunder or under any of the other Basic Documents without the consent of all of the Lenders and all of the Certificateholders, (ii) adversely affect in any material respect the interests of any of the Lenders or any of the Certificateholders, in any manner other than as described in clause (i), without the consent of the holders of all of the Lenders and all of the Certificateholders, or (iii) reduce the percentage of Lenders or Certificateholders whose consent is required for any such amendment without the consent of the holders of all of the Lenders and all of the Certificateholders.

          (c) Approval of Substance of Amendments. It shall not be necessary for the consent of Certificateholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

          Prior to the execution of any amendment to this Agreement, the Borrower and the Administrative Agent shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Borrower and the Administrative Agent may, but shall not be obligated to, enter into any such amendment which affects the Borrower’s own rights, duties or immunities of the Borrower or the Administrative Agent, as the case may be, under this Agreement.

          Any amendment to this Agreement which affects the rights or duties of the Owner Trustee shall require the prior written consent of the Owner Trustee.

          Section 13.03 Recordation of Agreement.

          To the extent permitted by applicable law, this Agreement, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the Mortgaged Property is situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Lenders’ expense on direction of the Required Lenders but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Lenders or is necessary for the administration or servicing of the Collateral.

          Section 13.04 Duration of Agreement.

          This Agreement shall continue in existence and effect until terminated as herein provided.

          Section 13.05 Governing Law.

          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          Section 13.06 Notices.

          All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, mailed by overnight mail, certified mail or registered mail, postage prepaid, or (ii) transmitted by telecopy, upon telephone confirmation of receipt thereof, as follows:

     (A) in the case of the Depositor, to CS Funding V Depositor Inc., 4445 Willard Avenue, Chevy Chase, Maryland 20815, Attention: Chief Legal Officer, telecopy number (301) 841-2380, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Lenders and the other parties hereto in writing by the Depositor;

     (B) in the case of the Borrower, to CapitalSource Funding IV Trust, c/o Wilmington Trust Company, as Owner Trustee, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, telecopy (302) 636-4140, telephone (302) 651-1000, or such other address or telecopy or telephone numbers as may hereafter be furnished to the Lenders and the other parties hereto in writing by the Borrower;

     (C) in the case of the Originator, to CapitalSource Finance LLC, 4445 Willard Avenue, Chevy Chase, Maryland 20815, Attention: Chief Legal Officer, telecopy number (301) 841-2380, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Lenders and the other parties hereto in writing by the Originator;

     (D) in the case of the Servicer, to CapitalSource, 4445 Willard Avenue, Chevy Chase, Maryland 20815, Attention: Chief Legal Officer, telecopy number (301) 841-2380, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Lenders and the other parties hereto in writing by the Servicer;

     (E) in the case of the Collateral Custodian, to Wells Fargo Bank, National Association, 751 Kasota Avenue, Suite ABS, MAC N9328-011, Minneapolis, Minnesota, 55414, Attention: Corporate Trust Services/Asset-Backed Securities Vault, telecopy number (612) 667-1080, with a copy to Wells Fargo Bank, National Association, MAC N9311-161, Sixth Street and Marquette, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services/Asset-Backed Administration, telecopy number (612) 667-3464, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Lenders and the other parties hereto in writing by the Collateral Custodian;

     (F) in the case of the Backup Servicer and Paying Agent, to Wells Fargo Bank, National Association, MAC N9311-161, Sixth Street and Marquette, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services/Asset-Backed Administration, telecopy number (612) 667-3539, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Lenders and the other parties hereto in writing by the Backup Servicer and Paying Agent; and

     (G) in the case of the Administrative Agent, to the address for notices specified in the Credit Agreement;

any such notices shall be deemed to be effective with respect to any party hereto upon the receipt of such notice or telephone confirmation thereof by such party.

          Section 13.07 Severability of Provisions.

          If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

          Section 13.08 No Partnership.

          Nothing herein contained shall be deemed or construed to create any partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor.

          Section 13.09 Counterparts.

          This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means) and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement.

          Section 13.10 Successors and Assigns.

          This Agreement shall inure to the benefit of and be binding upon the Servicer, the Originator, the Depositor, the Administrative Agent, the Lenders, the Borrower and the Certificateholders and their respective successors and permitted assigns.

          Section 13.11 Headings.

          The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

          Section 13.12 Actions of Certificateholders.

          (a) Requirements of Written Instruments. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Depositor, the Servicer or the Borrower. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Depositor, the Servicer and the Borrower if made in the manner provided in this Section 13.12.

          (b) Proof of Written Instrument. The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Depositor, the Servicer or the Borrower may deem sufficient.

          (c) Binding Effect of Written Instrument. Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Depositor, the Servicer or the Borrower in reliance thereon, whether or not notation of such action is made upon such Security.

          (d) Additional Proof of Written Instrument. The Depositor, the Servicer or the Borrower may require additional proof of any matter referred to in this Section 13.12 as it shall deem necessary.

          Section 13.13 Non-Petition Agreement.

          Notwithstanding any prior termination of any Basic Document, the Originator, the Paying Agent, the Servicer, the Depositor and the Administrative Agent each severally and not jointly covenants that it shall not, prior to the date which is one year and one day after the payment in full of the all amounts owing under the Credit Agreement and the other Basic Documents, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Borrower or the Depositor to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Borrower or Depositor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or Depositor or any substantial part of their respective property or ordering the winding up or liquidation of the affairs of the Borrower or the Depositor.

          Section 13.14 Holders of the Securities.

          (a) Distribution Pro Rata. Any sums to be distributed or otherwise paid hereunder or under this Agreement to the holders of the Securities shall be paid to such holders pro rata based on their Percentage Interests.

          (b) Majority Approval. Where any act or event hereunder is expressed to be subject to the consent or approval of the holders of the Securities without reference to a specific percentage of such holders, such consent or approval shall be capable of being given by the holder or holders evidencing in the aggregate not less than 51% of the Percentage Interests.

          Section 13.15 Due Diligence.

          The Originator acknowledges that the Administrative Agent and the Lenders may enter into transactions based solely upon the information provided by the Originator to the Administrative Agent and the Lenders in the Collateral Schedule and the representations, warranties and covenants contained herein, and that the Administrative Agent and the Lenders, at their option, have the right prior to the making of any Credit Extension under the Credit Agreement to conduct a partial or complete due diligence review on some or all of the Collateral securing such purchase, including ordering new credit reports on the related Mortgaged Properties and otherwise re-generating the information used to originate such Collateral. The Administrative Agent or any Lender may underwrite such Collateral itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Originator agrees to cooperate with the Administrative Agent and any third party underwriter in connection with such underwriting, including providing the Administrative Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Collateral in the possession, or under the control, of the Servicer. The Originator also shall make available to the Administrative Agent and the Lenders a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral Files and the Collateral. The Administrative Agent and each Lender agrees (on behalf of itself and its Affiliates, directors, officers, employees and representatives) to use reasonable precaution to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound practices, and not to disclose to any third party, any non-public information supplied to it or otherwise obtained by it hereunder with respect to the Originator or any of its Affiliates (including the Collateral Files); provided that (1) nothing herein shall prohibit the disclosure of any such information to the extent required by statute, rule, regulation or judicial process and (2) unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender shall, prior to disclosure thereof, notify the Originator of any request for disclosure of any such non-public information. The Administrative Agent and each Lender further agrees not to use any such non-public information for any purpose unrelated to this Agreement, and the Administrative Agent and each Lender agrees that it shall not disclose such non-public information to any third party underwriter in connection with a potential Disposition without obtaining a written agreement from such third party underwriter to comply with the confidentiality provisions of this Section.

          Section 13.16 No Reliance.

          Each of the Originator, the Depositor and the Borrower hereby acknowledges that it has not relied on the Administrative Agent or any of the Lenders or any of their respective officers, directors, employees, agents and “control persons” as such term is used under the Act and under the Exchange Act for any tax, accounting, legal or other professional advice in connection with the transactions contemplated by the Basic Documents, that each of the Originator, the Depositor and the Borrower has retained and been advised by such tax, accounting, legal and other professionals as it has deemed necessary in connection with the transactions contemplated by the Basic Documents; and that the Administrative Agent and the Lenders make no representation or warranty, and shall have no liability with respect to, the tax, accounting or legal treatment or implications relating to the transactions contemplated by the Basic Documents.

          Section 13.17 Conflicts.

          Notwithstanding anything contained in the Basic Documents to the contrary, in the event of the conflict between the terms of this Agreement and any other Basic Document, the terms of this Agreement shall control.

          Section 13.18 Limitation on Liability.

          It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of CapitalSource Funding V Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Borrower is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Borrower, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or any other related documents.

          Section 13.19 No Agency.

          Nothing contained herein or in the Basic Documents shall be construed to create an agency or fiduciary relationship between the Administrative Agent, the Lenders or any of their Affiliates and the Borrower, the Depositor, the Originator or the Servicer. None of the Administrative Agent, any Lenders or any of their Affiliates shall be liable for any acts or actions affected in connection with a Disposition, including any Securitization pursuant to Section 3.07 or any Whole Loan Sale pursuant to Section 3.07.

          Section 13.20 Third Party Beneficiaries.

          The Owner Trustee is an intended third party beneficiary of this Agreement.

          Section 13.21 Performance by Wells Fargo Bank, National Association.

          The parties expressly acknowledge and consent to Wells Fargo Bank, National Association acting in the capacities of successor Servicer and in the capacity as Paying Agent, Backup Servicer and Collateral Custodian. Wells Fargo Bank, National Association may, in such capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent that any such conflict or breach arises from the performance by Wells Fargo Bank, National Association of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of negligence (other than errors in judgment) and willful misconduct by Wells Fargo Bank, National Association.

(SIGNATURE PAGE FOLLOWS)

          IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized, as of the day and year first above written, to this Agreement.

CAPITALSOURCE FUNDING V TRUST,

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Janel R. Havrilla

Name: Janel R. Havrilla Title: Financial Services Officer

CS FUNDING V DEPOSITOR INC., as Depositor

BY:	/s/ Giles R. Coates

Name: Giles R. Coates Title: Director-Treasury & Risk Management

CAPITALSOURCE FINANCE LLC, as Originator and Servicer

BY:	/s/ Giles R. Coates

Name: Giles R. Coates Title: Director-Treasury & Risk Management

JPMORGAN CHASE BANK, N.A., as Administrative Agent

BY:	/s/ Christine Herrick

Name: Christine Herrick Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Paying Agent, Collateral Custodian and Backup Servicer

BY:	/s/ Joe Nardi

Name: Joe Nardi Title: Vice President

EXHIBIT A-1

ADDITIONAL PROVISIONS RELATING TO REAL ESTATE OWNED

          Conditions Treatment of REO as an “Eligible Asset”. It shall be a condition to the treatment as an “Eligible Asset” of each REO property that each of the following conditions (in addition to those set forth in the Sale and Servicing Agreement to which this Exhibit A-1 is attached) are at all times met with respect to such property:

     (1) Fee Interest. Such property represents a fee ownership interest located in the United States of America.

     (2) Title. Title to such property is recorded in the name of a REO Subsidiary in the applicable local land records for the jurisdiction(s) in which such property is located, and on or before the Transfer Date for such property the Administrative Agent shall have received evidence of such recordation in the form of a copy of a filed and stamped deed of title (including a torrens title certificate, if relevant).

     (3) Mortgage. Such property is subject to the Lien of one or more mortgages, deeds of trust, deeds to secure debt or similar instruments (collectively, “REO Mortgages”) in form and substance satisfactory to the Administrative Agent securing the obligations of the REO Subsidiary to the Administrative Agent and the Lenders under the Credit Agreement and the Security Documents, which Lien has been recorded in the applicable local land records for the jurisdiction(s) in which such property is located, and on or before the Transfer Date for such property the Administrative Agent shall have received evidence of such recordation in the form of a filed and stamped mortgage, deed of trust, deed to secure debt or similar instrument and which shall indicate that all recording and stamp taxes payable in connection with recording of such REO Mortgages in the appropriate local land office(s) has been paid.

     (4) Fixture Filing. To the extent the applicable REO Mortgage covering such property is not also a fixture filing for purposes of the Uniform Commercial Code, an appropriate Uniform Commercial Code fixture filing shall have been recorded in the applicable local land records for the jurisdiction(s) in which such property is located, and on or before the Transfer Date for such property the Administrative Agent shall have received evidence of such filing in the form of a filed and stamped fixture filing.

     (5) Title Policies. The validity and priority of the Liens created under the REO Mortgages shall have been insured by one or more mortgagee policies of title insurance on forms of and issued by one or more title companies satisfactory to the Administrative Agent (the “Title Companies”), for a face amount at least equal to the Value of such property, subject only to such exceptions as are satisfactory to the Administrative Agent (which shall not in any event show any Liens for any Indebtedness other than the Indebtedness of the Borrower in respect of the Credit Agreement), and on or before the Transfer Date for such property the Administrative Agent shall have received evidence of a commitment from a title company for the issuance of such policy and that the Title Companies shall have been paid all expenses and premiums in connection with the issuance of such policies and the recording of such REO Mortgages, it being understood that such policies shall not in any event include a survey-exception.

     (6) Opinion of Counsel. On or before the Transfer Date for such property, the Originator shall have delivered to the Administrative Agent an opinion in form and scope satisfactory to the Administrative Agent, and from counsel admitted in the jurisdiction in which

A-1-1

such property is located and satisfactory to the Administrative Agent, covering the following matters:

     (i) The REO Mortgage covering such property creates the lien it purports to create on such property, as security for the payment of the obligations secured by such REO Mortgage, and such REO Mortgage is in proper form for enforcement under the law of the jurisdiction in which such property is located.

     (ii) Such REO Mortgage is, under the law of such jurisdiction a legal, valid and binding obligation of the REO Subsidiary, enforceable against the REO Subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such REO Mortgage is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     (iii) The recording of such REO Mortgage in the applicable local land office(s) (which shall be specified by such counsel), and (if applicable) the filing with respect to fixtures of Uniform Commercial Code financing statements, are the only recordings or filings necessary to publish notice of and to the rights of the parties thereto, and to perfect the liens and security interests created pursuant thereto.

     (iv) The exercise of remedies under such REO Mortgage (including, in the event such REO Mortgage is a deed of trust, the exercise of the trustee’s power of sale thereunder), and the foreclosure of such REO Mortgage, will not in any manner restrict, affect or impair the obligations of the REO Subsidiary with respect to the obligations secured by such REO Mortgage, or the rights and remedies of the Collateral Custodian, Administrative Agent and the Lenders with respect to the foreclosure or enforcement of any other security interests or liens securing such obligations to the extent that any deficiency remains unpaid after application of the proceeds of such exercise or foreclosure.

     (v) Except as specified in such opinion, no recording, filing, privilege, documentary stamp, intangibles or other tax must be paid in connection with the execution, delivery, recordation or enforcement of such REO Mortgage or any Uniform Commercial Code financing statements with respect to fixtures.

     (7) Property and Liability Insurance. Property and liability insurance shall at all times be maintained with respect to such property and the risks associated with the ownership thereof, including:

     (a) Casualty Insurance insurance against loss or damage covering such property (including all improvements thereon) by reason of any Peril (as defined below) in an amount not less than the Value thereof (subject to a deductible not exceeding 5% of such Value) but in any event, at least equal to 100% of the actual replacement cost of such property (including all improvements thereon).

     (b) Comprehensive General Liability Insurance insurance against claims for bodily injury, death or property damage occurring on, in or about such property (and any

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adjoining streets, sidewalks and waterways), in such amounts as are then customary for property similar in use in the jurisdictions where such properties are located.

     (c) Other Insurance such other insurance, including War Risk Insurance when and to the extent obtainable from the United States Government, in each case as generally carried by owners of similar properties in the jurisdictions where such property is located, in such amounts and against such risks as are then customary for property similar in use.

          Such insurance shall be written by financially responsible companies selected by the Servicer and having an A. M. Best rating of “A+” or better and being in a financial size category of XIV or larger, or by other companies acceptable to the Required Lenders, and shall name the Collateral Custodian (on behalf of the Administrative Agent and the Lenders) as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this paragraph (7) shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days’ notice to the Administrative Agent and shall also provide that the interests of the Collateral Custodian, Administrative Agent and the Lenders shall not be invalidated by any act or negligence of the Borrower or any Person having an interest in such property nor by occupancy or use of any such property for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to such property. The Servicer will advise the Administrative Agent promptly of any policy cancellation, reduction or amendment.

          On or before the Transfer Date for such property, the Servicer will deliver to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Servicer hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through the December 31 falling at least six months after the date hereof, subject only to the payment of premiums as they become due. Thereafter, on each November 15 in each year (commencing with the first November 15 after the date hereof), the Servicer will deliver to the Administrative Agent certificates of insurance evidencing that all insurance required to be maintained by the Servicer hereunder will be in effect through the December 31 of the calendar year following the calendar year of the current November 15, subject only to the payment of premiums as they become due. In addition, the Servicer will not modify or permit to be modified any of the provisions of any policy with respect to casualty insurance without delivering the original copy of the endorsement reflecting such modification to the Administrative Agent. The Servicer will not obtain or carry, or permit to be obtained or carried, separate insurance concurrent in form or contributing in the event of loss with that required by this paragraph (7) unless the Collateral Custodian (on behalf of the Administrative Agent and the Lenders) is the named insured thereunder, with loss payable as provided herein. The Servicer will immediately notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

          For purposes hereof, the term “Peril” means, collectively, fire, lightning, flood, windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the “all risk” endorsement then in use in the jurisdictions where such property is located.

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     (8) Environmental Reports. On or before the Transfer Date for such property, the Originator shall have obtained and delivered to the Administrative Agent a “Phase I” environmental survey and assessment prepared by a firm of licensed engineers (familiar with the identification of toxic and hazardous substances) in form and detail satisfactory to the Administrative Agent, such environmental survey and assessment to be based upon physical on site inspections by such firm of such property, as well as an historical review of the uses of such property and of the business and operations conducted at such property. Such report shall not reveal any material risk of any Environmental Liability with respect to such property.

     Thereafter, not less frequently than once every year, the Originator shall obtain and deliver to the Administrative Agent a certificate of a Servicing Officer repeating to the Administrative Agent and the Lenders the representation set forth in Section 3.04(l) of the Sale and Servicing Agreement with respect to such property and identifying any exceptions to such representation that would be required by reason of developments occurring with respect to such property subsequent to the Transfer Date therefor.

     (9) Appraisal. On or before the Transfer Date for such property, a Qualified FIRREA Appraisal shall have obtained by the Administrative Agent (which the Administrative Agent agrees to commission at the request and expense of the Originator), which appraisals shall have been made as of a date prior to the Transfer Date for such property (but not earlier than 180 days prior to such Transfer Date). Thereafter, not less frequently than once every year, the Administrative Agent shall be entitled (at the expense of the Originator) to commission an updated Qualified FIRREA Appraisal of such property setting forth any change in the Value of such property and taking into account any change in the environmental status of such property based upon a certificate of a Servicing Officer repeating to the respective appraisal firm the representation set forth in Section 3.04(l) of the Sale and Servicing Agreement with respect to such property and identifying any exceptions to such representation that would be required by reason of developments occurring with respect to such property subsequent to the Transfer Date therefor.

     (10) Maintenance of Condition. Such property shall at all times be maintained in good working order and condition, ordinary wear and tear excepted so as to avoid a diminution of the Value of such property after the Transfer Date for such property (excluding any diminution resulting from changes resulting from a reduction in market value of such property).

     (11) Certain Reports. The Originator will deliver to the Administrative Agent, promptly upon the occurrence thereof, notice written notice of the following:

     (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such property or arising out of the ownership of such property;

     (ii) the assertion by any Person of any Environmental Claim against, or with respect to, such property, and any alleged violation of or non compliance with any Environmental Laws or any permits, licenses or authorizations with respect to such property;

     (iii) any event or development that has led to, or could reasonably be expect to lead to, the submission of a claim under any title, casualty, liability or other insurance policy maintained by the Originator with respect to such property;

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     (iv) the assertion by any Governmental Authority (including any local property tax authority) that any taxes payable with respect to such property are past due; and

     (v) any other event or development that has resulted in, or could reasonably be expected to result in, a material diminution in the Value of such property.

Each notice delivered under this paragraph (11) shall be accompanied by a statement of a Servicing Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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EXHIBIT A-2

MINIMUM DOCUMENTARY REQUIREMENTS

     (1) Minimum documentary requirements for the Required Loan Documents for any Loan that is to be made, or any Letter of Credit under the Credit Agreement that is to be issued, in any currency other than U.S. Dollars shall be determined at the time that such Loan Documents have been prepared by the Originator and delivered to the Administrative Agent and the Lenders for review.

     (2) Minimum documentary requirements for the Required Loan Documents for any Loan that is to be made to any Person that is not organized under the laws of the United States of America or any State thereof shall be determined at the time that such Loan Documents have been prepared by the Originator and delivered to the Administrative Agent and the Lenders for review.

     (3) Minimum documentary requirements for the Required Loan Documents under which a Letter of Credit under the Credit Agreement is to be issued shall include a requirement that upon acceleration of the Loans under such Loan Documents, or other maturity of such Loans, the respective Obligors shall post cash collateral in the currency of such Letter of Credit in an amount equal to 105% of the face amount of such Letter of Credit.

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EXHIBIT A-3

[reserved]

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EXHIBIT B

FORM OF MONTHLY SERVICER REPORT

[to be attached]

EXHIBIT C

REQUEST FOR RELEASE OF DOCUMENTS

To:	Wells Fargo Bank, National Association
MAC N9328-011
Suite ABS
751 Kasota Ave.
Minneapolis, MN 55414
Attn: Corporate Trust Services – Asset Backed Securities

Re:	Sale and Servicing Agreement, dated as of June 30, 2005, by and among CapitalSource Funding V Trust, as borrower, CS Funding V Depositor Inc., as depositor, CaptialSource Finance LLC, as originator and servicer, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as paying agent, backup servicer and collateral custodian (“Collateral Custodian”)

           In connection with the administration of the Custodial Collateral Files held by you as Collateral Custodian under the above referenced Sale and Servicing Agreement, we request the release of the Custodial Collateral File for the Loan or Asset described below, and further identified on the Addendum annexed hereto:

Account Name:

Account Number:

Reason For Release (Pick One):

Payoff
Foreclosure
Repurchase
Substitution
Servicing

CAPITALSOURCE FINANCE LLC, as Servicer
By:
Name:
Title:

CONFIRMED BY: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

C-1

EXHIBIT D

FORM OF COLLATERAL SCHEDULE (FOR LOANS)

          The Collateral Schedule shall set forth the following information with respect to each Eligible Loan:

A.	General Information

1.	Noteless Loan (yes/no)
2.	Loan Number
3.	Obligor (full legal name)
4.	Four-digit NAIC code
5.	Principal Balance as of the Initial Transfer Date for such Loan
6.	Allocation Percentage
7.	Revolving Loan (yes/no)
8.	If a Revolving Loan, the total commitments in respect of such Revolving Loan held of record by the Originator as of the Initial Transfer Date for such Revolving Loan
9.	Letters of Credit (yes/no)
10.	Foreign Currency Advances permitted (yes/no)
11.	Foreign Currencies allowed:
Canadian Dollars (y/n)
English Pounds Sterling (y/n)
Euros (y/n)

			Original	Copy	Executed	Recorded
B.	Required Loan Documents	Description	(Y/N)	(Y/N)	(Y/N)	(Y/N)

1.	Loan Register
2.	Certificate
3.	Loan Agreement
4.	Collateral Schedule
5.	Participation Agreement (if any)
6.	Acquisition Agreement (if any)
7.	Subordination Agreement (if any)
8.	Intercreditor Agreement (if any)
9.	Security Agreement/Instruments (if any)
10.	UCC Financing Statements (if any)
11.	Guarantee (if any)
12.	Mortgage (if any)
13.	If Mortgage, Assignment of Mortgage
14.	If Mortgage, Assignment of Leases & Rents

D-1

EXHIBIT E-1

FORM OF INITIAL CERTIFICATION

BY FACSIMILE:

JPMorgan Chase Bank, N.A.
270 Park Avenue, 4th Floor
New York, New York 10017-2014

Attention:	Collateral Management Services Group
Telecopy No. (212) 270-4628

Re:	Sale and Servicing Agreement dated as of June 30, 2005 (the “Agreement”), by and among CapitalSource Funding V Trust, CS Funding V Depositor Inc., as Depositor, CapitalSource Finance LLC, as the Originator and Servicer, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Paying Agent, Collateral Custodian and Backup Servicer.

Ladies and Gentlemen:

          In accordance with the provisions of Section 2.05 of the above-referenced Agreement, the undersigned, as the Collateral Custodian, hereby certifies:

     (A) as to each Loan in the Loan List, that it has received by facsimile transmission or in electronic format mutually agreed upon by the parties (i) if such Loan is not identified in such Loan List as Noteless Loan, a copy of the executed Underlying Note endorsed in blank; (ii) if such Loan is identified on the Collateral Schedule as a Noteless Loan, a copy of the related Loan Register acknowledging the Collateral Custodian is the entitlement holder on behalf of the Administrative Agent and the Lenders; and (iii) an executed copy of the Assignment of Mortgage (if set forth on the Collateral Schedule); and

     (B) as to each Asset in the Loan List, that it has received (i) a copy of a schedule identifying the Assets to be sold or transferred by the Originator and (ii) a statement of the Value attributed to such Assets.

          The Collateral Custodian makes no representations as to (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any of the documents contained in each Collateral File or of any of the Collateral or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral.

          The Collateral Custodian hereby confirms that it is holding each such Collateral Document as agent and bailee of, and custodian for the exclusive use and benefit, and subject to the sole direction, of the Administrative Agent pursuant to the terms and conditions of the Agreement.

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          The Collateral Custodian will accept and act on instructions with respect to the Collateral subject hereto upon surrender of this Initial Certification at its office at Sixth Street and Marquette Avenue, N9311-161, Minneapolis, Minnesota 55479.

          Capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Custodian
By:
Name:
Title:

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EXHIBIT E-2

FORM OF FINAL CERTIFICATION

BY FACSIMILE:

JPMorgan Chase Bank, N.A.
270 Park Avenue, 4th Floor
New York, New York 10017-2014

Attention:	Collateral Management Services Group
Telecopy No. (212) 270-4628

Re:	Sale and Servicing Agreement dated as of June 30, 2005 (the “Agreement”), by and among CapitalSource Funding V Trust, CS Funding V Depositor Inc., as Depositor, CapitalSource Finance LLC, as the Originator and Servicer, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Paying Agent, Collateral Custodian and Backup Servicer.

Ladies and Gentlemen:

                    In accordance with the provisions of Section 2.05 of the above-referenced Agreement, the undersigned, as the Collateral Custodian, hereby certifies as to each item of Collateral in the Loan List or Collateral Schedule that it has received the Required Collateral Documents with respect to each item of Collateral identified on the Loan List or Collateral Schedule attached hereto, except for the items described therein as “missing items”. The Collateral Custodian makes no representations as to (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any of the documents contained in each Collateral File or of any of the Collateral or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral.

                    The Collateral Custodian hereby confirms that it is holding each such Collateral Document as agent and bailee of, and custodian for the exclusive use and benefit, and subject to the sole direction, of the Lenders pursuant to the terms and conditions of the Agreement.

                    The Collateral Custodian will accept and act on instructions with respect to the Collateral subject hereto upon surrender of this Final Certification at its office at Sixth Street and Marquette Avenue, N9311-161, Minneapolis, Minnesota 55479.

                    Capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Custodian
By:
Name:
Title:

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EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

[DATE]

JPMorgan Chase Bank, N.A.
270 Park Avenue, 4th Floor
New York, New York 10017-2014

Attention:	Collateral Management Services Group
Telecopy No. (212) 270-4628

Ladies and Gentlemen:

          This Borrowing Base Certificate is delivered to you pursuant to the terms of the Credit Agreement (the “Credit Agreement”), dated as of June 30, 2005, among CapitalSource Funding V Trust, as Borrower, CS Funding V Depositor Inc., as Depositor, CapitalSource Finance LLC (“CapitalSource”), as Originator and Servicer, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions from time to time party thereto as Lenders; and the Sale and Servicing Agreement dated as of June 30, 2005 (the “Sale and Servicing Agreement” and, together with the Credit Agreement, the “Agreements”), by and among CapitalSource Funding V Trust, CS Funding V Depositor Inc., as Depositor, CapitalSource Finance LLC, as the Originator and Servicer, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Paying Agent, Collateral Custodian and Backup Servicer. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreements.

          This Borrowing Base Certificate is being delivered to you pursuant to Section 4.02 of the Credit Agreement and/or Section 2.06 of the Sale and Servicing Agreement or Section 4.04(b)(3) of the Sale and Servicing Agreement. CapitalSource hereby makes the following representations and warranties:

     (1) Attached hereto as Schedule 1 is a true, correct and complete copy of the borrowing base report as of the date hereof (the “Borrowing Base Report”), which sets forth the calculation of the Borrowing Base and all components thereof.

     (2) All of the representations and warranties set forth in Article III of the Sale and Servicing Agreement and in Article III of the Credit Agreement are true and correct as of the date hereof and (if this Borrowing Base Certificate is being delivered pursuant to Section 2.06 of the Sale and Servicing Agreement and/or Section 4.02 of the Credit Agreement) as of the related Transfer Date and/or Credit Extension Date, as applicable.

     (3) If this Borrowing Base Certificate is being delivered pursuant to Section 4.02 of the Credit Agreement, all of the conditions precedent set forth in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied as of the date hereof and will remain satisfied on the related Credit Extension Date.

     (4) If this Borrowing Base Certificate is being delivered pursuant to Section 2.06 of the Sale and Servicing Agreement, all conditions precedent to the related Transfer Date set forth in Section 2.06 of the Sale and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied on the related Transfer Date.

     (5) No Trigger Event has occurred and is continuing.

     (6) Each of the Originator, the Servicer, the Borrower and the Depositor is in compliance with the terms and conditions set forth in the Basic Documents.

          IN WITNESS WHEREOF, the undersigned have executed this Borrowing Base Certificate this ___day of ___, 200_.

CAPITALSOURCE FINANCE LLC, as Originator and Servicer
By:
Name:
Title:

Schedule 1

BORROWING BASE REPORT

[to be attached]

EXHIBIT G

LIST OF INVESTORS

Farallon Capital Management LLC
Madison Dearborn Partners
Farallon Partners
T. Rowe Price Associates
John Delaney
Jason Fish
Franklin Resources
Andrew Fremder
Tully Friedman
Timothy Hurd
Thomas Steyer
Paul Wood

G-1

EXHIBIT H

SECTION 7.02 CERTIFICATION

          I,                                         , am the                                          of CapitalSource Finance LLC, a Delaware limited liability company (the “Company”), and do hereby certify that:

     (i) the Company is in compliance with all provisions and terms of the Sale and Servicing Agreement, dated as of June 30, 2005 (the “Sale and Servicing Agreement”), by and among CapitalSource Funding V Trust, CS Funding V Depositor Inc., as Depositor, CapitalSource Finance LLC as the Originator and Servicer, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as Paying Agent, Collateral Custodian and Backup Servicer;

     (ii) no Event of Default (or, to the Company’s knowledge, any event that with notice or the lapse of time or both, would become an Event of Default) has occurred under the Sale and Servicing Agreement;

     (iii) attached hereto are complete and correct copies of [specify financial statement being delivered pursuant to Section 7.02(x), (y) or (z) of the Sale and Servicing Agreement], each of which has been prepared in accordance with GAAP;

     (iv) the consolidated Tangible Net Worth of the Company is not less than $___;

     (v) the Secured Leverage Ratio of the Company does not exceed ___to 1;

     (vi) the Leverage Ratio of the Company does not exceed ___to 1; and

     (vii) calculations of the Company’s consolidated Tangible Net Worth, Secured Leverage Ratio and Leverage Ratio are set forth on Schedule I attached hereto.

            Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Sale and Servicing Agreement.

            IN WITNESS WHEREOF, I have signed this certificate.

            Date:                                         , 200___

CAPITALSOURCE FINANCE LLC
By:
Name:
Title:

H-1

SCHEDULE I TO SECTION 7.02 CERTIFICATION

[CapitalSource to attach]

H-2